     As filed with the Securities and Exchange Commission on June 28, 1999
                                               Registration No. ________________


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    Form S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                      TICKETMASTER ONLINE-CITYSEARCH, INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                                           7375                                      95-4546874
(State or other jurisdiction of                          (Primary Standard Industrial                      (I.R.S. Employer
incorporation or organization)                           Classification Code Number)                    Identification Number)

                       ----------------------------------
                      790 E. Colorado Boulevard, Suite 200
                           Pasadena, California 91101
                                 (626) 405-0050
   (Address and telephone number of Registrant's principal executive offices)
                       ----------------------------------
                                  Charles Conn
                            Chief Executive Officer
                      Ticketmaster Online-CitySearch, Inc.
                      790 E. Colorado Boulevard, Suite 200
                           Pasadena, California 91101
                                 (626) 405-0050
      (Name, address and telephone number of agent for service of process)
                      -----------------------------------
                                   Copies to:
        Larry W. Sonsini, Esq.                  Eric J. Bock, Esq.
        John T. Sheridan, Esq.                  Cendant Corporation
  WILSON SONSINI GOODRICH & ROSATI              9 West 57th Street
       Professional Corporation               New York, New York 10019
          650 Page Mill Road                       (212) 493-9300
          Palo Alto, CA 94304
            (650) 493-9300
                      ----------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time as the selling stockholders may decide.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                      -----------------------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
        Title of each class of             Amount      Proposed maximum      Proposed maximum
     securities to be registered           to be        offering price           aggregate           Amount of
                                         registered      per share(1)        offering price(1)    registration fee
-------------------------------------------------------------------------------------------------------------------
Common stock, par value                   2,046,574        $22.8125           $46,687,470             $12,980
==================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales price as reported on Nasdaq on June 23, 1999.
                      -----------------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 28, 1999

                               2,046,574 shares



                                     LOGO

                             CLASS B COMMON STOCK
                              ------------------




  The selling stockholders identified in this prospectus are offering up to 2,046,574 shares of Ticketmaster Online-City Search, Inc.'s Class B Common Stock. Ticketmaster Online-CitySearch's stock is traded on the Nasdaq National Market under the symbol "TMCS." The last reported sale price for the Class B Common Stock on the Nasdaq National Market on June 25, 1999 was $25.69 per
                                                                 -----
share. We will not receive any of the proceeds from the sale of shares by the selling stockholders and we are not offering any shares for sale under this prospectus. See "Plan of Distribution" for a description of sales of the shares by the selling stockholders.






                              ------------------



             Investing in the Class B Common Stock involves risks.

                    See "Risk Factors" beginning on page 7.



                              ------------------




     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is _____________, 1999

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to "Ticketmaster Online-CitySearch," "we," "us" and "our" refer to Ticketmaster Online-CitySearch, Inc. and its subsidiaries.

                              -------------------

                               TABLE OF CONTENTS

                                                                                                            Page
                                                                                                          --------
Summary................................................................................................       3
Risk Factors...........................................................................................       7
Special Note Regarding Forward-Looking Statements......................................................      26
Use of Proceeds........................................................................................      28
Price Range of Common Stock............................................................................      28
Dividend Policy........................................................................................      28
Capitalization.........................................................................................      29
Selected Financial Data................................................................................      30
Management's Discussion and Analysis of Financial Condition and Results of Operations..................      33
Business...............................................................................................      42
Management.............................................................................................      55
Principal and Selling Stockholders.....................................................................      66
Plan of Distribution...................................................................................      72
Certain Transactions...................................................................................      73
Description of Capital Stock...........................................................................      76
Shares Eligible for Future Sale........................................................................      81
Legal Matters..........................................................................................      81
Experts................................................................................................      81
Where You Can Find More Information....................................................................      82
Index to Financial Statements..........................................................................     F-1

                              -------------------

     We own the CitySearch logo, Match.com and the Match.com logo trademarks. We are the exclusive licensee in our field of use of the trademark "CitySearch," a registered trademark of a third party. "Ticketmaster" is a registered United States trademark of Ticketmaster Corp. The Ticketmaster Online logo is a registered United States service mark of Ticketmaster Corp. This prospectus also includes trademarks owned by other companies.

                                    SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the Financial Statements and Notes, before deciding to invest in our common stock.

     We have combined CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. CitySearch was incorporated in September 1995 and launched its first local city guide in May 1996. Ticketmaster Online was formed in 1993 to administer the online business of Ticketmaster Corp. and began selling live event tickets and related merchandise online in November 1996. Prior to the merger, Ticketmaster Online was operated as a wholly-owned subsidiary of Ticketmaster Corporation, a leading provider of live event automated ticketing services in the United States. We are integrating our local CitySearch city guides with our Ticketmaster Online live events ticketing and merchandising distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets and related merchandise on the Web for live events in 44 states and in Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. Subject to specific limitations, Ticketmaster Online is the exclusive agent for Ticketmaster Corp. for the online sale of tickets to live events presented by Ticketmaster Corp.'s clients.

     We intend to accelerate the expansion of different versions of the CitySearch city guides into new local territories in part by working closely with Ticketmaster Corp.'s local offices. We include selected CitySearch editorial content on the Ticketmaster Online Web site, thereby providing additional information to assist purchasing decisions. We believe that by expanding our branded network of local city guides and increasing the sales of tickets sold online, our Web sites will increasingly attract local, regional and national advertisers and local consumers seeking to transact on our Websites. We have recently expanded our Internet offerings by purchasing CityAuction, Inc., an online person-to-person auction company, and Match.com, Inc., a leading online personals company. We have also agreed to purchase Web Media Ventures LLC (d/b/a One and Only Network), another leading online personal company which also operates one of the largest affiliate programs on the Internet.

     We have two classes of authorized Common Stock outstanding, Class A Common Stock and Class B Common Stock. On December 2, 1998, we filed a Registration Statement on Form S-1 for 8,050,000 shares of Class B Common Stock. As of June 9, 1999, there were approximately 62,395,683 shares of Class A Common Stock outstanding and approximately 10,288,584 shares of Class B Common Stock outstanding. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Except as otherwise required by applicable law, each share of Class A Common Stock entitles its holder to 15 votes and each share of Class B Common Stock entitles its holder to one vote on all matters submitted to a vote or for the consent of stockholders. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote or for the consent of stockholders. We have also authorized Class C Common Stock which is nonvoting and of which no shares are issued and outstanding.

     We are currently a direct, non-wholly-owned subsidiary of Ticketmaster Corporation, an Illinois corporation, which is an indirect, wholly-owned subsidiary of USA Networks, Inc., a Delaware corporation, which is referred to in this prospectus as USAi. USAi beneficially owns 42,480,143 shares of Class A Common Stock, or approximately 68.1%, of our total outstanding Class A Common Stock, representing approximately 67% of the total voting power of the outstanding Common Stock.

     Our principal executive offices are located at 790 E. Colorado Boulevard, Suite 200, Pasadena, California 91101, and our telephone number at that address is (626) 405-0050.

Ticketmaster Online-CitySearch Merger

     On September 28, 1998, pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated August 12, 1998, by and among CitySearch, Inc., USAi, Ticketmaster Group, Ticketmaster Corp., a wholly-owned subsidiary of Ticketmaster Group, Ticketmaster Multimedia Holdings, Inc. (Ticketmaster Online), and a wholly-owned merger subsidiary of CitySearch, the merger subsidiary was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly- owned subsidiary of CitySearch.

Recent Developments

Acquisition of CityAuction, Inc.

     On March 29, 1999, we completed the acquisition of CityAuction Inc., a person-to-person online auction community. In connection with the acquisition, we issued an aggregate of 793,726 shares of our Class B Common Stock for all the outstanding capital stock of CityAuction. A portion of these shares are being offered pursuant to this prospectus by certain of the selling stockholders. The acquisition was accounted for using the purchase method of accounting which resulted in $28.2 million of goodwill that will be amortized over five years.

Acquisition of Match.com, Inc.

     On June 14, 1999, we completed the acquisition of Match.com, Inc., an Internet personals company. In connection with the acquisition, we issued 1,924,777 shares of Class B Common Stock to the former owners of Match.com. These shares are being offered pursuant to this prospectus by one of the selling stockholders. The acquisition was accounted for using the purchase method of accounting which resulted in approximately $47.5 million of goodwill that will be amortized over five years.

Pending Acquisition of One and Only

     On June 10, 1999, Ticketmaster Online-CitySearch, Web Media Ventures, LLC, a Texas limited liability company (d/b/a One & Only Network), William Bunker, David Kennedy and Glenn Wiggins entered into a Reorganization Agreement pursuant to which we will purchase all the outstanding units of One & Only for shares of our Class B Common Stock. One & Only is an Internet personals company distributing its services through a network of affiliated Internet sites. The Company has the option to pay cash or issue shares of Class B Common Stock in exchange for all of the One & Only units. The initial target purchase price for the One & Only units is $40.6 million of the Company's Class B Common Stock, of which $30 million of Class B Common Stock is payable upon the closing of the transaction and $2,195,000 of Class B Common Stock is payable in two quarterly installments with the remainder of the target purchase price due 270 days after the closing of the transaction. The target purchase price is subject to a 10% increase or decrease based on, among other things, the achievement of certain 1999 calendar revenue targets of One & Only. The number of shares of Class B Common Stock to be issued in the acquisition will be determined by dividing the average closing price of the Class B Common Stock shortly before the closing of the acquisition and shortly before each subsequent payment date into the portion of the purchase price, as adjusted, currently payable subject to certain minimum and maximum share prices. The final purchase price to be recorded will also depend on the price of the Class B Common Stock at the date of closing. The closing of the acquisition is subject to several conditions, including but not limited to the effectiveness of a registration statement to be filed by Ticketmaster Online-CitySearch with respect to the Class B Common Stock to be issued in the transaction. The acquisition will be accounted for using the purchase method. We expect that the acquisition will result in additional goodwill in an amount approximating the purchase price that we will amortize over a period of five years.

The Offering


Class B Common Stock to be offered by the selling stockholders                2,046,574 shares
Common Stock to be outstanding after the offering:
Class A Common Stock........................................................  62,395,683 shares
Class B Common Stock........................................................  10,288,584 shares
   Total Common Stock.......................................................  72,684,267 shares
Use of proceeds.............................................................  We will not receive any proceeds from the sales of Class B Common
                                                                              Stock by the selling stockholders.
                                                                              See "Use of Proceeds."
Nasdaq National Market Symbol...............................................  TMCS

     The information concerning outstanding Common Stock above is as of June 9, 1999 and does not include the 1,924,277 shares of Class B Common Stock issued by Ticketmaster Online--Citysearch on June 14, 1999 in connection with the acquisition of Match.com. The information also assumes no sales of Class A
Common Stock subsequent to June 9, 1999. Each share of Class A common stock automatically converts into one share of Class B common stock upon transfer. See
"Description of Capital Stock."


Unless otherwise stated, all information contained in this prospectus excludes:

(1) 2,656,811 shares of Class A Common Stock issuable upon the exercise of options outstanding at June 9, 1999 at a weighted average price of $5.16 per share under the 1996 Stock Plan;

(2) 728,612 shares of Class B Common Stock issuable upon the exercise of options outstanding at June 9, 1999 at a weighted average price of $21.52 per share under the 1998 Stock Plan; and

(3) an aggregate of 4,270,700 shares of Class B Common Stock available for future grant or issuance as of March 31, 1999 under the 1998 Stock Plan and the Purchase Plan. See "Management - Employee Benefit Plans."

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

     The summary financial data below as of December 31, 1998 and the eleven months ended December 31, 1998 are derived from the audited financial statements of Ticketmaster Online-CitySearch, Inc. The summary financial data presented below for the year ended January 31, 1998, are derived from audited Financial Statements of Ticketmaster Online as the predecessor entity. The statements of operations data for the three-month periods ended March 31, 1998 and 1999 and the balance sheet data at March 31, 1999 are derived from unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Ticketmaster Online-CitySearch, Inc.'s results of operations for such periods and financial condition at such date. The results of operations for the three-months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year or future periods. The selected Ticketmaster Online-CitySearch, Inc. financial data set forth below are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of Ticketmaster Online-CitySearch, Inc. and Notes thereto included elsewhere in this report.

                                                                                                          Three Months Ended
                                                                    Year Ended        Eleven Months     -----------------------
                                                                     January              Ended           March 31,    March 31,
Consolidated Statements of Operations Data:                         31, 1998        December 31, 1998       1998        1999(1)
                                                                  -------------    ------------------   ------------  ---------
   Revenues:
        Ticketing operations....................................        $ 5,972             $  15,743     $ 2,237     $   9,386
        Sponsorship and advertising.............................          3,933                 6,754         917         1,032
        City guide and related..................................             --                 5,376          --         5,553
                                                                        -------             ---------     -------     ---------
           Total revenues.......................................          9,905                27,873       3,154        15,971
   Costs and expenses:
        Ticketing operations....................................          3,522                 9,842       1,377         6,851
        City guide and related..................................             --                 4,021          --         4,607
        Sales and marketing.....................................            490                 6,834         225         6,200
        Research and development................................             --                 1,728          --         1,933
        General and administrative..............................          1,719                 3,495         515         3,287
        Amortization of goodwill................................             --                16,275          --        11,976
                                                                        -------             ---------     -------     ---------
           Total costs and expenses.............................          5,731                42,195       2,117        34,854
                                                                        -------             ---------     -------     ---------
   Income (loss) from operations................................          4,174               (14,322)       1037       (18,883)
   Interest income, net.........................................             --                    54          --         1,200
                                                                        -------             ---------     -------     ---------
   Income (loss) before provision for income taxes..............          4,174               (14,268)       1037       (17,683)
   Income taxes provision.......................................          1,827                 2,951         452            57
                                                                        -------             ---------     -------     ---------
   Net income (loss)............................................        $ 2,347             $ (17,219)    $   585     $ (17,740)
                                                                        =======             =========     =======     =========
   Basic and diluted net income (loss) per share(2).............        $  0.06             $   (0.38)    $  0.02     $   (0.25)
                                                                        =======             =========     =======     =========
   Shares used to compute basic and diluted net income loss(2)..         37,238                45,201      37,238        71,555
                                                                        =======             =========     =======     =========

                                                                                                  December 31, 1998  March 31, 1999
                                                                                                 ------------------ ----------------
Balance Sheet Data:
 Cash and cash equivalents...................................................................    $        106,910   $      99,284
 Working capital.............................................................................             100,691          94,175
 Total assets (3)............................................................................             416,725         426,416
 Stockholders' equity........................................................................             403,588         413,345

       -------------------------------

     (1) Includes the operating results of CitySearch from September 29, 1998 to December 31, 1998 as a result of the merger of Ticketmaster Online and CitySearch. The eleven month period reflects our change in year end to December 31 from January 31. Comparable amounts for the prior period are not presented because as a result of the merger and our continuing growth, such presentation would not be considered meaningful.

     (2) Basic and diluted net income (loss) per share is based on the weighted average number of outstanding Class A and Class B Common Stock shares for the eleven months ended December 31, 1998 and three months ended March 31, 1999. For the three months ended March 31, 1998 and the year ended January 31, 1998 the calculation is based on the number of shares of City Search Common Stock exchanged in the merger with Ticketmaster Online.

     (3) Total assets at December 31, 1998 reflect $299.6 million of goodwill, net of accumulated amortization of $16.3 million resulting from the merger of Ticketmaster Online and CitySearch and USAi's acquisition of all of the outstanding equity of Ticketmaster Group in June 1998 and USAi's acquisition of 1,997,502 shares of Class A Common Stock for $17.2 million in a tender offer completed in November 1998. Total assets at March 31, 1999 reflect $315.9 million of goodwill, net of accumulated amortization of $28.3 million resulting from the transaction previously mentioned in addition to an aggregate of $28.2 million of goodwill associated with the acquisition of CityAuction.

                                 RISK FACTORS



     An investment in this Class B Common Stock offering is very risky. You should carefully consider the following risk factors in addition to the remainder of this prospectus before purchasing the Class B Common Stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Many factors, including those described below, may cause actual results to differ materially from anticipated results.

We Have A History Of Losses, We Expect Future Losses And We Cannot Assure You That We Will Achieve Or Maintain Profitability

     We incurred net losses of $17.2 million and $17.7 million for the eleven months ended December 31, 1998 and the three months ended March 31, 1999, respectively. We expect to expend significant financial and management resources on the roll-out of our service in new CitySearch owned and operated and partner-led markets, site and content development on our CitySearch.com, CityAuction.com, Match.com and Ticketmaster.com sites, integration of the CitySearch, CityAuction, Match.com and Ticketmaster Online services, strategic relationships, technology and operating infrastructure. As a result, we expect to incur significant additional losses and continued negative cash flow from operations for the foreseeable future.

     We believe that our future profitability and success will depend in large part on, among other things:

         . our ability to generate sufficient revenues from online ticketing, online auctions, sales of our Web sites to businesses and from the licensing of our technology and business systems to partners setting up our services in partner-led markets;

         . the ability of Ticketmaster Corp. to maintain existing relationships and enter into new relationships with live event venues, sports franchises, promoters and other clients for which it sells live event tickets;

         . the ability of Ticketmaster Corp. to obtain or retain for us the right to sell live event tickets and related merchandise online;

         . our ability to effectively maintain existing relationships with our media partners;

         . our ability to successfully enter into new strategic relationships for distribution and increased usage of our services;

         .     our ability to provide superior customer service;

         . our ability to continue to develop and upgrade our technologies and commercialize our services incorporating these technologies;

         . and our ability to generate sufficient online traffic and sales volume to achieve profitability.

     As a result of the merger of Ticketmaster Online and CitySearch in September 1998, we recorded a significant amount of goodwill which will adversely affect our earnings and profitability for the foreseeable future. We recorded an aggregate of $315.9 million of goodwill and other intangibles, $154.8 million of which related to the transaction in which Ticketmaster Group, Inc. became a wholly-owned subsidiary of USAi, and is to be amortized through 2008, and $161.1 million of which related directly to the merger of Ticketmaster Online and CitySearch and is to be amortized through 2003. In addition, our acquisitions of CityAuction and Match.com resulted in an aggregate of $83.6 million in goodwill which will be amortized through 2004. Our proposed acquisition of One and Only would result in additional goodwill of approximately $40.7 million, assuming the final purchase price is in the middle of the range, which will be amortized through 2004. To the extent the amount of recorded goodwill is increased or we have future losses and are unable to demonstrate our ability to recover the amount of goodwill recorded during these time periods, the period of amortization could be shortened, which may further increase annual amortization charges. In this case, our business, financial condition and results of operations could be materially and adversely affected.

     Furthermore, we completed our initial public offering in December 1998 and have a limited history as a company with public reporting obligations. We are hiring additional management personnel and are expanding our operating systems to address these reporting obligations. To the extent these expenditures precede and are not subsequently followed by increased revenues, our business, financial condition and results of operations could be materially and adversely affected.

Our Online Ticketing Service Is Dependent Upon Our Relationship With Ticketmaster Corp.

     In connection with the merger of CitySearch and Ticketmaster Online, Ticketmaster Online, Ticketmaster Corp. and USAi entered into a license agreement which designates, subject to certain limitations, Ticketmaster Online as Ticketmaster Corp.'s exclusive agent for online live event ticket sales and as its non-exclusive agent for the online sale of merchandise.

     For the foreseeable future, we anticipate that a majority of our revenues will be derived from the online sale of tickets. We also expect that we will continue to derive a substantial portion of our revenues from per ticket convenience charges and per order handling charges paid by consumers in connection with online purchases of tickets to live events presented or promoted by clients of Ticketmaster Corp. We do not have contractual relationships with the entities for which our Ticketmaster Online service sells tickets as Ticketmaster Corp.'s agent and we are restricted under the license agreement from having such relationships, whether with current Ticketmaster Corp. clients or its potential clients. Accordingly, our future revenues and business success are dependent on Ticketmaster Corp.'s ability to maintain and renew relationships with its existing clients and to establish relationships with additional clients.

     For the year ended December 31, 1998, Ticketmaster Corp. processed ticket sales for over 3,750 clients. Approximately 20% of Ticketmaster Corp.'s client contracts are subject to renewal each year. We are dependent upon Ticketmaster Corp.'s ability to enter into and maintain client contracts on terms that are favorable to Ticketmaster Corp. and our Ticketmaster Online service. There can be no assurance that Ticketmaster Corp. will be able to enter into or maintain client contracts on such terms.

     All of our online ticket sales are processed through Ticketmaster Corp.'s systems. Under the license agreement, Ticketmaster Corp. is generally obligated to provide order fulfillment services at least at the same level as such services were generally provided as of the date of the license agreement. The license agreement obligates Ticketmaster Corp. to process a specified number of tickets sold online each year through December 31, 2001. As a result, our future online ticketing revenues are dependent upon Ticketmaster Corp.'s ability to process online ticket sales in an accurate and timely manner. While we believe that, due to our perpetual right to serve as Ticketmaster Corp.'s exclusive agent for online live event ticket sales, Ticketmaster Corp. has a substantial interest in its relationship with us, there can be no assurance that Ticketmaster Corp. will provide fulfillment services to us in excess of the requirements of the license agreement and, in particular, after December 31, 2001.

     Our ability to generate ticket and merchandise sales on our Ticketmaster Online Web sites is also dependent in part on Ticketmaster Corp.'s ability to maintain and enhance the Ticketmaster brand name. Any failure on the part of Ticketmaster Corp. to maintain its existing base of clients, to establish relationships with new clients upon terms favorable to our Ticketmaster Online service, to obtain or retain for us the right to sell tickets and merchandise online for Ticketmaster Corp.'s clients, to process our online ticket sales in a timely and accurate manner or at levels necessary to support our business or to maintain and enhance the Ticketmaster brand name would have a material adverse effect on our business, financial condition and results of operations.

We Are Controlled By USAi

     We are currently a direct, majority-owned subsidiary of Ticketmaster Corp., which is an indirect wholly-owned subsidiary of USAi. As of June 9, 1999, USAi owned approximately 68% of our total outstanding Class A Common Stock, representing approximately 67% of the total voting power of our total outstanding common stock. As a result of its ownership of Class A Common Stock, USAi generally has the ability to control the outcome of any matter submitted for the vote or consent of our stockholders, except where a separate vote of the holders of Class B Common Stock is required by Delaware law. Subject to applicable Delaware law, USAi is generally not restricted with regard to its ability to control the election of our directors, to cause the amendment of our Amended and Restated Certificate of Incorporation, or generally to exercise a controlling influence over our business and affairs. This control relationship may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of the Class B Common Stock.

     Subject to applicable Delaware law, USAi could elect to sell all or a substantial portion of its equity interest in us to a third party, which would represent a controlling or substantial interest in us, without offering to our other stockholders the opportunity to participate in such a transaction. In the event of a sale of USAi's interest to a third party, that third party may be able to control us in the manner that USAi is able to control us, including the ability to control the election of directors.

     USAi is currently controlled by Barry Diller, who is also a director of our company. Mr. Diller is the Chairman and Chief Executive Officer of USAi. Under stockholder and governance agreements with Liberty Media and Universal Studios, two other significant USAi stockholders, Mr. Diller generally has the right to control the outcome of any matter requiring the approval of USAi stockholders, other than with respect to specified fundamental changes relating to USAi or its subsidiaries. To engage in these fundamental changes, the approval of each of Mr. Diller, Liberty Media and Universal Studios is generally required. Copies of the governance and stockholders agreements among USAi, Universal Studios, Liberty Media and Mr. Diller have been filed with the Securities Exhange Commission as Appendices B and C, respectively, to USAi's Definitive Proxy Statement, dated January 12, 1998 and are available from the SEC. Mr. Diller does not have an employment agreement with USAi, although he has been granted options to purchase a substantial number of shares of USAi common stock. The vesting of the unvested portion of these options, which should occur in the next two years, is conditioned on Mr. Diller remaining at USAi. If Mr. Diller no longer serves in his positions at USAi, generally Universal Studios and Liberty Media will be able to control USAi. Any change in the governance, management, operations or business of USAi could have a material adverse effect on our relationship with USAi and Ticketmaster Corp., and could materially and adversely affect our business, financial condition and results of operations.

Conflicts Of Interest May Arise Between Our Company And USAi

     Conflicts of interest may arise between us, including our Ticketmaster Online service, on the one hand, and USAi and its affiliates, including Ticketmaster Corp., on the other hand, in areas relating to past, ongoing and future relationships and other matters. These also include:

     .    corporate opportunities;

     .    indemnity arrangements;

     .    tax and intellectual property matters;

     .    potential acquisitions or financing transactions;

     . sales or other dispositions by USAi of shares of the our Class A Common Stock held by it; and

     . the exercise by USAi of its ability to control our management and affairs.

     These conflicts also may include disagreements regarding our license agreement with Ticketmaster Corp., including possible amendments to, or waivers of provisions of, the agreement. Due to USAi's ability to control our board of directors and subject to Delaware law, USAi may be able to effect amendments without seeking the approval of any other party. These amendments, modifications or waivers may adversely affect our business, financial condition and results of operations.

     Ownership interests of our directors or officers in the USAi Common Stock, or service as both a director or officer of us and a director, officer or employee of USAi, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and USAi. Several of the members of our board of directors are also directors, officers or employees of USAi.

     In addition, USAi is engaged in a diverse range of media and entertainment-related businesses, including businesses engaged in electronic and online commerce including Home Shopping Network and its USA Interactive business.
These businesses may have interests that conflict or compete in some manner with our businesses. Subject to applicable Delaware law, USAi is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with us except as expressly provided by our license agreement with Ticketmaster Corp. Our Amended and Restated Certificate of Incorporation also includes provisions which provide that:

         . USAi shall have no duty to refrain from engaging in the same or similar activities or lines of our business, thereby competing with us;

         . USAi, its officers, directors and employees shall not be liable to us or our stockholders for breach of any fiduciary duty by reason of any activities of USAi in competition with us; and

         . USAi shall have no duty to communicate or offer corporate opportunities to us and shall not be liable for breach of any fiduciary duty as a stockholder of us in connection with these opportunities, provided that the relevant procedures set forth in the Amended and Restated Certificate of Incorporation are followed.

     There can be no assurance that any conflicts that may arise between us and USAi, any loss of a corporate opportunity to USAi that might otherwise be available to us, or any engagement by USAi in any activity that is similar to our businesses will not have a material adverse effect on our business, financial condition and results of operations or our other stockholders.

USAi May Sell A Significant Portion Of Our Common Stock That It Owns Which Could Adversely Effect The Price Of Our Stock

     Subject to applicable federal securities laws, USAi may sell a significant portion of the shares of Class A Common Stock beneficially owned by it or distribute any or all of its shares of Class A Common Stock to its stockholders. At June 9, 1999, USAi's holdings represented approximately 68% of the outstanding Class A Common Stock, representing approximately 67% of the voting power of our total outstanding common stock. Pursuant to our Amended and Restated Certificate of Incorporation, each share of Class A Common Stock will generally be converted automatically into one share of Class B Common Stock upon any transfer by the initial registered holder. Any sales or distributions by USAi of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that these sales or distributions could occur, could adversely affect the prevailing market prices for the Class B Common Stock. USAi is not subject to any obligation to retain any portion of its controlling interest in us.

     Our Future Operations Depend On The Successful Integration Of Our Component Companies

     Before the transactions that combined CitySearch and Ticketmaster Online, these companies operated independently and Ticketmaster Online operated as a wholly-owned subsidiary of Ticketmaster Corp. and USAi. CityAuction and Match.com also operated independently prior to their acquisition by us. Our future success will depend to a significant extent on the efficient, effective and timely integration of the operations of these companies. This integration includes the combination of different business models, different technologies and personnel with different expertise and backgrounds and the development of services in which CitySearch's local content, CityAuction's auction functionality, Match.com's Internet personals technology and Ticketmaster Online's live event-specific content and transactional capabilities are integrated with each other. To the extent we close additional acquisitions such as One and Only, we will need to integrate those companies as well.

     We are also evaluating our existing technologies and our ability to support the expanded range of products and services we are expected to offer. We are currently linking the Ticketmaster Online ticketing service more closely with some of our CitySearch city guides and promoting CityAuction's and Match.com's services throughout the city guides. We have not executed this integration in the past, and this integration could require adaptation of existing technologies or development of new technologies. There can be no assurance that we will be able to coordinate either operational or technological integration effectively or efficiently with these entities. If we do not effectively accomplish the integration of the companies' operations or lose any key employees from these companies, our business, financial condition and results of operations could be materially and adversely affected.

We May Have Future Capital Needs And May Not Be Able To Obtain Additional Financing On Acceptable Terms

     We expect to continue to experience significant negative cash flow from operations for the foreseeable future. USAi has no obligation or agreement to provide any future capital or other funding to us. We may be required to raise additional funds at some point in the future. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to our stockholders or us. If this financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our Future Revenues Are Difficult To Predict And We Expect Our Operating Results To Fluctuate

     As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our future revenues. Our current and future expense levels are based predominantly on our operating plans and estimates of future revenues and are to a large extent fixed. For example, the CitySearch business model, particularly in our owned and operated markets, requires significant staffing to develop content and to create and maintain relationships with small- and medium-size businesses. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, financial condition and results of operations. Furthermore, we currently intend to increase our operating expenses to roll out our CitySearch service in new markets, to fund increased sales and marketing and customer service operations, to further develop our technology infrastructure, to integrate our local content with the event-specific content and transactional capabilities of our Ticketmaster Online service and to broaden our management personnel. To the extent these expenses precede or are not subsequently followed by increased revenues, our operating results will fluctuate and net anticipated losses in a given quarter may be greater than expected.

     We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our operating results include, but are not limited to:

         . Ticketmaster Corp.'s ability to maintain and increase the number of clients for which it provides online ticketing services;

         . the ability of our partners to meet roll-out schedules for CitySearch city guide services;

         . the timing and amount of license and royalty payments from our partners;

         . our ability to increase the volume of online ticket sales through the Ticketmaster Online Web site;

         . our ability to offer our online ticketing services through our city guides in our partner-led markets on terms acceptable to us;

         . our ability to increase the number of users of the CityAuction service and revenues generated from auctions;

         . our ability to retain existing business customers, attract new business customers at a steady rate and maintain customer satisfaction;

         . the timing and volume of new business Web site orders and our capacity to meet such orders;

         . our ability to maintain or increase current rates of sales productivity;

         . the announcement or introduction of new or enhanced sites and services by us or our competitors;

         .     the amount of traffic on our online sites;

         .     the amount of expenditures for online advertising by businesses;

         . the level of use of the Web and online services and consumer acceptance of the Internet for services such as those offered by us;

         . our ability to upgrade and develop our systems and attract personnel in a timely and effective manner;

         . the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure, technical difficulties, system downtime or Internet brownouts;

         . political or economic events affecting the cities in which we operate; and

         .     general economic conditions.

     Unfavorable changes in any of the above factors could adversely affect our revenues, gross margins and results of operations in future periods. In addition, we derive a majority of our Ticketmaster Online revenues directly or indirectly from the sale of tickets and related merchandise for live entertainment, sporting and leisure events and this revenue is directly affected by the popularity, frequency and location of these events. Factors affecting the demand for and attendance of these events include general economic conditions, consumer trends and work stoppages. Any occurrence or condition that results in decreased attendance or demand for these entertainment, sporting and leisure events would likely have a material adverse effect on our business, financial condition and results of operations.

     As a result of the foregoing, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. The foregoing factors are largely unpredictable and our quarterly results of operations may be below the expectations of public market analysts or investors in some future period.

We Compete In New And Emerging Markets And Our Services May Not Gain Widespread Acceptance In These Markets

     The markets for our services have only recently begun to develop, are rapidly evolving and are characterized by a number of entrants that have introduced or plan to introduce competing services. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. It is therefore difficult to predict the size and future growth rate, if any, of these markets.

     There can be no assurance that the markets for our services will develop or that demand for our services will emerge or become economically sustainable. For example, the success of our Ticketmaster Online service will depend on the willingness of consumers to purchase tickets to live events and related merchandise online and our ability to significantly increase online traffic and sales volume. The success of the CityAuction service will depend, in part, on users' willingness to post and purchase goods or services online. The success of Match.com's service will depend on the willingness of single adults to subscribe to online dating services. The success of CitySearch's city guide service will depend, in part, on the willingness of local businesses to pay for custom business Web sites developed by us and to retain the service, which in turn may depend on the popularity of the guides to consumers and on the actual or perceived revenues attributable to the services. If the markets for our services fail to develop or develop more slowly than anticipated or we are not successful in gaining widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.

Our Turnover Rate Of Business Customers For the CitySearch Service Is Higher Than We Initially Had Anticipated And, If It Does Not Improve, Our CitySearch Service Will Suffer

     The turnover rate of business customers using our CitySearch service has been higher than we had anticipated, and we cannot provide assurance that turnover rates will decrease and will not in the future materially and adversely affect our business, financial condition and results of operations. Specifically, the turnover rate has been higher than we expected due to several factors, including:

         . our early belief that our services would be suited to a broader base of business customers;

         . the challenges of proving advertising value to a broad range of small businesses that may not have significant experience with online services;

         . our continuing refinements to our sales, production and customer service processes to meet the needs of our business customers; and

         . our initial underestimation of the need for continuous marketing support of our business customers.

     We cannot provide assurance that businesses will elect to outsource the design, development and maintenance of their Web sites to services such as CitySearch. Businesses may elect to perform such tasks internally, particularly if third-party providers of such services prove to be unreliable, ineffective, too expensive or if software companies offer user-friendly and cost-effective tools for such purpose. In the event that a significant number of businesses internalize tasks, our business, financial condition and results of operations could be materially and adversely affected.

We Depend On The Continued Growth Of Online Commerce

     Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Web and online services as an effective medium of commerce by consumers. The rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon. There can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Web and online services as a medium of commerce, particularly for purchasing tickets to live events and related merchandise.

     Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty, and there are relatively few proven services and products to date. The development of the Web and online services as a viable commercial marketplace is subject to a number of factors, including:

         . continued growth in the number of Internet users and users of such services;

         .    concerns about transaction security;

         . continued development of the necessary technological infrastructure; and

         .    the development of complementary services and products.

     If the Web and online services do not become a viable commercial marketplace, our business, financial condition and results of operations would be materially and adversely affected.

The Success Of Our CitySearch Service Depends On Establishing And Maintaining Strategic Relationships with Local Media Companies

     An important element of our current business strategy with respect to the CitySearch service is to enter into agreements with local media companies to establish and support city guides. We have entered into, and intend to enter into, agreements with media companies to address opportunities. In these "partner-led" markets, we develop and design a city guide for local media companies and license certain intellectual property to these companies in exchange for certain up-front and continuing license payments and royalty payments. These royalty payments are based on the amount of revenues generated by these companies through the partner-led city guides. We currently anticipate that royalty payments from these agreements will constitute an increasing portion of our revenues in future periods. Accordingly, our success will depend in large part upon the ability of our partners to timely launch city guides in partner-led markets and the extent to which these partners are able to generate revenue through their city guides.

     Under the terms of our agreements with our media company partners, we have very limited control over the amount of time and financial resources that a partner devotes to the launch of a city guide or over the day-to-day operations and management of the city guide, including the marketing and sale of business Web sites to potential business customers. For example, one of our partners did not launch our city guide in accordance with our initial expectations, thereby delaying revenues subject to royalty payments payable to us.

     Some of our agreements also grant exclusivity in certain territories. There can be no assurance that our partners that are in the process of developing new city guides or future partners will launch their sites in a timely manner, or at all, or that if launched, such sites will generate revenues consistent with our expectations. Furthermore, we are unable to accurately forecast our revenues to be derived from these agreements with the partners. The exclusivity provisions in some of our agreements also place certain limitations on our ability to license our intellectual property to other partners. There also can be no assurance that we will successfully enter into partnerships with media companies in additional cities with respect to the CitySearch service. In addition, some of our agreements with our media company partners may be terminated for failure to meet performance criteria. Any failure by one of our proposed partner-led city guides to launch in a timely manner or by one of our existing partner-led city guides to generate sufficient revenues, or a failure by us to enter into or to renew agreements with media company partners on terms favorable to us or early termination of certain existing agreements could have a material adverse effect on our business, financial condition and results of operations.

     We have entered into a license and services agreement with Classified Ventures, pursuant to which we license elements of our technology and business systems to Classified Ventures and provide services in automotive and real estate classified advertising categories. We receive significant revenues from licensing and service fees under this agreement. Under this agreement, we are restricted from entering into certain classified advertising markets and from licensing our technology and business systems to competitors of Classified Ventures. In addition, this agreement may be terminated by the parties prior to the period that the shares of Class B Common Stock offered pursuant to this Prospectus are sold. Our failure to meet certain milestones under this agreement, early termination of this agreement or our inability to compete with Classified Ventures or to license technology to competitors of Classified Ventures may have a material adverse effect on our business, financial condition and results of operations.

     In our owned and operated markets, we have entered into co-promotion or distribution agreements with a number of television, radio, print media and online companies. Some of these agreements are of a short duration and there can be no assurance that our co-promotion or distribution partners with respect to the CitySearch business will not terminate their agreements with us or that we will secure additional co-promotion or distribution partners in the future which could have a material adverse effect on our business, financial condition and results of operations.

Our Ticketmaster Online Service Also Relies On Strategic Relationships

     Our Ticketmaster Online service is to an extent dependent on its and Ticketmaster Corp.'s relationships with certain strategic partners relating to the sharing of certain Ticketmaster Online Web site and user links. We hope to derive significant benefits, including increased revenues and consumer awareness, from these relationships. The arrangements also include, in certain cases, non-competition provisions that restrict our ability to engage in similar activities on our own or with other partners. There can be no assurance that these relationships will continue, that the relationships will be successful in any respect or that we will be able to find suitable additional or replacement strategic partners. The failure of these relationships could have a material adverse effect on our business, financial condition and results of operations.

A Shortage of Trained Sales Personnel Would Limit Our Ability To Sell Our
Services

    We currently derive and, for the foreseeable future, intend to derive a substantial portion of our revenues from sales of business Web sites to local businesses in markets in which we own and operate CitySearch city guides. We depend on our direct sales force to sell business Web sites in these markets. The creation of new revenue from CitySearch's city guide service and our roll-out in additional cities requires the services of a highly trained sales force working directly for us. Accordingly, a shortage in the number of trained salespeople could limit our ability to sell business Web sites as we roll out our service in new cities or to maintain or increase our number of business customers in cities in which we already operate. We have in the past and expect in the future to experience a high rate of turnover in our direct sales force. There can be no assurance that turnover will not increase in the future or have a material adverse effect on our sales, which could have a material adverse effect on our business, financial condition and results of operations.

     In addition, we currently derive a portion of our Ticketmaster Online revenues from the sale of banner advertising and sponsorships. A shortage in the number of trained salespeople could limit our ability to sell additional banner advertising or sponsorships or renew existing sponsorship or advertising relationships, which could have a material adverse effect on our business, financial condition and results of operations.

We Depend On Key Personnel And Need To Hire Additional Qualified Personnel

     Our success depends to a significant degree upon the continued contributions of our executive management team, including Charles Conn, our Chief Executive Officer. The loss of the services of Mr. Conn or other members of our management team could have a material adverse effect on our business, financial condition and results of operations. In addition, the Ticketmaster Online service has been managed historically by the management of Ticketmaster Corp. Our success will depend upon a successful completion of the transition of the Ticketmaster Online management responsibility to our senior management team.

     Our employees, including our senior officers, may voluntarily terminate their employment with us at any time, and competition for qualified employees is intense. Our success also depends upon our ability to attract and retain additional highly qualified management, technical and sales and marketing personnel. The process of locating and hiring such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

We Must Maintain and Promote Our Brands To Be Successful

     We believe that maintaining and promoting the CitySearch brand and, to a lesser extent, the CityAuction and Match.com brands, are critical to our efforts to attract consumers and business customers to our sites. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and relatively low barriers to entry to providing Internet content. Promotion of our brands will depend largely on our success and the success of our media company partners in providing high quality Internet content.

     Under the terms of our agreements with media company partners, we have very limited control over the content provided on the CitySearch partners' sites. If consumers and business customers do not perceive the content of our or our partners' existing sites to be of high quality, we will be unsuccessful in promoting and maintaining the CitySearch brand. Furthermore, not all of our partners promote the CitySearch brand on their services with a high level of prominence. In addition, users accessing partner-led market sites that contain different interfaces from our owned and operated sites may be confused by the differences in interface or navigation, and this confusion may inhibit our ability to develop our brand and network.

     In order to attract and retain consumers and business customers, and to promote our brands in response to competitive pressures, we may find it necessary to increase our budget for content or otherwise to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among consumers and business customers. If either we or our media company partners are unable to provide high quality content or otherwise fail to promote and maintain our brands or if we incur excessive expenses in an attempt to improve our content or promote and maintain our brands, our business, financial condition and results of operations could be materially and adversely affected.

We Must Rapidly Rollout Our CitySearch Service In Additional Cities In The United States And Internationally To Be Successful

     Our future success will depend to a significant extent on our ability, on our own and with partners, to rapidly roll out the CitySearch local city guide service in additional cities in the United States and internationally. As of June 17, 1999, we had launched our local city guide service in 30 metropolitan areas and intend to expand our service in additional cities in the United States and internationally. There can be no assurance that we will be able to launch our CitySearch service in additional markets in a cost-effective or timely manner or in accordance with our planned schedule, or that any newly launched service will achieve market acceptance. Any new service that is not favorably received by local businesses or consumers could damage our reputation or the CitySearch brand.

     Launching the CitySearch service or future services offered by us will also require significant additional expenses and will strain our management, financial and operational resources. In particular, the launch of the CitySearch service in additional cities will require us to expand and upgrade our technology infrastructure and business systems, including our enterprise management system and our business Web site production system. We are in the process of launching a new version of the software underlying the CitySearch service. There can be no assurance that this new version will function as intended, and any failure of the software could have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that the existing technology used with respect to our Ticketmaster Online service will be able to accommodate increased volumes of traffic and transactions that may arise in the future. Expansion of our technology capabilities could result in significant expenses. Moreover, the strain placed on our resources by simultaneous launches of the CitySearch service in multiple cities and our efforts to integrate CitySearch's local content with the event-specific content and transactional capabilities of Ticketmaster Online and the product specific content of the CityAuction and Match.com acquisitions may adversely affect the roll-out schedule or quality of the service in a particular city. Our failure to launch the CitySearch service in new markets in a timely and cost effective manner in accordance with our planned schedule or the lack of market acceptance of new services would have a material adverse effect on our business, financial condition and results of operations.

Our Fixed Price Contracts Expose Us To Cost Overruns And Other Risks

     The services we offer to CitySearch business customers typically consist of the design, implementation, hosting and maintenance of customized Web sites, for which the customers are billed on a fixed-price basis, consisting of an up-front fee and monthly fees. Our failure to estimate accurately the resources and time required for providing such services, to manage client expectations effectively regarding the scope of services to be delivered for the estimated fees or to complete the services within budget, on time and to clients' satisfaction would expose us to risks associated with cost overruns and customer dissatisfaction.

The Markets In Which We Sell Our Services Are Intensely Competitive And Our Business Would Be Adversely Affected If We Fail To Grow Our Market Share Or Otherwise Fail To Successfully Compete In These Markets

     The markets for local interactive content and services, the selling of live event tickets and related merchandise and our other services are highly competitive and diverse. CitySearch's primary competitors include Digital City, Inc., a company wholly owned by America Online, Inc. and Tribune Company, Microsoft Corporation (Sidewalk) and InfoSpace. CitySearch also competes with numerous search engines and other site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors which focus on a specific category or geography and compete with specific content offerings provided by us. Furthermore, additional major media and other companies with financial and other resources greater than ours may introduce new Internet products addressing the local interactive content and service market in the future.

    Ticketmaster Corp.'s and Ticketmaster Online's online services compete with event facilities and promoters that handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites which may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies which only conduct business online. In certain specific geographic regions, including certain of the local markets in which CitySearch provides or intends to provide our local city guide service, one or more of Ticketmaster Corp.'s and our Ticketmaster Online service's competitors may serve as the primary ticketing service in the region. We believe that our Ticketmaster Online service will experience significant difficulty in establishing a significant online presence in such regions and, as a result, any local city guide for such a region may be unable to provide significant ticketing capabilities. In addition, there can be no assurance that one or more of these regional automated ticketing companies will not expand into other regions or nationally, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, substantially all of the tickets sold through our Ticketmaster Online Web site are also sold by Ticketmaster Corp. by telephone and through independent retail outlets. These sales by Ticketmaster Corp. could have a material adverse effect on our online sales, and as a result, on our business, financial condition and results of operations.

     The online auction market is highly competitive. Currently, eBay.com dominates the online auction market, both in terms of number of users and value of goods auctioned. Search engine companies and other site aggregation companies also offer auction functionality to Web users. The online personals market is highly competitive and these services also compete directly with off line personal services such as weekly newspapers, magazines and direct mail and video dating services.

     We believe that the principal competitive factors for all our services include:

         .     depth, quality and comprehensiveness of content;

         .     ease of use;

         .     distribution;

         .     search capability; and

         .     brand recognition.

     Many of our competitors have greater financial and marketing resources than we and may have significant competitive advantages through other lines of business and existing business relationships. There can be no assurance that we will be able to successfully compete against our current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, we may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

We Need To Successfully Introduce New Services To Grow Our Business

     We expect to introduce new and expanded services in order to generate additional revenues, attract more businesses and consumers, and respond to competition. For example, we recently introduced business Web sites containing new and enhanced functionality for our CitySearch business customers. We also offer services facilitating the purchase of goods by consumers from CitySearch's business customers or others. A key element of our strategy is to technologically enable our city guides so that consumers and our business customers can buy and sell goods and services online through our city guides. We have limited experience in building e-commerce functionality with our city guides. There can be no assurance that we will be able to offer e-commerce or other new services in a cost-effective or timely manner or that our efforts would be successful. Furthermore, any new service launched by us that is not favorably received by consumers could damage our reputation or our brand names. Expansion of our services in this manner would also require significant additional expenses and development and may strain our management, financial and operational resources. If we do not generate revenues from expanded services sufficient to offset their costs, our business would suffer.

We Have Recently Experienced And Are Currently Experiencing Rapid Growth And Our Inability To Manage This Growth Could Harm Our Business

     Our businesses have grown rapidly in recent periods. The growth of these businesses and expansion of our consumer bases have placed a significant strain on our management and operations. The growth of our businesses has resulted, and is expected in the future to result, in the growth in the number of our employees, in the establishment of offices in disparate regions of the country and in increased responsibility for both existing and new management personnel. In addition, this growth has and will put additional pressure on existing operational, financial and management information systems. Our success will depend to a significant extent on the ability of our executive officers and other members of senior management to operate effectively, both independently and as a group. To manage our growth, we must continue to implement and improve operational, financial and management information systems and hire and train additional qualified personnel, including sales and marketing staff. There can be no assurance that we will be able to manage recent or any future expansions successfully, and any failure by us to do so could have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that our CitySearch, CityAuction, Match.com or Ticketmaster Online services will be able to sustain the rate of expansion that each has experienced in the past.

Our Services Are Substantially Dependent On Our Ability To Continue To Develop Compelling Content

     Our success depends in part, upon our ability to deliver compelling interactive content on our CitySearch service, such as local events information, recreation, business, shopping, professional services and news/sports/weather and online ticketing services. We need to develop this content in order to attract consumers with demographic characteristics valuable to CitySearch's business customers. Our success also depends on our ability to develop and integrate compelling content with existing ticketing capabilities on our Ticketmaster Online Web site.

     There can be no assurance that we will be successful in developing new content and services or enhancing CitySearch's existing local city guide service, or the Ticketmaster Online, CityAuction or Match.com services on a timely basis, or that such content and services will effectively address consumer requirements and achieve market acceptance. If we, for technological or other reasons, are unable to develop and enhance our local interactive content and services in a manner compatible with emerging industry standards and that allows us to attract, retain and expand a consumer base possessing demographic characteristics attractive to CitySearch's business customers, Ticketmaster Online's advertisers and sponsors, and CityAuction's and Match.com's users, our business, financial condition and results of operations would be materially and adversely affected.

Our Business Depends On The Increased Usage Of And The Stability Of The Internet

     The usage of the Internet for services such as those offered by us will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet, in the level of usage by individuals and in the number and quality of products and services designed for use on the Internet. Because usage of the Internet as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for usage of the Internet for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. If the Internet fails to stimulate user interest and be accessible to a broad audience at moderate costs, the markets for our services would be jeopardized.

     Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Internet has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Internet and could reduce the usage of the Internet by businesses and individuals. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. If the Internet fails to support an increasing number of users due to inadequate infrastructure or otherwise, the development of the Internet as a viable source of local interactive content and services would be severely limited, which could materially and adversely affect the acceptance of our services.

Our Plans To Expand Internationally Will Require Us To Develop Localized Versions Of Our Sites And Address Other Risks Of Operating Internationally

     A key component of our strategy is to continue to expand our services into international markets. We expect to expend significant financial and management resources to operate overseas and, with respect to the CitySearch service, create localized user interfaces through the launch of additional partner-led markets. We believe Ticketmaster Corp. intends to continue to expand its operations outside of the United States, which will require additional resources from our Ticketmaster Online service to the extent it distributes tickets online in those markets. If the revenues generated by these international operations are insufficient to offset the expense of establishing and maintaining such operations, our business, financial condition and results of operations will be materially and adversely affected.

     To date, we have limited experience in developing localized versions of our CitySearch online sites and marketing and distributing our products and services internationally. There can be no assurance that our partners or we will be able to successfully market or sell our services in these international markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in conducting business on an international level, such as:

         . unexpected changes in regulatory requirements, tariffs and other trade barriers;

         .     difficulties in staffing and managing foreign operations;

         .     political instability;

         .     currency rate fluctuations; and

         .     potentially adverse tax consequences.

     There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on our current and future international operations and, consequently, on our business, financial condition and results of operations.

Our Business Relies On The Performance Of Our Systems and The Performance and Availability of Third Party Systems

The satisfactory performance, reliability and availability of our city guides, online ticketing services, auction services, Internet personals services and our network infrastructures are critical to attracting Web users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business Web sites and advertisements purchased and reduce the attractiveness of our CitySearch local city guides, CityAuction and Match.com services, and Ticketmaster Online's online services to business customers and consumers. Our services have experienced system interruptions in the past and we believe that such interruptions will continue to occur from time to time in the future.

     Any substantial increase in traffic on our services will also require us to expand and adapt our network infrastructure. Our inability to add additional software and hardware to accommodate increased traffic on our services may cause unanticipated system disruptions and result in slower response times.

     In addition, we currently depend on a limited number of suppliers for certain key technologies used to roll out and manage our services, including Exodus Communications, Inc., which hosts the CitySearch city guides, and PSINet, which hosts the Ticketmaster Online service. There can be no assurance that we will be able to expand our network infrastructure on a timely basis to meet increased demand or that key technology suppliers will continue to provide us with products and services that meet our requirements. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

     Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. Substantially all of our server equipment is currently located in California in areas that are susceptible to earthquakes. Our business interruption insurance may not be sufficient to compensate us for losses that may occur and would not compensate us for the loss of consumer goodwill due to disruption of service.

     In addition, our Ticketmaster Online operations are substantially dependent upon services and infrastructure provided by Ticketmaster Corp. that enable Ticketmaster Online to access information on ticket and merchandise inventory, events and consumers maintained by Ticketmaster Corp. In addition, Ticketmaster Corp. has agreed to provide all order processing, payment processing and fulfillment services for tickets to live events and merchandise ordered through Ticketmaster Online pursuant to the terms and subject to the limitations of our license agreement. Any discontinuation or disruption of these services by Ticketmaster Corp. would be disruptive to the Ticketmaster Online business and would likely have a material adverse effect on our business, financial condition and results of operations.

     We use a custom-developed system for our Ticketmaster Online ticketing operations and certain aspects of transaction processing. Ticketmaster Online has experienced temporary system interruptions, which may continue to occur in the future from time to time. Any substantial increase in the volume of traffic on our online sites or the number of tickets purchased by consumers may require us to expand and upgrade further Ticketmaster Online technology, transaction-processing systems and network infrastructure.

    The Ticketmaster Online service has experienced, and we expect to continue to experience, temporary capacity constraints due to sharply increased traffic for certain events, which may cause unanticipated system disruptions, slower response times and degradation in levels of service. In addition, to the extent we experience delays in processing ticketing confirmations and reporting accurate financial information, our operations would be adversely affected. There can be no assurance that our Ticketmaster Online service's transaction-processing systems and network infrastructure will be able to accommodate such increases in traffic in the future, or that we will, in general, be able to accurately project the rate or timing of such increases or upgrade our systems and infrastructure to accommodate future traffic levels on our online sites. In addition, there can be no assurance that we will be able to effectively upgrade and expand our Ticketmaster Online transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased components of its existing systems. Any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

Security Breaches Of Our Network Systems Would Significantly Adversely Affect Our Business

     A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumers credit card numbers. In addition, we maintain an extensive confidential database of consumer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used by us to protect consumer transaction and personal data contained in our database. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and on our business, operating results and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches.

     Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Web and online services as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose us to a risk of loss or litigation and possible liability. In addition, we may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for such orders has been authorized by the associated financial institution. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions processed by us, no cardholder signature is obtained. There can be no assurance that we will not suffer significant losses as a result of fraudulent use of credit card data in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Our Business Will Suffer If We Are Unable To Adapt To The Rapid Technological Changes That Characterize The Internet And The Online Commerce Industry

     The Internet and the online commerce industry are characterized by the following:

         .     rapid technological change;

         .     changes in user and customer requirements and preferences;

         . frequent new product and service introductions embodying new technologies; and

         . the emergence of new industry standards and practices that could render our existing online sites and proprietary technology and systems obsolete.

     The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our online services, particularly in response to competitive offerings. Our success will depend, in part, upon our ability:

         .     to enhance our existing services;

         . to develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

         . to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that we will successfully use new technologies effectively or adapt our online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially adversely affected.

If Our Internal Systems, Or The Internal Systems Of Our Suppliers, Are Not Year 2000 Compliant, Our Business Could Be Seriously Disrupted

     The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by us and our Internet services, to malfunction prior to or in the year 2000 and lead to significant business delays and disruptions in our business and operations in the United States and internationally. We have developed a plan to minimize the impact of this year 2000 issue. Pursuant to the plan, we have established a Year 2000 Committee consisting of senior managers from relevant functional areas. The Year 2000 Committee has reviewed all areas of our business and operations that may be affected and has assigned responsibility for each area to individuals knowledgeable about their respective areas. We concluded our initial assessment in the fourth quarter of 1998 and have commenced the implementation of remediation necessary to achieve compliance. We estimate that the dollar cost of year 2000 compliance is approximately $200,000. However, we have not yet completed our comprehensive assessment of remediation costs and actual costs could materially differ.

     Several systems provided by third parties are required for the operation of our services, any of which may contain software code that is not year 2000 compliant. These systems include:

         .     server software used to operate our network servers;

         .     software controlling routers;

         .     switches and other components of our data network;

         .     disk management software used to control our data disk arrays;

         .     firewall, security, monitoring and back-up software used by us;
               and

         .     desktop PC applications software.

     In most cases, we employ widely available software applications and other products from leading third party vendors, and expect that such vendors will provide any required upgrades or modifications in a timely fashion. However, any failure of third party suppliers to provide year 2000 compliant versions of the products used by us could result in a temporary disruption of our services or otherwise disrupt our operations. In addition, we intend to provide our partners which host their own city guides using software that we have provided to them with software upgrades to make their hosted city guides year 2000 compliant. In addition, our partners may operate their city guide sites in proximity to other applications that may not be year 2000 compliant. While we intend to assign an individual to coordinate each partner's compliance efforts to ensure uninterrupted operations, we have limited ability to influence decisions by our partners. Our partner's inability or unwillingness to timely install our year 2000 upgrades to their hosted city guide sites or noncompliant systems that adjoin partners' city guide applications could result in interruption or disruption of our city guide service, which in turn could reduce royalties or other amounts due to us. There can no assurance that we, our third party suppliers or our partners will be year 2000 compliant at the end of the millennium. Failure to achieve compliance could result in complete failure or inaccessibility of our or our partners' services, and could adversely affect our business, financial condition and results of operations.

     Year 2000 compliance problems could also undermine the general infrastructure necessary to support our operations. For instance, we depend on third party Internet service providers for connectivity to the Internet. Any interruption of service from our Internet service providers could result in a temporary interruption of our services. Moreover, the effects of year 2000 compliance deficiencies on the integrity and stability of the Internet are difficult to predict. A significant disruption in the ability of businesses and consumers to reliably access the Internet or portions of it would have an adverse effect on demand for our services and adversely impact our business, financial condition and results of operations.

Information Displayed On Or Accessed From Our Web Sites May Subject Us To Liability

     We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on the CitySearch, CityAuction, Match.com or Ticketmaster Online sites or on sites operated by our partners. These claims have been brought, and sometimes successfully pressed, against online services. Although we intend to maintain our general liability insurance at current levels, our insurance may not cover claims of these types or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business, financial conditions and results of operations.

Our Business Will Be Adversely Affected If We Are Unable To Protect Our Intellectual Property Rights From Third Party Challenges Or If We Are Subject To Litigation

     We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We do not hold any patents. We pursue the registration of certain of our key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by us in every country in which our products and services are made available online.

     We have licensed in the past, and expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, we have licensed in the past, and expect that we may license in the future, certain content, including trademarks and copyrighted material, from third parties. While we attempt to ensure that the quality of our brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations.

     There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, against us.

     We license the trademark "CitySearch" from a third party, and there can be no assurance that we will be able to continue to license the trademark on terms acceptable to us.

     We license the trademark "Ticketmaster" and related trademarks from Ticketmaster Corp. pursuant to our license agreement with Ticketmaster Corp. We may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on our business, financial condition and results of operations. We are dependent upon Ticketmaster Corp. to maintain and assert its rights to the trademarks and defend infringement claims, if any.

If We Fail To Comply With The Laws And Regulations That Govern Our Services, Our Business Could Be Adversely Affected

     We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as:

         .     user privacy;

         .     pricing;

         .     content;

         .     taxation;

         .     copyrights;

         .     distribution;

         .     antitrust;

         .     and characteristics and quality of products and services.

Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations. Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on our business, financial condition and results of operations.

     Our Ticketmaster Online service is regulated by certain state and local regulations, including, but not limited to, a law in Georgia that establishes maximum convenience charges on tickets for certain sporting events. Other legislation that could affect the way our Ticketmaster Online service does business, including bills that would regulate the amount of convenience charges and handling charges, are introduced from time to time in federal, state and local legislative bodies. We are unable to predict whether any such bills will be adopted and, if so, whether such legislation would have a material effect on our business, financial condition and results of operations.

We May Be Subject To Governmental Investigations And Litigations

     From time to time, federal, state and local authorities have conducted investigations or inquiries with respect to Ticketmaster Corp.'s compliance with antitrust, unfair business practice and other laws. The most recent federal investigation was commenced in 1994 by the Antitrust Division of the Department of Justice and was concluded in 1995 with no enforcement action being taken against Ticketmaster Corp. In addition, we are a party to various legal proceedings involving commercial disputes and intellectual property issues arising in the ordinary course of business. While the outcomes of these proceedings are uncertain, we do not currently expect that they will have a material adverse effect on our business, financial condition or results of operations.

     During 1994, Ticketmaster Corp. was named as a defendant in 16 federal class action lawsuits filed in United States District Courts purportedly on behalf of consumers who were alleged to have purchased tickets to various events through Ticketmaster Corp. These lawsuits alleged that Ticketmaster Corp.'s activities violated antitrust laws. On December 7, 1994, the Judicial Panel on Multidistrict Litigation transferred all of the lawsuits to the United States District Court for the Eastern District of Missouri for coordinated and consolidated pretrial proceedings. After an amended and consolidated complaint was filed by the plaintiffs, Ticketmaster Corp. filed a motion to dismiss and, on May 31, 1996, the District Court granted that motion ruling that the plaintiffs had failed to state a claim upon which relief could be granted. On April 10, 1998, the United States Court of Appeals for the Eighth Circuit issued an opinion affirming the district court's ruling that the plaintiffs lack standing to pursue their claims for damages under the antitrust laws and held that the plaintiffs' status as indirect purchasers of Ticketmaster Corp.'s services did not bar them from seeking equitable relief against Ticketmaster Corp. Discovery on the plaintiffs' remanded claim for equitable relief is ongoing in the District Court and a trial date of July 17, 2000 has been set. On July 9, 1998, the plaintiffs filed a petition for writ of certiorari to the United States Supreme Court seeking review of the decision dismissing their damage claims. Plaintiff's petition for writ of certiorari in the United States Supreme Court was denied on January 19, 1999.

      Ticketmaster Corp. has stated that the Court's affirmance of the decision prohibiting plaintiffs from obtaining monetary damages against Ticketmaster Corp. eliminates the substantial portion of plaintiffs' claims. With respect to injunctive relief, the Antitrust Division of the United States Department of Justice had previously investigated Ticketmaster Corp. for in excess of 15 months and closed its investigation with no suggestion of any form of injunctive relief or modification of the manner in which Ticketmaster Corp. does business.

      In March 1995, MovieFone, Inc. and The Teleticketing Company, L.P. filed a complaint against Ticketmaster Corp. in the United States District Court for the Southern District of New York. Plaintiffs allege that they are in the business of providing movie information and teleticketing services, and that they are parties to a contract with Pacer Cats Corporation, a wholly owned subsidiary of Wembley plc, or the Pacer Cats, to provide teleticketing services to movie theaters. Plaintiffs also allege that, together with Pacer Cats, they had planned to begin selling tickets to live entertainment events, and that Ticketmaster Corp., by its conduct, frustrated and prevented plaintiffs' ability to do so. Plaintiffs further allege that Ticketmaster Corp. has interfered with and caused Pacer Cats to breach its contract with plaintiffs. The complaint asserts that Ticketmaster Corp.'s actions violate Section 7 of the Clayton Act and Sections 1 and 2 of the Sherman Act, and that Ticketmaster Corp. tortiously interfered with contractual and prospective business relationships and seeks monetary and injunctive relief based on such allegations. Ticketmaster Corp. filed a motion to dismiss. The court heard oral argument on September 26, 1995. In March 1997, prior to the rendering of any decision by the Court on Ticketmaster Corp.'s motion to dismiss, Ticketmaster Corp. received an amended complaint in which the plaintiffs assert essentially the same claims as in the prior complaint but have added a RICO claim and tort claims. Ticketmaster Corp. filed a motion to dismiss the amended complaint in April 1997, which is still pending. Some of the claims in this litigation are similar to claims that were the subject of an arbitration award in which MovieFone was a claimant and Pacer Cats a respondent. Among other things, the award included damages from Pacer Cats to MovieFone of approximately $22.75 million before interest and an injunction against some entities, which may include affiliates of Ticketmaster Corp., restricting or prohibiting their activity with respect to aspects of the movie teleticketing business for a specified period of time. Neither USAi, Ticketmaster Corp., nor any entity owned or controlled by Ticketmaster Corp., were parties to the arbitration. In May 1998, MovieFone filed a petition in New York state court to hold an entity affiliated with Ticketmaster Corp. in contempt of the injunction provision of the arbitration award on the grounds that such entity is a successor or assignee of, or otherwise acted in concert with, Pacer Cats. In November 1998, the court ruled that the Ticketmaster Corp. affiliate is bound by the arbitrators' findings that it is the successor to Pacer Cats and, as such, liable for breaches committed by Pacer Cats and subject to the terms of the arbitration award's injunction. The court further found that the Ticketmaster Corp. affiliate had violated the injunction and awarded MovieFone approximately $1.38 million for losses it incurred as a result of such violations. The Ticketmaster Corp. affiliate has filed a notice of appeal of the court's decision, including to seek reversal of the ruling regarding successor liability and violations of the injunction and, on May 17, 1999, it posted a bond to stay enforcement of the damage award for violations of the injunction.

     There can be no assurance that we, Ticketmaster Online or Ticketmaster Corp. or our affiliates will not become the subject of future governmental investigations or inquiries or be named as a defendant in claims alleging violations of federal or state antitrust laws or any other laws. Any adverse outcome in such litigation, investigation or proceeding against us, Ticketmaster Online or Ticketmaster Corp. or our affiliates could limit or prevent Ticketmaster Online from engaging in its online ticketing business or subject us to potential damage assessments, all of which could have a material adverse effect on our business, financial condition or results of operations. Regardless of its merit, source or outcome, any such litigation, investigation or proceeding would at a minimum be costly and could divert the efforts of our management and other personnel from productive tasks, which could have a material adverse effect on our business, financial condition or results of operations.

Any Acquisitions That We Undertake Could Be Difficult To Integrate, Disrupt Our Business, Dilute Stockholder Value And Adversely Affect Our Operating Results

     As part of our business strategy, we intend to make acquisitions of or significant investments in, complementary companies, products or technologies. For example, we recently completed our acquisitions of CityAuction and Match.com and anticipate that we will close our acquisition of One and Only. These acquisitions and any future acquisitions are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

         . the difficulty of assimilating the operations and personnel of the acquired companies;

         .     the potential disruption of our ongoing business;

         . the diversion of resources from our existing businesses, sites and technologies;

         . the inability of management to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services;

         . additional expense associated with amortization of acquired intangible assets;

         . the maintenance of uniform standards, controls, procedures and policies; and

         . the impairment of relationships with employees and customers as a result of any integration of new management personnel.

     There can be no assurance that we would be successful in overcoming these risks or any other problems encountered with such acquisitions. Our inability to overcome such risks could dilute our stockholder value and materially adversely affect our operating results.

Our Business Will Be Adversely Affected If We Do Not Maintain The Value Of Our Domain Names

     We currently hold and license various Web domain names relating to our brand, including the "citysearch.com", "cityauction.com", "match.com" and "ticketmaster.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.

We Are Subject To Anti-Takeover Provisions That May Affect The Price Of Our
Stock

     Our Restated Certificate of Incorporation and the Restated Bylaws and Delaware General Corporation Law Section 203 contains provisions that may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of our incumbent management. These provisions include the right of the holders of the Class A Common Stock to 15 votes per share, versus one vote per share for the holders of Class B Common Stock and provide that the stockholders may not call special meetings. In addition, our Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 2,000,000 shares of preferred stock, par value $.01 per share, with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our Common Stock. Although we have no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management, or otherwise adversely affect the market price for the Class B Common Stock. Although such provisions do not have a substantial practical significance to investors while USAi, through its ownership of Class A Common Stock, is in a position to effectively control all matters affecting us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sales of Class B Common Stock by the selling stockholders pursuant to this prospectus.

                      PRICE RANGE OF CLASS B COMMON STOCK

     Our Class B Common Stock began trading publicly on the Nasdaq National Market on December 3, 1998 under the symbol "TMCS. " The following table lists quarterly information on the price range of the Class B Common Stock based on the high and low reported last sale prices for our common stock as reported on the Nasdaq National Market for the periods indicated below. These prices do not include retail markups, markdowns or commissions.


                                                                      High                Low
Fiscal 1999:                                                     -------------        -----------
 Second Quarter (through June 9, 1998).......................           $45.00           $22.62
 First Quarter...............................................            74.87            32.00

Fiscal 1998:
 Fourth Quarter..............................................           $80.50           $31.81

As of June 9, 1999, there were approximately 162 holders of record of the Class B Common Stock. On June 25, 1999, the last reported sale price on the Nasdaq National Market for the Class B Common Stock was $25.689.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization at March 31, 1999. You should read our capitalization information set forth below in conjunction with our Financial Statements and Notes included elsewhere in this prospectus.

                                                                                             March 31, 1999
                                                                                            ----------------
                                                                                             (in thousands)
Long-term obligations, less current portion............................................     $         940
Stockholders' equity(1):
  Class A Common Stock, $0.01 par value; 100,000,000 shares authorized; 63,156,226
   shares issued and outstanding.......................................................               632
  Class B Common Stock, $0.01 par value; 250,000,000 shares authorized; 9,238,109
   shares issued and outstanding.......................................................                92
  Class C Common Stock, $0.01 par value; no 2,883,506 shares authorized; no shares issued and outstanding..............................................................
Additional paid-in capital.............................................................           446,398
Accumulated deficit....................................................................           (33,777)
                                                                                            -------------
Total stockholders' equity (2).........................................................           413,345
                                                                                            -------------
  Total capitalization.................................................................          $414,285
                                                                                            =============

------------------------
(1) The number of shares outstanding at March 31, 1999 excludes: 2,988,157 shares of Class A Common Stock issuable upon the exercise of options outstanding at March 31, 1999 at a weighted average price of $4.94 per share under the 1996 Stock Plan; 729,300 shares of Class B Common Stock issuable upon the exercise of options outstanding at March 31, 1999 at a weighted average price of $21.43 per share under the 1998 Stock Plan; and an aggregate of 4,270,700 shares of Class B Common Stock available for future grant or issuance as of March 31, 1999 under the 1998 Stock Plan and the Purchase Plan. See "Management - Employee Benefit Plans."

(2) Stockholders' equity reflects $299.6 million of goodwill net of accumulated amortization, resulting from the merger of Ticketmaster Online and CitySearch, USAi's acquisition of all the outstanding equity of Ticketmaster Group in June 1998, USAi's acquisition of 1,947,502 shares of Class A Common Stock in a tender offer completed in November 1998, and the acquisition of CityAuction in March 1999.

                            SELECTED FINANCIAL DATA

Ticketmaster - Online CitySearch

     The selected financial data below as of December 31, 1998 and the eleven months ended December 31, 1998 are derived from the audited financial statements of Ticketmaster Online-CitySearch, Inc. The selected financial data presented below at January 31, 1998 and 1997 and for each of the three years in the period ended January 31, 1998, are derived from audited financial statements of Ticketmaster Online as the predecessor entity. The balance sheet data as of January 31, 1996 are derived from unaudited financial statements of Ticketmaster Online that are not included herein. The statements of operations data for the three-month periods ended March 31, 1998 and 1999 and the balance sheet data at March 31, 1999 are derived from unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Ticketmaster Online-CitySearch, Inc.'s results of operations for such periods and financial condition at such date. The results of operations for the three-months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year or future periods. The selected Ticketmaster Online-CitySearch, Inc. financial data set forth below are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of Ticketmaster Online-CitySearch, Inc. and Notes thereto included elsewhere in this prospectus.



                                                                                Eleven Months      Three Months Ended
Combined Statements of                              Year Ended January 31,          Ended         ---------------------
                                               -----------------------------      December 31,    March 31,    March 31,
Operations Data:                                 1996       1997       1998          1998           1998        1999(1)
                                               --------   --------  --------    -------------     ---------   ---------
Revenues:                                                        (In thousands, except per share data)
  Ticketing operations.......................   $  --     $   199    $ 5,972         $ 15,743      $ 2,237    $  9,386
  Sponsorship and advertising................       14        997      3,933            6,754          917       1,032
  City guide and related.....................       --         --         --            5,376           --       5,553
                                               -------    -------    -------         --------      -------    --------
    Total revenues...........................       14      1,196      9,905           27,873        3,154      15,971
Costs and expenses:
  Ticketing operations.......................       --        635      3,522            9,842        1,377       6,851
  City guide and related.....................       --         --         --            4,021           --       4,607
  Sales and marketing........................       --        290        490            6,834          225       6,200
  Research and development...................       --         --         --            1,728           --       1,933
  General and administrative.................      548      1,260      1,719            3,495          515       3,287
  Amortization of goodwill...................       --         --         --           16,275           --      11,976
                                               -------    -------    -------         --------      -------    --------
    Total costs and expenses.................      548      2,185      5,731           42,195        2,117      34,854
                                               -------    -------    -------         --------      -------    --------
Income (loss) from operations................     (534)      (989)     4,174          (14,322)        1037     (18,883)
Interest income, net.........................       --         --         --               54           --       1,200
                                               -------    -------    -------         --------      -------    --------
Income (loss) before provision for
  income taxes...............................     (534)      (989)     4,174          (14,268)        1037     (17,883)
Income taxes provision.......................     (204)      (374)     1,827            2,951          452          57
                                               -------    -------    -------         --------      -------    --------
Net income (loss)............................  $  (330)   $  (615)   $ 2,347         $(17,219)     $   585    $(17,740)
                                               =======    =======    =======         ========      =======    ========
Basic and diluted net income (loss) per
   share(2)..................................   $(0.01)    $(0.02)    $(0.06)          $(0.38)       $0.02      $(0.25)
                                               =======    =======    =======         ========      =======    ========
Shares used to compute basic and
   diluted net income (loss) (2).............   37,238     37,238     37,238           45,201       37,238      71,555
                                               =======    =======    =======         ========      =======    ========

                                                      January 31
                                               -------------------------
Balance Sheet Data:                             1996     1997      1998       December 31, 1998   March 31, 1999
                                               ------   ------    ------      -----------------   --------------
Cash and cash equivalents...................   $  --    $   3     $  --             $106,910         $ 99,284
Working capital.............................     223      218      (100)             100,691           94,175
Total assets (3)............................     354      554       688              416,725          426,416
Stockholders' equity........................     354      489       289              403,588          413,345

(1) Includes the operating results of CitySearch from September 29, 1998 to December 31, 1998 as a result of the merger of Ticketmaster Online and CitySearch. The eleven month period reflects our change in year end to December 31 from January 31. Comparable amounts for the prior period are not presented because as a result of the merger and our continuing growth such presentation would not be considered meaningful.

(2) Basic and diluted net income (loss) per share is based on the weighted average number of outstanding Class A and Class B Common Stock shares for the eleven months ended December 31, 1998 and three months ended March 31, 1999, and for the three months ended March 31, 1998 the number of shares of City Search Common Stock exchanged in the merger with Ticketmaster Online.

(3) Total assets at December 31, 1998 reflect $299.6 million of goodwill, net of accumulated amortization of $16.3 million resulting from the merger and USAi's acquisition of all of the outstanding equity of Ticketmaster Group in June 1998 (the "Ticketmaster Transaction") and USAi's acquisition of 1,997,502 shares of Class A Common Stock of CitySearch from holders of such Class A Common Stock for $17.2 million on November 3, 1998. Total assets at March 31, 1999 reflect $315.9 million of goodwill, net of accumulated amortization of $28.3 million resulting from the transactions previously mentioned in addition to $28.2 million of goodwill associated with the purchase of CityAuction.

     CitySearch, Inc. Historical Financial Data

          The selected consolidated financial data presented below for the period from September 20, 1995 (date of formation) through December 31, 1995 and for, and as of the end of, each of the years in the two-year period ended December 31, 1997, are derived from the Consolidated Financial Statements of CitySearch, Inc., which consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1995 are derived from audited Consolidated Financial Statements of CitySearch, Inc. that are not included herein. The consolidated statements of operations data for the nine-month periods ended September 30, 1997 and September 28, 1998, respectively, and the consolidated balance sheet data at September 28, 1998 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of CitySearch's results of operations for such periods and financial condition at such date. The selected consolidated financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of CitySearch, Inc. and Notes thereto included elsewhere in this prospectus.


                                                  Period from
                                                  September 20,           Year Ended
                                                  1995 (date of           December 31,                    Nine Months Ended
                                                  formation) to     -------------------------      -------------------------------
                                                   December 31,                                       Sept. 30,        Sept. 28,
                                                      1995             1996          1997              1997            1998(1)
                                                 ---------------    -----------  ------------      --------------    -------------
                                                                        (in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
     Subscription and services..................... $   --           $    203      $  4,913          $  2,986          $  9,458
     Licensing and royalty.........................     --                 --         1,271               677             1,859
                                                    ------           --------      --------          --------          --------
     Total revenues................................     --                203         6,184             3,663            11,317
Costs and expenses:
     Cost of revenues..............................     --              2,908         9,688             7,612            10,491
     Sales and marketing...........................     57              6,369        20,172            13,716            14,902
     Research and development......................    152              2,563         7,182             4,949             5,000
     General and administrative....................    104              2,475         5,883             4,263             5,104
     Merger and other transactions costs...........     --                 --            --                --             3,101
                                                    ------           --------      --------          --------          --------
     Total costs and expenses......................    313             14,315        42,925            30,540            38,598
                                                    ------           --------      --------          --------          --------
Loss from operations...............................   (313)           (14,112)      (36,741)          (26,877)          (27,281)
Interest income, net...............................      5                217           223               104               227
                                                    ------           --------      --------          --------          --------
Loss before provision for income taxes.............   (308)           (13,895)      (36,518)          (26,773)          (27,054)
Provision for income taxes.........................     --                  2             8                --                --
                                                    ------           --------      --------          --------          --------
Net loss........................................... $ (308)          $(13,897)     $(36,526)         $(26,773)         $(27,054)
                                                    ======           ========      ========          ========          ========
Historical basic and diluted net loss per share(2). $(0.04)          $  (1.58)     $  (3.86)         $  (2.84)         $  (2.73)
                                                    ======           ========      ========          ========          ========
Pro forma basic and diluted net loss per share(2)..                                $  (1.96)         $  (1.51)         $  (1.10)
                                                                                   ========          ========          ========
Shares used to compute historical basic and diluted
 net loss per share(2).............................  7,895              8,786         9,452             9,431             9,923
                                                    ======           ========      ========          ========          ========

Shares used to compute pro forma basic and diluted.                                  18,660            17,764            24,547
 net loss per share(2).............................                                ========          ========          ========


                                                                                         December 31,
                                                                                ------------------------------        Sept. 28
                                                                                  1995       1996       1997           1998(1)
                                                                                --------   --------   --------      ------------
                                                                                                (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................................................   $1,413   $  7,527    $ 25,227          $57,877
    Working capital..........................................................    1,323      4,257      19,375           50,940
    Total assets.............................................................    1,490     13,370      31,655           65,209
    Long-term obligations, less current portion..............................       --      1,451       2,420           52,320
    Redeemable Convertible Preferred Stock...................................       --     20,309      70,882               --
    Stockholders' equity (deficit)...........................................    8,366    (11,943)    (47,911)           3,837

(1) The historical financial data of CitySearch is presented through September 28, 1998, the effective date of the merger of Ticketmaster Online and CitySearch. References throughout this prospectus to the nine months ended September 28, 1998 refer to the period from January 1, 1998 through September 28, 1998.

(2) Shares used to compute pro forma basic and diluted net loss per share give effect to the conversion of outstanding CitySearch Convertible Preferred Stock as if converted at the earlier of the beginning of the period or issue date. See Note 1 of Notes to Consolidated Financial Statements of CitySearch, Inc. for an explanation of the determination of the number of shares used to compute historical and pro forma basic and diluted net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to Ticketmaster Online - CitySearch are included to identify forward-looking statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   The Company has combined CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. We are integrating our local CitySearch city guides with our Ticketmaster Online live events ticketing and merchandise distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers. CitySearch was founded in September 1995 and Ticketmaster Online launched its online ticketing services in November 1996 as a wholly-owned subsidiary of Ticketmaster Corp. On September 28, 1998, a wholly-owned subsidiary of CitySearch merged into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch. The merger was accounted for using the "reverse purchase" method of accounting pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes.

   The Company derives revenues from several sources: online ticketing, sales of sponsorships and advertising and City guide services. The Company also derives revenues from fees generated from CityAuction transactions and subscription fees and other revenues from Match.com transactions. We view our business as being in one segment. Integration of the ticketing and city guide business models is ongoing.

   Ticketing operations revenues are primarily comprised of convenience charges that are charged on a per ticket purchased basis and shipping and handling fees which are collected on a per order basis. The sale of tickets for an event often begins several months prior to the scheduled date of the event. Ticket operations revenue is recognized when the ticket is sold. If credit card chargeback or refund activity is likely to occur with respect to an event, for example, due to the cancellation of such event, an allowance is established for potential convenience charge refunds. Merchandise sale revenues are recognized when the products are sold.

   Under our licensing agreement with Ticketmaster Corp., subject to certain limitations, Ticketmaster Corp. has granted us an exclusive, perpetual, irrevocable, worldwide license to use the Ticketmaster trademark and certain Ticketmaster Corp. databases to sell live event tickets online for Ticketmaster Corp.'s clients. In addition, Ticketmaster Corp. has authorized us to be Ticketmaster Corp.'s exclusive, perpetual, worldwide agent for such online ticket sales. The license agreement further provides that Ticketmaster Corp. may use and permit others to use the Ticketmaster trademark connection with the online promotion of ticket sales.

   Ticketmaster Corp. retains the rights to sell tickets by non-online means and to use the Ticketmaster trademark in connection with such sales. The license agreement defines such non-online means to include:

   .  by telephone;

   .  by other voice-to-voice means or voice-to-voice recognition unit systems;

   .  by non-interactive broadcast, cable and satellite television; and

   .  by kiosks and retail ticket outlets.

Client venues retain the rights to sell tickets at their box offices or as otherwise provided in client venue agreements with Ticketmaster Corp.

   Ticketmaster Corp. is the contracting party with client venues, promoters and sports franchises, providing ticket inventory management, consumer information and related data for all ticketing transactions. Ticketmaster Corp. provides this information to us for processing of online ticket sales and provides all transaction processing and fulfillment services for online live event ticket sales. We are required under the license agreement to comply with the terms of Ticketmaster Corp.'s client agreements. Our rights, contained in the license agreement, are subject to the client agreements. The license agreement also generally restricts us from cooperating with, offering online links to, or entering into any agreements with venues, ticket sellers or sales agents for online sale of tickets.

   Under the license agreement, we pay Ticketmaster Corp. a royalty which is a percentage of the net profit we derive from online ticket sales. We also reimburse Ticketmaster Corp. for its direct expenses related to online ticket sales.

   Under the license agreement, we have has also been granted the non-exclusive right to promote and sell online certain merchandise available through Ticketmaster Corp. Ticketmaster Corp. serves as our exclusive fulfillment provider for the online sales of this merchandise. As long as Ticketmaster Corp.'s fees, terms and quality of service are no less favorable than those available to us from third parties, Ticketmaster Corp. or its affiliates will serve as our exclusive fulfillment provider for the online sales of all other merchandise available through Ticketmaster Corp.

   Pursuant to its client agreements, Ticketmaster Corp. is generally granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold other than at the box office and an additional per order handling charge on all tickets sold by Ticketmaster Corp. at other than remote sales outlets to partially offset the cost of fulfillment. The amount of the convenience charge is typically determined during the contract negotiation process, and varies based upon numerous factors, including:

   .  the services to be rendered to the client;

   . the amount and cost of equipment to be installed at the client's box office;

   .  the amount of advertising and/or promotional allowances to be provided;

   .  the type of event; and

   . whether the ticket is purchased at a remote sales outlet, by telephone, through our Web sites or otherwise.

   Sponsorship and advertising revenues are derived from local and national advertisers and are primarily recognized ratably over the term of the promotion. Ticketmaster Corp. may also solicit sponsorship and advertising for our Web sites in a bundle with other sponsorship and advertising opportunities offered by Ticketmaster Corp.

   We have two primary means of providing our local city guides. In our owned and operated markets, we systematically produce the majority of our own content, hire and rapidly deploy a direct sales force to sell custom-built Web sites as well as related services to local and regional businesses and launch a presence in approximately three to six months. In other markets, we partner with a local media company that contracts with us to assist in developing, designing and launching a city guide. These partners license our business and technology systems and provide royalty payments to us for revenues derived from operations. In partner-led markets, our partners hire and train the local city guide staff and purchase all necessary third-party hardware and software. We currently own and operate 19 sites and participate in the operation of 11 other partner-led sites in various metropolitan areas.

   In our owned and operated city guide markets, we derive revenues primarily from subscription fees resulting from the creation, hosting and maintenance of local business Web sites. Business customers typically enter into one-year agreements that automatically convert to month-to-month contracts upon expiration. We recognize revenue from sales of local business Web sites on a monthly basis over the term of each contract as services are rendered. The average monthly revenue from new businesses signed up in its owned and operated markets in December 1996 was approximately $50 per customer and in December 1998 was approximately $219 per customer. To a lesser extent, we derive city guide revenue from barter agreements with television, radio and media alliances. With barter agreements, we receive television and radio broadcast advertising in exchange for Web site design, hosting and maintenance. Barter revenue and expense are recognized monthly over the term of each contract. For each barter agreement, revenue and expense are equal and are recognized at a rate based on the estimated cost of the specific services provided by us.

   In partner-led markets, we derive licensing and royalty revenues form the licensing of our technology and business systems, consulting services and from providing back office and hosting services. Royalty, consulting and technology customization revenues have not been significant to date, but are expected to increase as a percentage of revenues as partner-led markets mature and as more partner-led market sites are launched. Licensing revenue under license agreements is recognized over the term of the license agreement or the period over which the relevant services are delivered for use of our business and technology systems. Royalty revenue is recognized as earned and is typically a percentage of partner-led market revenues from Web site subscriptions, banners, advertisements, sponsorships, and other ancillary offerings. Additionally, we derive revenue from providing back office services, including business Web site design, hosting, customer service and billing, to certain of our partners. See
Note 1 of Notes to Consolidated Financial Statements.

   CityAuction derives revenues from fees paid by users listing items for sale on the website as well as from advertising fees. Match.com derives revenues from membership fees paid by users who subscribe for periods of from one month to one year and also from advertising fees.

Goodwill

   The merger of Ticketmaster Online and CitySearch and the USAi tender offer resulted in $160.6 million of goodwill to be amortized over five years and intangibles related to non-competition agreements entered into in connection with the merger of $500,000, which is being amortized over 2.5 years. We recorded an allocation of goodwill of $154.8 million, which is being amortized over ten years, resulting from the acquisition of Ticketmaster Group by USAi. Our acquisitions of CityAuction and Match.com resulted in an aggregate of $ 75.7 million in goodwill which will be amortized through 2004. Our proposed acquisition of One and Only would result in additional goodwill of in an amount approximating the purchase price which would be amortized through 2004.

Results of Operations

Ticketmaster Online--CitySearch

Three Months Ended March 31, 1999 and 1998

   Ticketing Operations Revenues. Ticketing operations revenues were $9.4 million and $2.2 million for the three months ended March 31, 1999 and 1998, respectively. The increase is primarily attributable to a significant increase in the number of tickets sold from 433,000 to 1,615,000 tickets, and a 10.6% increase in average convenience charge revenue per ticket.

   Sponsorship and Advertising Revenues. Sponsorship and advertising revenues were $1.0 million and $917,000 for the three months ended March 31, 1999 and 1998, respectively. The increase was primarily attributable to an increase in sponsorship and promotion activity with strategic marketing partners.

   City Guide and Related Revenues. City guide and related revenues were $5.6 million for the three months ended March 31, 1999 representing the CitySearch city guide and related revenue of the CitySearch business acquired.

   Ticketing Operations Expenses. Ticketing operations expenses consist primarily of expenses associated with ticket fulfillment, Web site design and layout, service and network infrastructure maintenance and data communications. Ticketing operations expenses were $6.9 million and $1.4 million for the three months ended March 31, 1999 and 1998, respectively. Ticketing operations expenses are primarily variable in nature and have increased during the periods presented in conjunction with the increase in ticketing operations revenue and will continue to increase in future periods to the extent ticketing operations revenues increase during such periods. In addition, we expect that ticketing operations expenses will increase as a percentage of ticketing revenues as a result of expenses associated with our license agreement with Ticketmaster Corp.

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

   City Guide and Related Expenses. City guide and related expenses consist primarily of the expenses associated with the design, layout, photography, customer service and editorial resources used in the production and maintenance of business Web sites and editorial content, network infrastructure maintenance and the costs of consulting services in partner-led markets. City guide and related expenses are expensed as incurred. City guide and related expenses are primarily variable in nature and will continue to increase in future periods to the extent city guide and related sales increase and to the extent new cities are added to the network during such periods.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of costs related to the compensation of sales and marketing personnel, advertising and travel. Sales and marketing expenses were $6.2 million and $225,000 for the three months ended March 31, 1999 and 1998, respectively. The increase is due primarily to the sales and marketing costs of CitySearch for the three months ended March 31, 1999 amounting to $5.8 million and increased salary related costs and operating support costs associated with the growth in sales and marketing activities. We expect that sales and marketing expenses will increase in absolute dollars and as a percentage of revenue as new cities are added to the network.

   Research and Development Expenses. Research and development expenses include the costs to develop, test and upgrade our online service and the enterprise management systems. These costs consist primarily of salaries for product development personnel, contract labor expense, consulting fees, software licenses, hardware costs and recruiting fees. Research and development expenses were $1.9 million for the three months ended March 31, 1999 which represents primarily the research and development cost of CitySearch. We believe that timely deployment of new and enhanced products and technology is critical to attaining its strategic objectives and to remaining competitive. Accordingly, we intend to continue recruiting and hiring experienced research and development personnel and making other investments in research and development. As such, we expect that research and development expenditures will increase in absolute dollars in future periods. We have expensed research and development costs as incurred.

   General and Administrative Expenses. General and administrative expenses consist primarily of administrative and executive personnel costs. General and administrative expenses were $3.3 million and $515,000 for the three months ended March 31, 1999 and 1998, respectively. The substantial increase was due primarily to general and administrative expenses of CitySearch amounting to $2.4 million. We expect that general and administrative expenses will increase in absolute dollars.

   Interest Income, Net. Net interest income consists primarily of interest earned on our cash and cash equivalents, less interest expense on capital lease obligations. The Company had net interest income of $1.2 million for the three months ended March 31, 1999 primarily related to interest received on the net proceeds of our initial public offering which closed in December 1998. We invest our cash balances in short-term investment grade, interest-bearing securities.

   Income Taxes. The provision for income taxes was $57,000 and $452,000 for the three months ended March 31, 1999 and 1998, respectively. Our effective tax rate differs from the statutory federal income tax rate, primarily as a result of state income taxes and operating losses not benefited. We expect that any taxable income for 1998 and 1999 will be offset by the expected future net operating losses of CitySearch, resulting in a nominal tax provision. However, net operating loss carryforwards of CitySearch existing at the date of the merger with Ticketmaster Online will not be available to further offset our taxable income.

Eleven Months Ended December 31, 1998 and Fiscal Years Ended January 31, 1998 and 1997

   Ticketing Operations Revenues. Ticketing operations revenues were $15.7 million, $6.0 million and $199,000 for the eleven months ended December 31, 1998 and for the fiscal years ended January 31, 1998 and 1997, respectively. The increase for the eleven months ended December 31, 1998 over the year ended January 31, 1998 (the difference of one month's operations is not considered to materially affect the comparison of the two periods) is primarily attributable to a significant increase in the number of tickets sold from 1,062,000 to 2,860,000 tickets.

   Sponsorship and Advertising Revenues. Sponsorship and advertising revenues were $6.8 million, $3.9 million and $1.0 million for the eleven months ended December 31, 1998 and fiscal years ended January 31, 1998 and 1997, respectively. The increases are primarily attributable to an increase in sponsorship and promotion activity with strategic marketing partners. In the eleven months ended December 31, 1998, $3.0 million is attributable to one promotional agreement.

   City Guide and Related Revenues. City guide and related revenues were $5.4 million for the eleven months ended December 31, 1998 representing the CitySearch city guide and related revenue for the three months subsequent to the Merger.

   Ticketing Operations Expenses. Ticketing operating expenses were $9.8 million, $3.5 million and $635,000 for the eleven months ended December 31, 1998 and for the fiscal years ended January 31, 1998 and 1997, respectively. Ticketing operations expenses are primarily variable in nature and have increased during the periods presented in conjunction with the increase in ticketing operations revenue.

   City Guide and Related Expenses. City guide and related expenses were $4.0 million for the eleven months ended December 31, 1998 representing the CitySearch city guide and related expenses for the three months subsequent to the merger of Ticketmaster Online and CitySearch.

   Sales and Marketing Expenses. Sales and marketing expenses were $6.8 million, $490,00 and $290,000 for the eleven months ended December 31, 1998 and the fiscal years ended January 31, 1998 and 1997, respectively. The increase for the eleven months ended December 31, 1998 as compared to the fiscal year ended January 31, 1998 is due primarily to the sales and marketing costs of CitySearch for the three months subsequent to the merger of Ticketmaster Online and CitySearch amounting to $5.8 million and increased salary related costs and operating support costs associated with the growth in sales and marketing activities.

   Research and Development Expenses. Research and development expenses were $1.7 million for the eleven months ended December 31, 1998 which represents the research and development cost of CitySearch for the three months subsequent to the merger of Ticketmaster Online and CitySearch.

   General and Administrative Expenses. General and administrative expenses were $3.5 million, $1.7 million and $1.3 million for the eleven months ended December 31, 1998 and fiscal years ended January 31, 1998 and 1997, respectively. The substantial increase for the eleven months ended December 31, 1998 was due primarily to general and administrative expenses for CitySearch for the three months subsequent to the merger of Ticketmaster Online and CitySearch amounting to $1.7 million.

   Interest Income, Net. We had net interest income of $54,000 for the eleven months ended December 31, 1998. Included in net interest income is interest expense of $710,000 of the convertible note issued to USAi in connection with the merger of Ticketmaster Online and CitySearch.

   Income Taxes. The provision (benefit) for income taxes was $2.9 million, $1.8 million and $(374,000) for the eleven months ended December 31, 1998 and fiscal years ended January 31, 1998 and 1997, respectively. The provision for income taxes for the eleven months ended December 31, 1998 primarily consists of the provision recorded by Ticketmaster Online prior to the merger with CitySearch. Our effective tax rate differs from the statutory federal income tax rate, primarily as a result of state income taxes and operating losses not benefited. Tax benefits were recorded for the year ended January 31, 1997 as there was no valuation allowance recognized against the deferred tax asset on a stand-alone basis for that year. We expect that any taxable income for 1998 and 1999 will be offset by the expected future net operating losses of CitySearch, resulting in a nominal tax provision on a combined basis subsequent to the merger. However, net operating loss carryforwards of CitySearch will not be available to further offset our taxable income.

CitySearch

   Revenues. CitySearch's revenues increased from $3.7 million for the nine months ended September 30, 1997 to $11.3 million for the nine months ended September 28, 1998, and increased from $203,000 for the year ended December 31, 1996 to $6.2 million for the year ended December 31, 1997. CitySearch did not recognize any revenue from September 20, 1995, its date of formation, to December 31, 1995. CitySearch has two revenue sources: (1) subscription and services revenue and (2) licensing and royalty revenue. Subscription and services revenue was $3.0 million and $9.5 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and was $203,000 and $4.9 million for the years ended December 31, 1996 and 1997 respectively. Subscription and services revenue increased for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997, primarily as the result of increases in business Web site subscription revenue of $4.2 million, due to an increase in the average sales price of new business Web sites sold from approximately $80 in September 1997 to approximately $190 in September 1998. Subscription and services revenue increased for the year ended December 31, 1997 as compared to the year ended December 31, 1996 primarily as the result of the increases in business Web site subscription revenue of $3.2 million, due to the launch of two new city guides and an increase in the average sales price of new business Web sites sold from approximately $50 in December 1996 to approximately $100 in December 1997. The increases in subscription and services revenue for the nine months ended September 28, 1998 and for the year ended December 31, 1997 also resulted from increases in consulting revenue of $1.7 million and $306,000, respectively, barter revenue of $337,000 and $1.1 million, respectively, and banner revenue of $316,000 and $113,000, respectively. Licensing and royalty revenue was $677,000 and $1.90 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and was $0 and $1.30 million for the years ended December 31, 1996 and 1997, respectively. CitySearch began licensing and royalty revenue after the launch of its initial partner-led market city guide in July 1997.

   Cost of Revenues. Cost of revenues consists primarily of the expenses associated with the design, layout, photography, customer service and editorial resources used in the production and maintenance of business Web sites and editorial content, network infrastructure maintenance and the costs of consulting services in partner-led markets. Cost of revenues is expended as incurred. CitySearch had no cost of revenues from September 20, 1995 to December 31, 1995. Cost of revenues were $7.6 million and $10.5 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $2.9 million and $9.7 million for the years ended December 31, 1996 and 1997, respectively. The increases for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997 and for the year ended December 31, 1997 as compared to the year ended December 31, 1996 were due primarily to increased personnel and freelance labor amounting to $2.30 million and $5.2 million, respectively, required to produce and maintain the increased number of business Web sites and amount of editorial content. The remaining amount of the increase during the periods was due to operating support costs associated with the growth in the business.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of the costs related to compensation of sales and marketing personnel, advertising, public relations, travel, sales force training and marketing literature. Sales and marketing expenses were $13.7 million and $14.9 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $57,000, $6.4 million and $20.2 million for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. The increase for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997 was primarily due to increased sales and marketing personnel and increased advertising expenses. The increase for the year ended December 31, 1997 as compared to the year ended December 31, 1996 was due primarily to increased labor related costs of $7.6 million. The increase in the year ended December 31, 1997 was also attributable, to a lesser extent, to an increase of $2.0 million in advertising costs. The remaining increase in the period was related to operating costs associated with the growth in sales and marketing activities.

   Research and Development Expenses. Research and development expenses include the costs to develop, test and upgrade the CitySearch online service and the enterprise management systems. These costs consist primarily of salaries for product development personnel, contract labor expense, consulting fees, software licenses, hardware costs and recruiting fees. Research and development expenses were $4.9 million and $5.0 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $152,000, $2.6 million and $7.20 million for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. The increases in research and development expenses were primarily attributable to increased staffing levels required to design, test, deploy and support expanded city guide functionality and back-office systems. As such, the Company expects that research and development expenditures will increase in absolute dollars in future periods. CitySearch has expended research and development costs as incurred.

   General and Administrative Expenses. General and administrative expenses consist primarily of administrative and executive personnel costs, fees for professional services and the costs of in-house infrastructure to support the operations of CitySearch. General and administrative expenses were $4.3 million and $5.1 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $104,000, $2.5 million and $5.90 million for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. These increases were due primarily to increased staffing levels to manage and support CitySearch's expanding operations.

   Merger and Other Transactions Costs. CitySearch recorded $3.1 million in costs during the nine months ended September 28, 1998, which were primarily related to the merger of Ticketmaster Online and CitySearch.

   Interest Income, Net. Net interest income consists primarily of interest earned on CitySearch's cash and cash equivalents, less interest expense on capital lease obligations. CitySearch had net interest income of $104,000 and $227,000 for the nine months ended September 30, 1997 and September 28, 1998, respectively, and $5,000, $217,000 and $223,000 for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. Included in net interest income during the nine months ended September 28, 1998 is interest expense of $469,000 on the convertible note in the principal amount of $50.0 million issued by USAi to CitySearch in connection with the merger of Ticketmaster Online and CitySearch.

   Income Taxes. The provision for income, franchise and capital taxes of $800, $1,600 and $8,330 for the for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and December 31, 1997, respectively, is based solely on minimum state tax requirements. CitySearch's effective tax rate differs from the statutory federal income tax rate, primarily as a result of operating losses not benefited. Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, CitySearch has placed a valuation allowance against its otherwise recognizable deferred tax assets. At December 31, 1997, CitySearch had net operating loss carryforwards for federal and state income tax purposes of approximately $47.5 million. The federal carryforwards expire principally in the period from 2010 to 2012, and the state carryforwards expire principally in 2003. See Note 4 of Notes to Consolidated Financial Statements of CitySearch, Inc. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. CitySearch's ability to utilize net operating loss carryforwards may be limited as a result of "ownership change" as defined in the Internal Revenue Code. The merger of Ticketmaster Online-- CitySearch and prior issuances of CitySearch Convertible Preferred Stock, have constituted "ownership changes" that could result in limitations on the use of net operating loss carryforwards in future periods.

Liquidity and Capital Resources

   Prior to the merger of Ticketmaster Online and CitySearch, our primary sources of liquidity were cash from operations and funding from Ticketmaster Corp. Consistent with cash management policies of Ticketmaster Corp., we did not maintain any cash balances prior to the date of the merger (September 28, 1998).

   Net cash used in operating activities was $6.2 million for the three months ended March 31, 1999 and net cash provided by operating activities was $662,000 for the three months ended March 31, 1998. Net cash used in operating activities was $438,000 for the eleven months ended December 31, 1998, net cash provided from operating activities was $2.9 million for the fiscal year January 31, 1998, and net cash used in operating activities was $556,000 for the year ended January 31, 1997.

   Net cash used in investing activities was $1.0 million and $25,000 for the three months ended March 31, 1999 and March 31, 1998, respectively. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computers, software, equipment and leasehold improvements. Net cash used in financing activities was $433,000 and $637,000 for the three months ended March 31, 1999 and 1998, respectively.

   Net cash used in investing activities was $1.1 million for the eleven months ended December 31, 1998, and was $250,000 and $189,000 for the fiscal years ended January 31, 1998 and January 31, 1997, respectively. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computers, software, equipment and leasehold improvements. Net cash provided in financing activities was $50.6 million for the eleven months ended December 31, 1998, attributable to our initial public offering and repayment of a convertible note in the principal amount of $50.0 million which was paid upon closing of our initial public offering. Net cash used in financing activities was $2.7 million for the fiscal year ended January 31, 1998, attributable to repayments to Ticketmaster Corp. for prior financing provided to us and distributions to Ticketmaster Corp. Net cash provided by financing activities was $748,000 for the fiscal year ended January 31, 1997, attributable to intercompany funding from Ticketmaster Corp.

   At March 31, 1999, our cash and cash equivalents were $99.3 million. Existing cash and cash equivalents are expected to be sufficient to meet working capital and capital expenditures requirements for at least the next 12 months. Thereafter, we may be required to raise additional funds. No assurance can be given that we will not be required to raise additional financing prior to such time. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to us or our stockholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

Year 2000

   The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by us and our Web services, to malfunction prior to or in the Year 2000 and lead to significant business delays and disruptions in our business and operations in the United States and internationally. We have developed a plan to minimize the impact of this Year 2000 problem. Pursuant to our plan, we have established a Year 2000 Committee consisting of senior managers from relevant functional areas. The Year 2000 Committee has reviewed all areas of our business and operations that may be affected and has assigned responsibility for each area to individuals knowledgeable about their respective areas. The Year 2000 Committee has made these individuals responsible for the initial assessment of risk and initial estimate of hardware cost, software cost and time required to achieve compliance. We concluded our initial assessment in the fourth quarter of 1998 and are commencing implementation of remediation necessary to achieve compliance. Remediation will continue in 1999. We estimate that the dollar cost of Year 2000 compliance is approximately $200,000. However, we have not yet completed our comprehensive assessment of remediation costs and actual costs could materially differ.

   Several systems provided by third parties are required for the operation of our services, any of which may contain software code that is not Year 2000 compliant. These systems include:

   .  server software used to operate our network servers,;

   .  software controlling routers;

   .  switches and other components of our data network;

   .  disk management software used to control our data disk arrays;

   .  firewall, security, monitoring and back-up software used by us; and

   .  desktop PC applications software.

   In most cases, we employ widely available software applications and other products from leading third party vendors, and expects that such vendors will provide any required upgrades or modifications in a timely fashion. However, any failure of third party suppliers to provide Year 2000 compliant versions of the products used by us could result in a temporary disruption of our services or otherwise disrupt our operations. In addition, we intend to provide our partners which host their own city guides using software that we have provided to them with software upgrades to make their hosted city guides Year 2000 compliant. In addition, our partners may operate their city guide sites in proximity to other applications that may not be Year 2000 compliant. While we intend to assign an individual to coordinate each partner's compliance efforts to ensure uninterrupted operations, we have limited ability to influence decisions by our partners. Our partners' inability or unwillingness to timely install our Year 2000 upgrades to their hosted city guide sites or noncompliant systems that adjoin partners' city guide applications could result in interruption or disruption of the city guide service, which in turn could reduce royalties or other amounts due to us. There can be no assurance that we, our third party suppliers or our partners will be Year 2000 compliant at the end of the millennium. Failure to achieve compliance could result in complete failure or inaccessibility of our or our partners' services, and could adversely affect our business, financial condition and results of operations.

   Year 2000 compliance problems could also undermine the general infrastructure necessary to support our operations. For instance, we depend on third party Internet service providers for connectivity to the Internet. Any interruption of service from our Internet service providers could result in a temporary interruption of our services. Moreover, the effects of Year 2000 compliance deficiencies on the integrity and stability of the Internet are difficult to predict. A significant disruption in the ability of businesses and consumers to reliably access the Internet or portions of it would have an adverse effect on demand for our services and adversely impact our business, financial condition and results of operations.

Quantitative and Qualitative Disclosures about Market Risk

   Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We have not used derivative financial instruments in our investment portfolio. We invest our excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers and, by policy, limit the amount of credit exposure to any one issuer. We protect and preserve our invested funds by limiting default, market and reinvestment risk.

   Investments in both fixed rate and floating rate interest earning instruments carries a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates.

                                   BUSINESS

   We have combined CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. CitySearch was incorporated in September 1995 and launched its first local city guide in May 1996. Ticketmaster Online was formed in 1993 to administer the online business of Ticketmaster Corp. and began selling live event tickets and related merchandise online in November 1996. Prior to the merger, Ticketmaster Online was operated as a wholly-owned subsidiary of Ticketmaster Corp., a leading provider of live event automated ticketing services in the United States. We are integrating our local CitySearch city guides with our Ticketmaster Online live events ticketing and merchandising distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers and integrating these activities with the additional services offered by CityAuction, Match.com and, once the transaction closes, One & Only. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets and related merchandise on the Web for live events in 44 states and in Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. Subject to specified limitations, Ticketmaster Online is the exclusive agent for Ticketmaster Corp. for the online sale of tickets to live events presented by Ticketmaster Corp.'s clients.

CitySearch Business

CitySearch Service for Consumers

   We produce and deliver comprehensive local city guides on the Web, providing up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Each local city guide primarily consists of original content developed and designed specifically for the Web by us and our partners. The CitySearch service is topically organized by categories, such as arts and entertainment, restaurants and bars, community, shops and services, sports and outdoors, hotels and tourism, local news and professional services. Within most of the city guides, consumers can search neighborhood shopping areas, obtain maps, contact community organizations and vendors by e-mail, and engage in bulletin board discussions with individuals such as local public officials and celebrities. In CitySearch owned and operated markets, consumers can also access the web sites of Ticketmaster Online, CityAuction and Match.com through CitySearch city guides to purchase live event tickets and related merchandise, participate in auctions and seek relationships online. In certain markets, consumers can also access audio streams, including recent news and other information, from local radio partners. CitySearch offers local and regional businesses the opportunity to reach and interact with targeted consumers. In addition, content generated by consumers through e-mail and bulletin boards enhances the sense of community in CitySearch sites.

   The CitySearch service has been launched in markets across the United States and in selected international markets. We will continue to expand the service both in owned and operated markets and by partnering with major media companies in other markets. These major media partners bring capital, brand recognition, promotional strength and local knowledge to their city guides and allow us to build out our national and international network of sites faster than we could solely through owned and operated sites. As of June 17, 1999, we have launched CitySearch sites in 30 markets, including 11 partner-led markets and 19 owned and operated markets.

CitySearch Service for Business Customers

   We create and host CitySearch Web sites for local and regional businesses and organizations for a monthly fee. We offer local businesses a wide range of options in creating Web presences, from a basic Web presence costing as little as $60 per month to a multi-page site with additional features and functionality costing up to $1,000 per month. Most business customers have entered into a one-year agreement that automatically converts into a month-to-month contract upon expiration of the initial term. By aggregating a customer's Web site with those of numerous other businesses in a comprehensive local city guide, we provide categorical, geographic and editorial context to a customer's Web presence to generate usage by consumers, as well as significant Internet traffic. Based on studies conducted for it by a marketing research firm, we believe that CitySearch users are more evenly split between men and women, better educated, slightly older and have higher annual incomes than the typical Internet user. We believe that these demographics are attractive to our business customers.

   We provide an integrated solution for businesses to establish a CitySearch Web presence, including design, photography, layout, posting of updated information, hosting and maintenance. Businesses are able to provide a targeted audience with current information about our products and services including photographs, prices, location, schedules of live entertainment, sales and other relevant information. Unlike traditional media such as yellow pages advertising, we offer CitySearch business customers a certain number of free updates each month. The business customers also receive usage reports, e-mails from interested consumers and access to an expanded base of potential buyers including tourists and out-of-town users. We recently introduced a strategy of bundling enhanced features and functionality, including panoramic images and audio clips. These services, when bundled with our basic CitySearch services, are typically priced from $190 to $1,000 per month, and have accounted for significant increases in the average selling prices of our offerings. We believe our broad offering of services and our prices compare favorably to other Web advertising options available to businesses. These options range from low cost, low quality scanned- in information to free-standing custom-designed sites that may cost in excess of $10,000 in up-front fees to produce and that rely on significant promotion to attract traffic. By providing a high-quality Web presence at an affordable price, we believe that our services address the demand of the large number of businesses whose online needs fall between these market extremes.

   Our proprietary site design tools and production economies enable us to build customized multi-page Web sites for customers for a minimal up-front fee. The production of business Web sites for CitySearch owned and operated markets and certain partner-led markets is managed centrally in our headquarters to better control quality and cost and provide rapid production. Business Web site creation follows a standardized process. First, sales representatives in the field work with customers to design their sites and gather images and text. Once content is collected, sales representatives forward this information to our central production site in Pasadena, California where data entry personnel input the text. Graphic designers then use our proprietary software to combine the text and scanned images to create custom sites designed to reflect the nature and style of each business customer. Once the Web site designers have completed their work, the business Web site is checked for accuracy and published online after a 14-day customer proofing period. The entire process, from the receipt of content by us to putting a site online, takes approximately one month to complete. Each step of the sales and production process is monitored by an enterprise management system to ensure that the process is consistent and complete. We believe the systems and processes we have developed to produce business Web sites allow us to create higher quality, more informative sites in a more cost-effective and timely manner than our competitors.

   We intend to be the leading personalized source for local information and transactions. Our rapidly expanding city guide network now includes a full range of local transaction services, including tickets, hotel reservations, merchandise, e-Commerce, employment classifieds and matchmaking to help local consumers get things done online.

CitySearch Strategic Alliances

   We have entered into partnerships and strategic alliances with third parties in order to:

   . rapidly build our national and international network of CitySearch local city guides;

   .  generate licensing revenue in CitySearch partner-led markets;

   .  facilitate branding;

   .  gain access to additional content; and

   .  drive traffic on our network of sites.

   We intend to continue to negotiate further partnerships and alliances.

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   Newspaper and Telephony Partnerships. We have entered into strategic partnerships with major newspapers and media companies such as The Baltimore Sun, The Dallas Morning News, the Los Angeles Times, The San Diego Union-Tribune, Washingtonpost.Newsweek Interactive, Big Colour Pages (independent yellow pages of Australia), The Melbourne Age, Schibsted ASA/Scandinavia Online (Copenhagen, Oslo and Stockholm), The Sydney Morning Herald, Tele-Direct (the yellow pages subsidiary of Bell Canada, Inc.) and the Toronto Star. In these partner-led markets, the partner provides the capital and management, while we contribute technology, a business model, consulting services, business systems and processes and network participation. We typically receives up-front license fees, ongoing license fees for delivery of upgrades and support, and royalties based on revenues that the partner generates through the city guide service. In addition, we generally receives additional fees for consulting services in connection with the launch of the partner's city guides, custom engineering requested by particular partners, and compensation for business Web site production, customer service, billing and hosting services. These partner agreements are typically five to eight years in length, and contain customary termination rights in the event of material breach or non-performance. We believe these arrangements allow us to expand our national and international network of cities in a more rapid and cost-effective manner than a solely owned and operated network would allow.

   We have also reached content sharing and linking agreements with various companies, including the New York Daily News Online Edition and Time Out New York. Under these agreements, our city guide sites and content partners create co-branded areas and host certain content supplied by the content partners.

   In August 1998, we restructured our relationship with Toronto Star Newspapers Limited in order to admit a new partner with significant brand, sales and financial resources. Under the terms of the partnership agreement, Toronto Star Newspapers Limited and Tele-Direct Inc. each hold a 45% interest in the partnership and together operate the toronto.com Web service. We hold a 10% interest in the partnership and license our technology and business systems to the partnership for use in the defined territory.

   In July 1998, we entered into an agreement with Classified Ventures, a leading provider of online advertising products and services to the newspaper industry. Classified Ventures is funded by Central Newspapers, Inc., Gannett Co., Inc., Knight Ridder, Inc., The McClatchy Company, The New York Times Company, The Times Mirror Company, Tribune Company and The Washington Post Company, and has a network of over 140 affiliated newspapers in 44 states, including 34 of the nation's top 50 markets. We licensed elements of our technology and business systems to Classified Ventures and provide services in automotive and real estate classified advertising categories. The agreement may be terminated effective 2001 by Classified Ventures, although it may be terminated earlier by agreement of the parties. Certain CitySearch owned and operated city guides may also participate as Classified Ventures affiliates in their respective markets.

   Television and Radio Media Alliances. We have entered into co- promotion agreements with local television and radio stations in most of the CitySearch owned and operated markets. These relationships typically offer content sharing and co-promotion to both parties. We work with each partner to develop a multimedia Web site within the CitySearch site, while the partner offers promotion and a recognized brand within the market. We typically receive significant on-air promotion from these television and radio stations that increases brand awareness and drives traffic to the CitySearch site. For example, we have partnered in Salt Lake City/Utah with the CBS television station (KUTV) as well as radio stations owned by Citadel Communications Corporation and, in Raleigh-Durham-Chapel Hill, with the national public radio station (WUNC) and radio stations owned by Capstar Broadcasting Corporation. In San Francisco, we have agreements with the ABC television station (KGO) and two radio stations owned by CBS.

   Marketing Agreements. We have entered into both local and national marketing agreements. For example, we are a party to an agreement with American Express which included an equity investment in Ticketmaster Online-CitySearch. The agreement provides for distribution of co-branded marketing materials to American Express Travel Related Services Company, Inc. merchant customers in our local markets that will offer merchant customers online Web site presences through our local city guides. The parties intend to create areas within the CitySearch sites to aggregate promotions and discounts offered to consumers by American Express merchant customers as well as develop additional e-commerce products. In addition, American Express is obligated to purchase sponsorships and banner advertising on the CitySearch sites. The agreement expires in 2002, subject to certain provisions allowing for early termination in the event of a change of control of Ticketmaster Online-CitySearch. We intend to

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continue to aggressively pursue such marketing agreements in order to attract additional business customers and increase usage of the CitySearch service by consumers.

   Content Distribution Alliances. We have entered into agreements with a number of companies to distribute our content and drive traffic to our Web sites. For example, we have entered into agreements or arrangements with Earthlink Network, Inc., Planet Direct Corporation and Internet Travel Network to distribute content across relevant sites.

Marketing and Sales

   We emphasize marketing activities in our owned and operated markets aimed at increasing awareness of our CitySearch local city guides for both consumers and business customers. Our roll-out teams are led by experienced managers who prepare for launch by negotiating promotional arrangements with local media, training a direct sales force and selling initial sites. We conduct advertising and public relations campaigns through low-cost "guerilla" marketing efforts and our local media partners in radio, television and print advertising to both drive business customer sales and consumer usage. We also purchase targeted advertising on Web sites such as Infoseek and Preview Travel, as well as through traditional radio, print and outdoor media.

   In partner-led markets, our marketing efforts rely substantially on the partner's existing franchise and resources in the community. Partners typically market their city guide services through print promotion and integration into a pre-existing news Web site. The partner's brand is also used in conjunction with the CitySearch brand to build credibility with local consumers. We provide our partners with a roll-out team to launch the service and ongoing support, including assistance with recruiting, sales strategy and back office operations.

   After a site has been launched, we, or our partners, rely upon a direct sales force to accelerate the momentum established by the roll-out team. As of March 31, 1999 we employed 262 sales representatives and IMAs in our 19 owned and operated markets. Sales Representatives sell directly to local businesses and IMA's maintain regular contact with customers and facilitate up-selling of Web site functionality. Sales representatives in new markets perform both selling and active customer relationship management. Each sales representative completes an intensive training program at our headquarters with follow-up field training. Our proprietary enterprise management system tracks sales leads and prospect status and allows sales managers to track performance. Sales representatives participate in ongoing training sessions in sales techniques and new products.

Operations

   We have created a systematic approach to market roll-out of our CitySearch local city guides that is designed to enable us to launch our service in owned and operated markets and to support a local service once launched. In addition, we license our roll-out capabilities to media companies in our partner-led markets. We have analyzed and documented the best practices associated with our early city launches to refine and standardize our field and home office production processes. Our software systems monitor much of the sales and customer care functions. Additionally, we have built custom systems that streamline the site creation and maintenance process.

   Our growing network of local city sites has allowed us to refine and streamline the content and the roll-out process of new owned and operated sites. We refer to these new sites as "Quicksilver Sites." Quicksilver Sites incorporate content produced by us for use nationally by all our local sites, such as movie and music reviews, with local edits to provide a broader content base for our new sites in their start up phase. We believe we realize economies of scale in the production of such content. The Quicksilver Sites are focused more on arts and entertainment as a result of our analysis of traffic patterns on our older owned and operated sites. This traffic analysis indicates that arts and entertainment is where the majority of site visitors spend their time. Our streamlined roll-out strategy allows us to launch a new Quicksilver site in approximately one-half of the time needed for the launch of older owned and operated sites. We also staff our Quicksilver Sites with less than one-half of the employees needed to staff the older sites. We attribute this to allowing the Quicksilver Site local account managers to manage their relationships with advertisers from start to finish and the reduced need to generate local content due to the use of a national content feed. As a result of the Quicksilver Site program, we plan to launch new sites faster than in the past and at less incremental cost.

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   Customer service operations are located in our Pasadena headquarters. Our enterprise management systems enable customer service staff to view the customer's full profile, billing and interactive history as they take the call, and to use the software tools to make changes to the business customer's site in real time.

Technology

   We have developed and implemented a number of technologies to support its local city guide service and business operations, including (1) an online city guide application, (2) a set of content creation and management tools and (3) a suite of integrated enterprise management systems.

   CitySearch Online Application. Our online application provides a user interface intended to support novice online users, while providing easily accessible advanced features for experienced Web users. The core end-user functionality of our application includes:

   .  concurrently performed keyword, geographic and temporal searches;

   . personalization that permits consumers, for example, to receive newsletters in areas of interest, and register for special offers from our business customers that have chosen to implement a one-to-one marketing approach;

   .  dynamic map rendering and "nearby" functionality;

   .  and message boards.

   We employ a multi-tiered architecture, separating a standard relational database from business rules and presentation logic. Our online application is designed to permit city guide publishers to create and to change the appearance of the product quickly and easily. As result, we believe that both it and its partners will be able to respond readily to changes in the marketplace and to evolving user preferences. In addition, the tiered architecture is designed to provide for rapid development cycles and code rouse. We have made a substantial investment in our product development infrastructure and intend to continue to release product enhancements that address changing demands of business customers and consumers.

   Content Creation and Management Tools. We have created the following applications to support editorial and advertising content production:

   .  SiteWorks, for design of business Web sites and editorial features;

   .  EditWorks, for editorial content entry;

   .  User Interface Tree editor, for defining and managing the site hierarchy;
      and

   . MediaWorks, to enable remote content partners, typically television and radio stations, to submit content directly to the site.

   These tools are designed to minimize the technical knowledge that editorial and advertising content producers need to possess.

   Enterprise Management Systems. We have developed and implemented a suite of integrated enterprise management systems designed to handle an increasing volume of business customers. The enterprise management system consists of third-party and internally developed applications covering sales force automation and telemarketing, production management and tracking systems, customer service, accounting, billing and commissions systems.

   The sales force automation and production tracking systems enhance our ability to manage the planning, scheduling, forecasting and tracking of business Web sites, banners and other services through the various stages of design and production. These tools enable us to manage the large number of business Web sites and banners developed simultaneously and originating from numerous cities. We believe the systems and processes it has

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developed to produce business Web sites allow it to create high quality sites in a more cost-effective and timely manner.

Ticketmaster Online Business

Ticketmaster Online Service

   Ticketmaster Online is a leading online ticketing service that enables consumers to purchase tickets for live music, sports, theater and family entertainment events presented by Ticketmaster Corp.'s clients and related merchandise over the Web. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. In addition to these services, the Ticketmaster Online Web site provides local information and original content regarding live events for Ticketmaster Corp. clients throughout the United States, Canada and the United Kingdom.

   Throughout the Ticketmaster Online Web site and at the conclusion of a confirmed ticket purchase, the consumer is prompted to purchase merchandise that is related to a particular event, such as videos, tour merchandise and sports memorabilia. We intend to expand the types and range of merchandise that can be ordered by consumers through the Ticketmaster Online Web site. We also intend to organize membership programs that will provide Ticketmaster Online members with certain benefits centered around entertainment, leisure and travel activities. Membership is expected to include participation in other activities not generally available to the public.

   Since the commencement of online ticket sales in November 1996, Ticketmaster Online has experienced significant growth in tickets sold through its Web site. Gross transaction dollars for ticket sales increased from approximately $854,000 in the quarter ended December 31, 1996 to $59.5 million in the quarter ended March 31, 1999. Similarly, tickets sold on the Ticketmaster Online Web site in the quarter ended December 31, 1996 represented less than 1% of total tickets sold by Ticketmaster Corp., while tickets sold online in the quarter ended March 31, 1999 represented 8.7% of tickets sold.

Ticketmaster Corp. Clients

   Ticketmaster Corp. is a leading provider of automated ticketing services in the United States with over 3,750 domestic clients, including many of the country's foremost entertainment facilities, promoters and sports franchises. Ticketmaster Corp. established its market position by providing these clients with comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through operator-staffed call centers, independent sales outlets remote to the facility box office, and Ticketmaster Online's website. Revenue is generated principally from convenience charges received by Ticketmaster Corp. for tickets sold on its clients' behalf. Ticketmaster Corp. generally serves as an exclusive agent for its clients and typically has no financial risk for unsold tickets.

   Ticketmaster Corp. has a comprehensive domestic distribution system that includes approximately 2,800 remote sales outlets, covering many of the major metropolitan areas in the United States, and 17 domestic call centers with approximately 2,000 operator positions. Ticketmaster Corp. also operates in Great Britain, Canada, Ireland, Mexico and Australia and, in 1998, has expanded into France, Chile and Argentina. The number of tickets sold through Ticketmaster Corp. has increased from approximately 29 million tickets in 1990 to approximately 70 million tickets in 1998.

   We believes that the Ticketmaster system for live event ticketing transactions and its distribution capabilities enhance Ticketmaster Corp.'s ability to attract new clients and maintain its existing client base. The Ticketmaster system, which includes both hardware and software, is typically installed in a client's box office and provides a single centralized inventory control management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. The versatility of the Ticketmaster system allows it to be customized to satisfy a full range of client requirements.

   Ticketmaster Corp. generally enters into written agreements with its clients under which it agrees to provide the Ticketmaster system and to serve as the client's exclusive ticket sales agent for all sales of individual tickets sold

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outside of the facility's box office for a specified period, typically five to seven years. Under its facilities agreements, Ticketmaster Corp. generally is granted the right to sell tickets for all live events presented at a facility, and installs the Ticketmaster system in the facility's box office. Agreements with promoters generally grant Ticketmaster Corp. the right to sell tickets for all live events presented by that promoter at any facility, unless the facility is covered by an exclusive agreement with another automated ticketing service company.

   As part of its client agreements, Ticketmaster Corp. is generally granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold other than at the box office and an additional per order handling charge on all tickets sold by Ticketmaster Corp. other than at remote sales outlets to partially offset the cost of fulfillment. The amount of the convenience charge is typically determined during the contract negotiation process, and varies based upon numerous factors, including the services to be rendered to the client, the amount and cost of equipment to be installed at the client's box office and the amount of advertising and/or promotional allowances to be provided, as well as the type of event and whether the ticket is purchased at a remote sales outlet, by telephone, through the Ticketmaster Online Web site or otherwise. Any deviations from those amounts for any event are negotiated and agreed upon by Ticketmaster Corp. and the client prior to the commencement of ticket sales. During Ticketmaster Corp.'s fiscal 1998 and the first quarter 1999, the convenience charges generally ranged from $1.50 to $7.00 per ticket. Ticketmaster Corp.'s client agreements also generally establish the amounts and frequency of any increases in the convenience charge and handling charge during the term of the agreement.

   The agreements with some of Ticketmaster Corp.'s clients may provide for a client to participate in the convenience charges paid by ticket purchasers for tickets bought through Ticketmaster Corp. for that client's events. The amount of such participation, if any, is determined by negotiation with that client. Some agreements also may provide for Ticketmaster Corp. to make participation advances to the client, generally recoupable by Ticketmaster Corp. out of the client's future right to participation. In limited cases, Ticketmaster Corp. makes an upfront, non-recoupable payment to a client for the right to sell tickets for that client.

   Clients are routinely required by contract to include the Ticketmaster name in print, radio and television advertisements for entertainment events sponsored by such clients. The Ticketmaster name and logo are also prominently displayed on printed tickets and ticket envelopes.

   Ticketmaster Corp. generally does not buy tickets from its clients for resale to the public and has no financial risk for unsold tickets. In the United Kingdom, Ticketmaster Corp. may from time to time buy tickets from its clients for resale to the public in an amount typically not exceeding (Pounds) 1,000,000 in the aggregate, of which less than (Pounds) 300,000 is normally unsold at any time. Ticket prices are not determined by Ticketmaster Corp. Ticketmaster Corp.'s clients also generally determine the scheduling of when tickets go on sale to the public and what tickets will be available for sale through Ticketmaster Corp. Facilities and promoters, for example, often handle group and season ticket sales in-house. Ticketmaster Corp. only sells a portion of its clients' tickets, the amount of which varies from client to client and varies as to any single client from year to year.

   We believe that the primary benefits derived by Ticketmaster Corp.'s clients by use of the Ticketmaster System include the following:

   . centralized control of total ticket inventory as well as accounting information and market research data;

   .  centralized accountability for ticket proceeds;

   .  manageable and predictable transaction costs;

   .  broader and expedited distribution of tickets;

   . wide dissemination of information about upcoming events through Ticketmaster Corp.'s call centers, Ticketmaster Online and other media platforms;

   .  the ability to easily add additional performances if warranted by demand;
      and

   .  marketing and promotional support.

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   If an event is canceled, Ticketmaster Corp.'s current policy is to refund the per ticket convenience charges, but not the handling charge. Refunds of the ticket price for a canceled event are funded by the client. To the extent that funds then being held by Ticketmaster Corp. on behalf of the client are insufficient to cover all refunds, the client is obligated to provide Ticketmaster Corp. with additional funds within 24 to 72 hours after a request by Ticketmaster Corp.

Ticketmaster License Agreement

   Under our license agreement with Ticketmaster Corp., subject to specified limitations, Ticketmaster Corp. has granted us an exclusive, perpetual, irrevocable, worldwide license to use the Ticketmaster trademark and specified Ticketmaster Corp. databases to sell live event tickets online for Ticketmaster Corp.'s clients. In addition, Ticketmaster Corp. authorized us to be its exclusive, perpetual, worldwide agent for such online ticket sales. The license agreement further provides that Ticketmaster Corp. may use and permit others to use the Ticketmaster trademark in connection with the online promotion of ticket sales.

   Ticketmaster Corp. retains the rights to sell tickets by non-online means and to use the Ticketmaster trademark in connection with such sales. The license agreement defines such non-online means to include:

   .  by telephone;

   .  by other voice-to-voice means or voice-to-voice recognition unit systems;

   .  by non-interactive broadcast, cable and satellite television; and

   .  by kiosks and retail ticket outlets.

Client venues retain the rights to sell tickets at their box offices or as otherwise provided in client venue agreements with Ticketmaster Corp.

   Ticketmaster Corp. is the contracting party with client venues, promoters and sports franchises, providing ticket inventory management, consumer information and related data for all ticketing transactions. Ticketmaster Corp. provides this information to Ticketmaster Online for processing of online live event ticket sales and provides all transaction processing and fulfillment services for online live event ticket sales. Ticketmaster Online is required under the license agreement to comply with the terms of Ticketmaster Corp.'s client agreements. Our rights, contained in the license agreement, are subject to the client agreements. The license agreement also generally restricts us from cooperating with, offering online links to, or entering into any agreements with venues, ticket sellers or sales agents for online sale of tickets.

   Under the license agreement, we pay Ticketmaster Corp. a royalty which is a percentage of the net profit we derive from online ticket sales. We also reimburse Ticketmaster Corp. for Ticketmaster Corp.'s direct expenses related to online ticket sales.

   Under the license agreement, we have also been granted the non-exclusive right to promote and sell online specified merchandise available through Ticketmaster Corp. Ticketmaster Corp. serves as Ticketmaster Online's exclusive fulfillment provider for the online sales of this merchandise. As long as Ticketmaster Corp.'s fees, terms and quality of service are no less favorable than those available to us from third parties, Ticketmaster Corp. or its affiliates will serve as our exclusive fulfillment provider for the online sales of all other merchandise available through Ticketmaster Corp. Ticketmaster Corp. may also solicit sponsorship and advertising for our sites in a bundle with other sponsorship and advertising opportunities offered by Ticketmaster Corp.

Ticketmaster Online Strategic Alliances

   Ticketmaster Online participates in certain strategic partnerships with leading marketing and technology partners. We believes that these alliances continue to build the Ticketmaster Online brand name and expand our promotional opportunities.

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   Advertising, Sponsorship and Marketing Partnerships. Ticketmaster Online has
entered into advertising, sponsorship and marketing alliances with Internet content and service providers and other partners. In addition, Ticketmaster Corp. has entered into similar agreements pursuant to which Ticketmaster Online performs services and is allocated a percentage of revenues. Ticketmaster Online's other advertisers and marketing partners include Palm Computing Company, United Parcel Service of America, Inc., International Business Machines Corporation and Sprint Communications Company, Ltd. Client advertisements and marketing opportunities are typically integrated into our Ticketmaster Online Web site through banners and links that encourage viewers to click through for additional information. We intend to continue to pursue such advertising, sponsorship and marketing opportunities.

   Technology Partnerships. We also participate in certain arrangements with technology partners to provide enhanced features and functionality on our Ticketmaster Online Web site. For example, our "my Ticketmaster" Web site, which we jointly developed with Intel Corporation and launched in the first quarter of 1999, is a personalized Web application designed to enable users to choose categories of event information they receive based on personal preferences and habits. This personalized and localized site has been designed to include such features as seating charts, some of which are designed to provide three-dimensional perspectives and driving directions to venues.

Marketing and Sales

   We believe that we will benefit from Ticketmaster Corp.'s continued promotion of its brand name through Ticketmaster Corp.'s services and advertising sales force. We intend to continue to leverage the Ticketmaster brand name, Ticketmaster Corp.'s extensive distribution capabilities and core ticketing services in an effort to offer live event venues, sports franchises, promoters, advertisers, sponsors and other partners a wider variety of advertising, promotional and marketing platforms for their products and services. Through our relationship with Ticketmaster Corp., advertisers have access to a full array of advertising alternatives, ranging from online advertising vehicles such as Web sites, banners and sponsorships to traditional advertising on ticket stock and envelopes, during telephone sales (e.g., "music on hold" and sales scripts) and through direct mail campaigns. As of March 31, 1999, we had 11 employees dedicated to advertising and promotion of Ticketmaster Online's services.

Operations

   Our Ticketmaster Online ticketing system interfaces on a real-time basis with the host ticketing systems developed by Ticketmaster Corp. This process is designed to ensure that, except in limited circumstances, the inventory of tickets available online is identical to that which is available through Ticketmaster Corp.'s other distribution methods (e.g., telephone call centers and independent retail outlets) and to enable consumers to order tickets on a "best available seat" basis. Measures are taken that are designed to prevent system failure in Ticketmaster Corp.'s computer center. Each system has a live back-up standing ready in the event of a primary system failure. The rooms housing the computer-related equipment are protected by computer-safe fire protection systems. To guard against power outages, uninterruptable power supplies are utilized. High capacity back-up generators eliminate the dependency on public electric sources. In addition, all data is continually recorded on back-up tape.

   We utilize Secure Sockets Layer encryption technology designed to allow users to securely transmit their personal information to the Ticketmaster Online Web site. The decrypted data is then passed through two levels of firewalls, using an internally developed communications protocol to the Ticketmaster Corp. host systems where credit cards are processed and customer accounts are created. The host systems communicate directly with bank processing centers for instantaneous online credit card authorization and electronic deposit of credit card receipts. Essentially, all order processing, credit card billing, order fulfillment and consumer service functions for online ticketing orders are handled by Ticketmaster Corp. in the same manner as orders which are placed by telephone.

Technology

   Ticketmaster Online has an extensive database of live event information, with event information updated 12 times every hour and more than 200 times daily. This data base contains information on more than 30,000 events and over 3,000 clients and is designed to support an easy-to-use and reliable dynamic event calendar and ticket-buying interface to the Ticketmaster System.

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   The Ticketmaster Online system is deployed as a multi-tiered system of servers that separate database functions, Web page serving functions, transaction processing functions and ticketing system interfacing functions. The system is built using a combination of commercial and proprietary software and hardware and is integrated into the Ticketmaster System. All Ticketmaster Online ticket sales occur on one of 20 geographically dispersed host systems. Credit card authorization and deposit, inventory control for events, customer account management and ticket printing and distribution are all handled on the Ticketmaster System. Internet users interact with various Web servers to find an event using various criteria including event location, event type, or performer name. Once an event is located, users interact with forms-based HTML pages to guide them through the ticket-buying process. The Web servers communicate via a proprietary gateway to the host ticketing systems where the transaction actually takes place. Since the online ticketing system interfaces in real-time with the host ticketing systems, except in limited circumstances, the seats are identical to those available for sale through Ticketmaster Corp.'s other distribution systems such as call centers, outlets or box offices.

CityAuction

   In March 1999, we purchased CityAuction, Inc. which provides person-to-person online auctions. In addition to national and regional auctions, City Auction lets users post and search in their own locality, allowing them to trade items that would be considered too valuable or difficult to transport, such as electronic/office equipment, furniture and automobiles.

Match.com

   We have recently purchased Match.com, a leading on-line matching and dating service. The acquisition closed on June 14, 1999. Match.com provides adults with a secure, effective environment for meeting other single adults. Match.com provides users with access to other users personal profiles. Match.Com members are, on average, upscale, professional singles seeking meaningful romantic relationships. Users interested in meeting others can send email messages to one another. Email recipients can respond, or not, depending on their level of interest in the sender. Match.com allows seven days of free viewing of personals, but to receive unlimited usage and the ability to email other users, users must subscribe to the service on a month to month basis. Match.com has focused on keeping the number of users balanced between men and women by forming relationships with women oriented Internet sites. Match.com also expends a considerable amount of effort to keep the site secure for use by single women.

One and Only Network

   We have signed an agreement to purchase One and Only Network. One & Only Network is a leading Internet classifieds company, and operates a large online associates program. One & Only Network provides classified content to large and small businesses with easy and affordable methods of tapping into the world-wide classifieds market. One & Only Network currently operates Internet classifieds programs in two categories: personals and person-to-person auctions. One and Only Network is one of the leaders in the online personals category and, following the closing of the acquisition, we intend to combine the online personals operations of Match.com and One and Only Network.

Competition

   The markets for local interactive content and services are highly competitive. Currently, CitySearch's primary competitors include Digital City, Inc., a company wholly-owned by America Online, Inc. and Tribune Company, Microsoft Corporation (Sidewalk) and InfoSpace. CitySearch also competes against search engine and other site aggregation companies which primarily serve to aggregate links to sites providing local content such as Excite, Inc. (City.Net), Lycos, Inc. (Lycos City Guide) and Yahoo! (Yahoo! Local). In addition, CitySearch competes against offerings from media companies, including Cox Interactive Media, Inc., Knight Ridder, Inc. and Zip2 Corporation, as well as offerings from several telecommunications and cable companies and Internet service providers that provide local interactive programming such as SBC Communications, Inc. (At Hand) and MediaOne Group, Inc. (DiveIn). There are also numerous niche competitors which focus on a specific category or geography and compete with specific content offerings provided by us. We may also compete with online services and other Web site operators, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets. We face different competitors in most of our CitySearch markets. For example, competitors in the San Francisco Bay Area primarily include Microsoft Corporation (Sidewalk), America Online, Inc. (Digital City) and Yahoo! (SF Bay). Competitors in Raleigh-Durham-Chapel Hill primarily include the Web site operated by The Raleigh News & Observer, WRAL-TV, trianglerestaurants.com, Digital Center (raleighonline.com), Yahoo! Local and Internet Presentations, Inc. (citydirect.com). Furthermore, additional major media and other companies with financial and other resources greater than ours may introduce new Internet products and services addressing these markets in the future. There can be no assurance that our competitors will not develop services that are superior to those of ours or that achieve greater market acceptance than our offerings.

   The markets for the business of selling live events tickets and related merchandise is highly competitive and diverse. Ticketmaster Corp.'s and Ticketmaster Online's competitors include event facilities and promoters that handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites which may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies which only conduct business online. Where facilities and promoters decide to utilize the services of a ticketing company, Ticketmaster Corp. and Ticketmaster Online compete with international, national and regional ticketing services, including TicketWeb, Telecharge (Shubert Ticketing Services), NEXT Ticketing, Advantix, ETM Entertainment Network, Dillard's, Prologue, Capital Tickets, Lasergate (Lasergate Systems, Inc.) and Tickets.com. Several of Ticketmaster Corp.'s and Ticketmaster Online's competitors have operations in multiple locations throughout the United States and compete with Ticketmaster Corp. and Ticketmaster Online on a national level, while others compete with Ticketmaster Corp. and Ticketmaster Online principally in one specific geographic region.

   Ticketmaster Corp. is a leading provider of live event automated ticketing services in the United States, with over 3,000 clients, and has a widely recognized brand name in the live event ticketing business. We believe that our right to act as Ticketmaster Corp.'s exclusive agent for online live event ticket sales with the exclusive, worldwide right to use the Ticketmaster trademark for such online sales will enable us to compete effectively with other online ticketing services. However, in a number of specific geographic regions, including a number of local markets in which we provide or intend to provide our local city guide service, one or more of Ticketmaster Corp.'s and Ticketmaster Online's competitors may serve as the primary ticketing service in the region. We believe that our Ticketmaster Online Service will experience significant difficulty in establishing a significant online presence in such regions and, as a result, any local city guide for such a region may be unable to provide significant ticketing capabilities. In addition, there can be no assurance that one or more of these regional automated ticketing companies will not expand into other regions or nationally, which could have a material adverse effect on our business, financial condition and results of operations.

   Furthermore, some of Ticketmaster Online's competitors may have financial and other resources greater than ours and may introduce new Internet products and services in these markets in the future. There can be no assurance that Ticketmaster Online's competitors will not develop services superior to those of Ticketmaster Online or achieve greater acceptance than our Ticketmaster Online Service offerings. In addition, pursuant to our license agreement with Ticketmaster Corp., Ticketmaster Online is restricted from entering into agreements with facilities, promoters or other ticket sellers for the online sale of live event tickets. As a result, Ticketmaster Online is dependent on the ability of Ticketmaster Corp. to acquire and maintain live event ticketing rights, including online ticketing rights, with facilities and promoters and to negotiate commercially favorable terms for such rights. Furthermore, substantially all of the tickets sold through our Ticketmaster Online Web site are also sold by Ticketmaster Corp. by telephone and through independent retail outlets. These sales by Ticketmaster Corp. could have a material adverse effect on our online ticket sales, and as a result, on our business, financial condition and results of operations.

   We believe that principal competitive factors include the following:

   .  depth;

   .  quality and comprehensiveness of content;

   .  ease of use;

   .  distribution;

   .  search capability; and

   .  brand recognition.

   Many of our competitors, whether with respect to our CitySearch service or Ticketmaster Online service, have greater financial and marketing resources than us and may have significant competitive advantages through other lines of business and existing business relationships. There can be no assurance that we will be able to successfully compete against our current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, we may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

Proprietary Rights

   We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We do not hold any patents. We pursue the registration of certain of our key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by us in every country in which our products and services are made available online. We have licensed in the past, and expect that we may license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, we have licensed in the past, and expect to license in the future, certain content, including trademarks and copyrighted material, from third parties. While we attempt to ensure that the quality of our brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, against us. We license the registered trademark "CitySearch" from a third party, and there can be no assurance that we will be able to continue to license the trademark on terms acceptable to us. The initial term of the license expires in 2001, subject to renewal at our option. We license the trademark "Ticketmaster" and related trademarks from Ticketmaster Corp. pursuant to our license agreement with them. We are dependent upon Ticketmaster Corp. to maintain and assert our rights to the trademarks licensed from Ticketmaster Corp. and defend infringement claims, if any, relating to our use of such marks. We may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees or licensors. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on our business, financial condition and results of operations.

Employees

   As of March 31, 1999, we employed 658 persons with respect to the CitySearch business, including:

   . 290 persons in functions related to cost of revenue, including 265 persons in design, content collection, editorial and photography, 25 persons in customer service and 13 persons in professional services;

   .  262 persons in sales and marketing;

   .  45 persons in research and development; and

   .  61 persons in general and administrative areas.

   As of March 31, 1999, we employed 23 persons with respect to the Ticketmaster Online business, including nine in advertising and promotion, six in operations and technical support, five in graphic design and editorial and content development and three in general and administrative services. None of our employees is represented by a labor union, and we consider our employee relations to be good.

Properties

   Our headquarters are located in Pasadena, California, where we currently lease approximately 28,000 square feet under a lease expiring in 2002. We also lease local office space in approximately 27 cities throughout the United
States and abroad. Local offices range in size from less than 1,000 square feet to 10,000 square feet and have lease terms that range from month-to-month to seven years. None of such leases expires later than 2004. We also lease temporary office space in Los Angeles, California, as well as office space in additional cities throughout the United States, the United Kingdom and Canada, in each case on a month-to-month basis from Ticketmaster Corp. on terms that we believe are at least as favorable as those we could obtain from a third party in an arm's-length transaction. We believe that our facilities are adequate in the locations where we currently do business.

Legal Proceedings

   We are not currently subject to any material legal proceedings, however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding the executive officers and directors of the Company as of June 25, 1999:

                    Name                              Age                    Position
---------------------------------------------        -----  -----------------------------------------------------------
Alan Citron..................................          40   Chairman of the Board
Charles Conn.................................          37   Chief Executive Officer and Director
David Hagan..................................          39   Chief Operating Officer
John Pleasants...............................          33   President, Ticketing Transactions
Thomas McInerney.............................          34   Chief Financial Officer, Executive Vice President, Finance
                                                            and Administration and Treasurer
Brad Serwin..................................          38   General Counsel, Vice President and Secretary
Barry Baker..................................          46   Director
Terry Barnes.................................          47   Director
Eugene L. Cobuzzi............................          42   Director
Barry Diller.................................          57   Director
Joseph Gleberman.............................          41   Director
William Gross................................          40   Director
Victor A. Kaufman............................          56   Director
Robert Kavner(1).............................          55   Director
William D. Savoy(1)(2).......................          34   Director
Alan Spoon...................................          48   Director
Thomas Unterman(2)...........................          54   Director

---------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

   Mr. Citron has served as Chairman of the Board of Ticketmaster Online-- CitySearch since September 1998 and the President of USA Interactive, a division of USAi, since July 1998. From June 1997 until July 1998, Mr. Citron served as the President and Chief Operating Officer of Ticketmaster Online. From January 1995 until June 1997, Mr. Citron served as Senior Vice President--New Media of Ticketmaster Corp. From January 1991 until January 1995, Mr. Citron was employed by the Los Angeles Times, a division of The Times Mirror Company, as a reporter and business writer and, commencing in 1992, as an assistant business editor in charge of entertainment.

   Mr. Conn has served as Chief Executive Officer of Ticketmaster Online-- CitySearch since September 1998 and as a director since March 1999. He has served as Chief Executive Officer of CitySearch since he co-founded CitySearch in September 1995, served as President of CitySearch from September 1995 to October 1996 and served as a director from September 1995 until September 1998. From September 1990 to September 1995, he was a consultant at McKinsey & Company, where he was elected Partner. From September 1986 to September 1988, Mr. Conn worked with the Boston Consulting Group in Boston and Tokyo and in 1989 with Canon, Inc. Mr. Conn holds a B.A. from Boston University, a B.A. and M.A. from Oxford University, where he was a Rhodes Scholar, and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

   Mr. Hagan has served as Chief Operating Officer of Ticketmaster Online-- CitySearch since January 1999. From April 1994 until December 1998, he served in a variety of senior management positions with Sprint Canada, a telecommunications company, most recently as Executive Vice President, Marketing, Sales and Service. While at Sprint Canada, Mr. Hagan also served as President, Consumer Services Group and as Vice President, Residential Services.

   Mr. Pleasants has served as President - Ticketing and Transactions of Ticketmaster Online-CitySearch since May 1999. Prior to such position, Mr. Pleasants served as Executive Vice President - New Markets from November 1998 to April 1999 and General Manager - New Markets from November 1996 to November 1998. From September 1993 to November 1996, Mr. Pleasants served as Product Manager for PepsiCo's Frito-Lay division. From May 1988 to August 1991, he worked as a Plant Manager and sales and marketing executive at Hygiene Industries, a textile manufacturer. Mr. Pleasants holds a MBA from Harvard Business School.

   Mr. McInerney has served as Chief Financial Officer, Executive Vice President, Finance and Administration and Treasurer of Ticketmaster Online-CitySearch since May 1999 when he joined the company. Prior to joining Ticketmaster Online-CitySearch, Mr. McInerney was an investment banker with Morgan Stanley Dean Witter for nine years, most recently as a Principal. Prior to Morgan Stanley, Mr. McInerney attended Harvard Business School from September 1988 to June 1990.

   Mr. Serwin has served as General Counsel, Vice President and Secretary of Ticketmaster Online-CitySearch since June 1999 when he joined the company. From March 1995 to May 1999, Mr. Serwin served as General Counsel, Senior Vice President and Secretary of PAULA Financial, a publicly traded insurance holding company. Prior to joining PAULA Financial, Mr. Serwin practiced law for nine years with Gibson, Dunn & Crutcher LLP, where he specialized in transactional and securities law matters.

   Mr. Baker has served as a director of Ticketmaster Online--CitySearch since March 1999. Mr. Baker has been President and Chief Operating Officer of USAi since March 1999. Mr. Baker was Executive Vice President of Sinclair Broadcast Group, Inc. and served as Chief Executive Officer designate and as a director of Sinclair Communications, Inc. from June 1996 through February 1999. From 1989 through May 1996, he was also Chief Executive Officer of River City Broadcasting, L.P., which was acquired by Sinclair Broadcasting.

   Mr. Barnes has served as a director of Ticketmaster Online--CitySearch since September 1998 and as the President and Chief Executive Officer of Ticketmaster Corp. since June 1998. From September 1995 until June 1998, Mr. Barnes was the President and Chief Operating Officer of TM Ticketing Co. From January 1991 until September 1995, Mr. Barnes was Vice President and General Manager of numerous subsidiaries of Ticketmaster Corp. in the Midwest.

   Mr. Cobuzzi has served as a director of Ticketmaster Online--CitySearch since September 1998 and as the Chief Operating Officer of Ticketmaster Corp. since June 1998. From February 1997 until June 1998, Mr. Cobuzzi was the Senior Vice President of Operations for Ticketmaster Corp. From September 1995 until February 1997, Mr. Cobuzzi served as an Executive Vice President of TM Ticketing Co. From January 1991 until September 1995, Mr. Cobuzzi served as an officer of numerous subsidiaries of Ticketmaster Corp. in the Northeast. Mr. Cobuzzi, a CPA, began his career at Ticketmaster Corp. as Controller in August 1985.

   Mr. Diller has served as a director of Ticketmaster Online--CitySearch since September 1998 and served as a director of CitySearch from December 1997 until September 1998. Mr. Diller has been a director and Chairman of the Board and Chief Executive Officer of USAi since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc., from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is also a director of The Seagram Company Ltd. He also serves on the Board of the Museum of Television and Radio and is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television. Mr. Diller also serves on the Board of Directors of AIDS Project Los Angeles, the Executive Board for the Medical Sciences of the University of California, Los Angeles and the Board of the Children's Advocacy Center of Manhattan.

   Mr. Gleberman has served as a director of CitySearch since May 1996 and of Ticketmaster Online--CitySearch since September 1998. He is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., an investment banking firm, a position which he has held since November 1996. He joined Goldman,

Sachs & Co. in 1982 and has served as a partner from November 1990 to November 1996. Mr. Gleberman also serves as a director of Applied Analytical Industries, Inc., Biofield Corp. and Dade International, Inc.

   Mr. Gross has served as a director of CitySearch since he co-founded it in September 1995 and of Ticketmaster Online-CitySearch since September 1998. Since March 1996, Mr. Gross has been Chairman of the Board, Chief Executive Officer and President of bill gross' idealab!, a corporation which generates ideas for and creates new companies. In 1991, he founded Knowledge Adventure Inc., a corporation which developed educational software for children, and served as its Chairman from June 1991 to January 1997. He was a developer at Lotus Development Corporation from 1986 to 1991. Prior to joining Lotus Development Corporation, Mr. Gross founded, in 1980, GNP Loudspeaker, Inc. to manufacture and sell his patented designs. In 1995, Mr. Gross was elected to the Board of Trustees of California Institute of Technology as the first Young Alumni Trustee. Mr. Gross also serves as a director of goto.com, Inc.

   Mr. Kaufman has served as a director of Ticketmaster Online-CitySearch since September 1998. Mr. Kaufman has also served as a director of USAi since December 1996. Mr. Kaufman has served in the Office of the Chairman of USAi since January 1997 and as its Chief Financial Officer since November 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 through December 1996 and as a director of Savoy from February 1992 through December 1996. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

   Mr. Kavner has served as a director of CitySearch since December 1995, including as Chairman of the Board from March 1996 to September 1998 and as a director of Ticketmaster Online--CitySearch since September 1998. Mr. Kavner has served as the Chief Executive Officer, President and a director of On Command Corporation, a provider of hotel in-room entertainment and movies, since September 1996 and was a consultant in the area of Internet services and content, interactive entertainment and telecommunications from September 1995 to August 1996. From June 1994 to September 1995, Mr. Kavner was the head of Creative Artists Agency's business advisory group. From 1984 to 1994, Mr. Kavner held a number of senior executive positions with AT&T, Inc. He also serves as a director of Fleet Financial Group and Earthlink Networks, Inc.

   Mr. Savoy has served as a director of Ticketmaster Online--CitySearch since September 1998. Since 1990, Mr. Savoy has served as Vice President of Vulcan Ventures, Incorporated, a venture capital fund. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., and became its President in 1988. Currently, Mr. Savoy serves as President of Vulcan Northwest, Inc. Mr. Savoy also serves on the Advisory Board of Dream Works SKG. Mr. Savoy serves as a director of Harbinger Corporation, Metricom, Inc., Telescan, Inc., United States Satellite Broadcasting, Inc. and, since July 1997, has served as a director of USAi.

   Mr. Spoon has served as a director of CitySearch since December 1997 and as a director of Ticketmaster Online--CitySearch since September 1998. Mr. Spoon has been President of The Washington Post Company since September 1993 and Chief Operating Officer and a director since May 1991. Prior to that, Mr. Spoon held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. He is also a director of American Management Systems, Inc. and Human Genome Sciences, Inc.

   Mr. Unterman has served as a director of CitySearch since June 1997 and as a director of Ticketmaster Online--CitySearch since September 1998. Since March 1998, he has served as Executive Vice President and Chief Financial Officer and from August 1995 to March 1998, he served as Senior Vice President and Chief Financial Officer of The Times Mirror Company. From February 1995 to August 1995, Mr. Unterman was a Senior Vice President and General Counsel and, from September 1992 to February 1995, was Vice President and General Counsel of The Times Mirror Company.

Board Composition

   The Board of Directors Ticketmaster Online-CitySearch is currently comprised of 13 directors, one of whom is an officer of Ticketmaster Online--CitySearch. Pursuant to our Restated Certificate of Incorporation, the number of directors will be fixed from time to time by resolution of the Board of Directors. All members of the Board of Directors are elected annually by our stockholders. Several of our current directors are directors, officers or employees of USAi or Ticketmaster Group.

   The Board of Directors has a Compensation Committee, comprised of Messrs. Kavner and Savoy, with Mr. Citron serving as an observer to such Committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees, including equity compensation for senior executives. In addition, the Board of Directors has an Audit Committee, comprised of Messrs. Savoy and Unterman with Mr. Michael Durney, who serves as the Controller for USAi as an observer, that reviews and monitors corporate financial reporting and audits of the company, as well as any other accounting related matters.

Director Compensation

   The members of the Board of Directors are not currently compensated for their services to Ticketmaster Online--CitySearch other than for reimbursement of their expenses incurred in connection with such services. In March and April 1996, Mr. Kavner received options to purchase 50,000 shares, 10,000 shares and 81,681 shares of our Class A Common Stock under the 1996 Stock Plan at an exercise price of $0.10 per share, $0.10 per share and $0.25 per share, respectively. Directors may receive discretionary stock option grants pursuant to the provisions of the 1998 Stock Plan.

Compensation Committee Interlocks and Insider Participation

   The Board of Directors has a Compensation Committee, comprised of Messrs. Kavner and Savoy, with Mr. Citron serving as an observer to such Committee. Neither of the members of the Compensation Committee is an officer or employee of Ticketmaster Online--CitySearch. No interlocking relationship exists between our Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Executive Compensation

   The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid for services rendered during the year ended December 31, 1998 by our Chief Executive Officer. None of our current executive officers earned in excess of $100,000 in compensation during that year.

                          Summary Compensation Table

                                                                                                         Long-Term
                                                                                                       Compensation
                                                                                                   -------------------
                                                                                                          Awards
                                                                                                   -------------------
                                                                                                       Ticketmaster
                                                                          Annual                    Online-CitySearch
                                                                       Compensation                     Securities
                                                           -------------------------------------
                                                                                   Other Annual    Underlying Options
Name and Principal Position                                  Salary      Bonus     Compensation         (#) (1)
-------------------------------------------------------    ---------   ---------  --------------   -------------------
Charles Conn
  Chief Executive Officer...............................    $119,750    $50,000        $  --            350,000

-----------------------------
(1) Options to purchase 200,000 shares of Class A Common Stock were granted to Mr. Conn, pursuant to the 1996 Stock Plan. In addition, options to purchase 150,000 shares of Class B Common Stock were granted to Mr. Conn pursuant to the 1998 Stock Plan.

                             Option Grants in 1998

     The following table sets forth certain information regarding option grants to our Chief Executive Officer during the year ended December 31, 1998.

                                              Percent of                                        Potential Realizable Value at
                            Number of           Total                                           Assumed Annual Rates of Stock
                            Securities         Options                                            Price Option Appreciation
                            Underlying        Granted to        Exercise                                 For Term (5)
                              Options         Employees         Price Per       Expiration     --------------------------------
Name                        Granted (#)       in 1998 (3)       Share (4)          Date              5%               10%
-----------------------   --------------    ---------------   -------------   --------------   ---------------  ---------------
Charles Conn...........     200,000(1)           8.7%            $ 7.00           6/17/08        $16,843,620      $27,649,916

                            150,000(2)          23.1%            $32.69          12/17/08          8,779,215       16,883,937


(1) These options were granted under the 1996 Stock Plan and are exercisable for Class A Common Stock. As of December 31, 1998, 325,000 shares were vested.

(2) These options were granted under the 1998 Stock Plan and are exercisable for Class B Common Stock. No shares were vested as of December 31, 1998.

(3) Based on options to purchase 2,288,528 and 650,000 shares granted under the 1996 Stock Plan and the 1998 Stock Plan, respectively, to our employees, including Mr. Conn, during the year ended December 31, 1998. These options exclude options to purchase 419,231 and 0 shares of Class A Common Stock and Class B Common Stock, respectively, that were granted to employees and subsequently canceled during the fiscal year ended December 31, 1998.

(4) The exercise price per share of each option was equal to the fair market value of our underlying Common Stock on the date of grant as determined by the Board of Directors.

(5) Potential gains are calculated based on the $56.00 closing price per share of Class B Common Stock on December 31, 1998 net of the respective exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Ticketmaster Online--CitySearch's estimate or projection of the future Class B Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future market price of shares of Class B Common Stock, our future financial performance and overall market conditions.

                  Option Exercises and Fiscal Year-End Values

    The following table sets forth the number of shares acquired upon the exercise of stock options during the year ended December 31, 1998 and the number of shares covered by both exercisable and unexercisable stock options held by our Chief Executive Officer at December 31, 1998.

                                                              Number of Securities
                                                             Underlying Unexercised            Value of Unexercised In-The-
                                                             Options at Year-End (#)           Money Options at Year-End (3)
                         Acquired          Value          ------------------------------      ------------------------------
Name                   On Exercise       Realized         Exercisable      Unexercisable      Exercisable      Unexercisable
-------------------    -----------     ------------       -----------      -------------      -----------      -------------
Charles Conn.........         --              --           325,000(1)               0         $16,550,000       $          0
                                                                 0            150,000(2)                0          3,496,500

------------------------
(1) These options shown were granted under the 1996 Stock Plan and are exercisable for Class A Common Stock.
(2) These options shown were granted under the 1998 Stock Plan and are exercisable for Class B Common Stock.
(3) Based on the December 31, 1998 closing price of the Class B Common Stock of $56.00 per share, less the exercise price.

Employment Agreement

    On May 9, 1996, CitySearch entered into an at-will employment agreement with Mr. Conn. Pursuant to the employment agreement, in the event that Mr. Conn 's employment is terminated, he will be entitled to receive severance payments until the earlier of (1) such time as he is employed by a recognized company or
(2) six months after termination. The severance payments will equal his full salary for the first three months after termination and half of his salary for the second three months after termination.

    In addition, pursuant to stock option agreements between Ticketmaster Online--CitySearch and Mr. Conn, the vesting of his stock options was accelerated and such stock options fully vested upon completion of the merger between Ticketmaster Online and CitySearch. Moreover, in connection with the merger, Mr. Conn entered into the noncompetition agreement. See "Certain Transactions--Acceleration of Stock Options" and "--Non-Competition Agreement."

Employee Benefit Plans

    1996 Stock Option Plan

    The Board of Directors of CitySearch adopted and the stockholders approved the 1996 Stock Plan and the reservation of 2,500,000 shares of Common Stock thereunder on March 1, 1996. On September 18, 1996, the Board of Directors and the stockholders of CitySearch approved an increase of 500,000 shares reserved for issuance under the 1996 Stock Plan. The Board of Directors and the stockholders of CitySearch approved a further increase of 1,000,000 shares on November 18, 1996 and November 20, 1996, respectively. The Board of Directors and the stockholders of CitySearch approved a final increase of 1,500,000 shares, for an aggregate of 5,500,000 shares reserved for issuance under the 1996 Stock Plan, on June 15, 1998 and August 5, 1998, respectively. Pursuant to the terms of the 1996 Stock Plan, the merger of Ticketmaster Online and CitySearch and the reclassification of shares subsequent thereto, the CitySearch Common Stock reserved for issuance under the 1996 Stock Plan has been reclassified as Class A Common Stock. As of June 9, 1999, there were options to purchase an aggregate of 2,656,811 shares of Class A Common Stock outstanding under the 1996 Stock Plan. We do not intend to grant any additional options under the 1996 Stock Plan.

    The 1996 Stock Plan provides for the granting to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to these employees, and consultants, including non-employee directors, of nonstatutory stock options.

   Unless determined otherwise by the administrator, an option granted under the 1996 Stock Plan is not transferable by the optionee other than by will or by the laws of descent or distribution, and is exercisable during the lifetime of the optionee only by such optionee. Unless otherwise provided by the administrator, an option granted under the 1996 Stock Plan must be exercised within three months after termination of the optionee's status as an employee or consultant of Ticketmaster Online--CitySearch, or within 12 months after termination of such status by death or disability, but in no event later than the expiration of the option in accordance with its terms. The shares subject to options granted under the 1996 Stock Plan may be fully and immediately exercisable or may be exercisable cumulatively over time or upon satisfaction of specified performance criteria, as determined by the administrator. In most cases, 25% of the shares subject to options granted under the 1996 Stock Plan are exercisable at the end of one year with one forty-eighth of the shares subject to the option becoming exercisable each month thereafter. The 1996 Stock Plan provides that in the event of a merger of Ticketmaster Online--CitySearch with or into another corporation, or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be fully exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

   1998 Stock Option Plan

   Ticketmaster Online--CitySearch has adopted the 1998 Stock Plan and reserved 4,000,000 shares of Class B Common Stock for issuance thereunder. The 1998 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights, or SPRs, to employees, directors and consultants. Unless terminated sooner, the 1998 Stock Plan will terminate automatically in September 2008. As of June 9, 1999, there were options to purchase an aggregate of 728,612 shares of Class B Common Stock outstanding under the 1998 Stock Plan.

   The administrator of the 1998 Stock Plan has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1998 Stock Plan, provided that no such action may affect any shares of Class B Common Stock previously issued and sold or any option previously granted under the 1998 Stock Plan. The maximum number of shares covered by options that each optionee may be granted during a fiscal year is 500,000 shares. In addition, in connection with an optionee's initial employment with Ticketmaster Online-- CitySearch, such optionee may be granted an option covering an additional 1,000,000 shares.

   Options and SPRs granted under the 1998 Stock Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1998 Stock Plan generally must be exercised within three months after the end of the optionee's status as an employee, director or consultant of Ticketmaster Online- -CitySearch, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

   In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant Ticketmaster Online--CitySearch a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Ticketmaster Online-- CitySearch for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Ticketmaster Online--CitySearch. The repurchase option shall lapse at a rate determined by the administrator.

   The exercise price of all incentive stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of the Class B Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section

162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the Class B Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Ticketmaster Online--CitySearch's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Stock Plan may not exceed ten years.

   The 1998 Stock Plan provides that in the event of a merger of Ticketmaster Online--CitySearch with or into another corporation, or a sale of substantially all of Ticketmaster Online--CitySearch's assets, each option and SPR shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and SPRs are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to vest and to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. If the administrator makes an option or SPR vested and exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

   1998 Employee Stock Purchase Plan

   Ticketmaster Online--CitySearch has adopted the 1998 Employee Stock Purchase Plan and reserved an aggregate of 1,000,000 shares of Class B Common Stock thereunder. The number of shares reserved will be increased automatically each year on the first day of the Company's fiscal year beginning in 2000 by an amount equal to (1) 200,000 shares of Class B Common Stock or (2) a lesser amount determined by the Board of Directors. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. Each offering period under the Purchase Plan will run for six months, other than the initial offering period, which commenced on December 2, 1998 and ends on August 14, 1999. Thereafter, new six-month offering periods will commence each February 15 and August 15.

   Unless otherwise determined by the Board of Directors, employees are eligible to participate in the Purchase Plan only if they are customarily employed by Ticketmaster Online--CitySearch or a subsidiary of Ticketmaster Online-- CitySearch designated by the Board of Directors for at least 20 hours per week and for at least five months per calendar year. Amounts deducted and accumulated by the participant are used to purchase shares of Class B Common Stock at the end of each offering period. Employees who participate in an offering may have up to 15% of their compensation withheld pursuant to the Purchase Plan. The price of Class B Common Stock purchased under the Purchase Plan will be equal to 85% of the fair market value of the Class B Common Stock on the relevant purchase date. Shares purchased under the Purchase Plan generally may not be sold or otherwise disposed of for 180 days after their date of purchase. Employees may end their participation in any offering period at any time during any offering period, and participation ends automatically on termination of employment with Ticketmaster Online--CitySearch. The maximum number of shares that a participant may purchase during each offering period is 2,000 shares. In addition, no person may purchase shares under the Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of Ticketmaster Online--CitySearch or any of its subsidiaries or its parent corporation, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate which exceeded $25,000 for any calendar year. The Purchase Plan will terminate ten years from the date of adoption of the Purchase Plan, unless terminated earlier in accordance with the provisions of the Purchase Plan.

   In the event of a proposed sale of all or substantially all the assets of Ticketmaster Online--CitySearch, or the merger of Ticketmaster Online-- CitySearch with or into another corporation, each outstanding option to purchase Class B Common Stock will be assumed or an equivalent option substituted by the successor corporation. In the event the successor corporation does not assume or substitute for the option, the offering period then in progress shall be shortened to a new date prior to the proposed sale or merger. The Board of Directors has the authority to amend or terminate the Purchase Plan. No such Board action may adversely affect any outstanding options to purchase Class B Common Stock under the Purchase Plan unless the ongoing operation of the Purchase Plan would result in unfavorable accounting consequences to Ticketmaster Online--CitySearch.

   USAi Options

   In connection with prior employment with Ticketmaster Online some of our employees were previously given options to purchase USAi Common Stock. USAi has informed Ticketmaster Online--CitySearch that all outstanding options to purchase shares of USAi Common Stock held by employees of Ticketmaster Online shall remain outstanding until the earliest to occur of the exercise thereof, the expiration thereof and the date that the optionholder is no longer an employee of Ticketmaster Online or another business of Ticketmaster Online-- CitySearch, and that the unvested options shall continue to vest and become exercisable pursuant to the terms of grant until the earlier of the expiration thereof and the date the optionholder is no longer an employee of Ticketmaster Online or another business of Ticketmaster Online--CitySearch.

   401(k) Plan

   Ticketmaster Online--CitySearch participates in a tax-qualified employee savings and retirement plan, or 401(k) Plan, which covers all of our full-time employees who are at least 21 years of age and who have been employed with us for at least three months. Pursuant to the 401(k) Plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by Ticketmaster Online--CitySearch on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by our Board of Directors. To date, we have made no such matching contributions. Our 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by Ticketmaster Online--CitySearch to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Ticketmaster Online--CitySearch, if any, will be deductible by us when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

Limitations on Liability and Indemnification Matters

   Our Restated Certificate of Incorporation limits the liability of directors for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law. This law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability:

   . for any breach of their duty of loyalty to the corporation or its stockholders;

   . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided for in Section 174 of the Delaware General Corporation Law; or

   . for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation also provides that we are required to indemnify to the fullest extent permitted by law any of our directors, officers or employees.

Our Restated Bylaws provide that:

   . we are required to indemnify our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

   . we may indemnify our other employees and agents to the maximum extent permitted by the Delaware General Corporation Law;

   . we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

   .  the rights conferred in the Restated Bylaws are not exclusive.

   At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following tables set forth certain beneficial ownership information with respect to Ticketmaster Online--CitySearch, USAi, the majority owner of Ticketmaster Online--CitySearch, and the selling stockholders.


             Ticketmaster Online--CitySearch Class B Common Stock

   The following table sets forth, as of June 14, 1999, certain information regarding the beneficial ownership of our Class B Common Stock by (1) each person or entity who is known by us to own beneficially 5% or more of our outstanding Class B Common Stock; (2) each of our directors; (3) our Chief Executive Officer; and (iv) all of our directors and executive officers as a group.

                                                Shares Beneficially                   Shares Beneficially
                                              Owned Prior to Offering                 Owned After Offering
                                              ------------------------     Number    -----------------------
                                                                          of Shares
                                              Number(2)     Percent(2)     Offered   Number(2)     Percent(2)    Voting Power (3)
                                              ---------     ----------    ---------  ---------     ----------   -----------------
Beneficial Owner, Directors, Officers and
  5% Stockholders(1)
USA Networks, Inc..........................    42,480,143      77.3 %        --       42,480,143        77.3%           67.3%
 152 West 57th Street, 42nd Floor
 New York, NY 10019
Barry Diller(4)............................    42,480,143      77.3          --       42,480,143        77.3            67.3
William Gross(5)...........................     2,828,261      18.4          --        2,828,261        18.4             4.5
Joseph Gleberman(6)........................     2,387,981      16.0          --        2,387,981        16.0             3.8
Charles Conn(7)............................     1,551,874      11.0          --        1,551,874        11.0             2.4
Thomas Unterman(8).........................       750,413       5.7          --          750,413         5.7             1.2
Alan Spoon(9)..............................       748,692       5.6          --          748,692         5.6             1.2
Robert Kavner(10)..........................       247,031       1.9          --          247,031         1.9              *
William D. Savoy...........................        10,000        *           --           10,000          *               *
Alan Citron................................         2,500        *           --            2,500          *               *
Terry Barnes...............................         2,500        *           --            2,500          *               *
Eugene L. Cobuzzi(11)......................         2,500        *           --            2,500          *               *
Victor A. Kaufman..........................         2,000        *           --            2,000          *               *
Barry Baker................................         --           *           --            --             *               *
All executive officers and directors as a
 group (17 persons)(12)....................    51,068,021      80.3                   51,068,021        80.3            80.9
Selling Stockholders
 Cendant Corporation(13)...................     1,924,777      13.3      1,924,777         --            --              --
  9 West 57th Street
  New York, NY 10019
 Charter Ventures III LLC..................       117,396        *         117,396         --            --              --
 GCA Investments '98.......................         2,934        *           2,934         --            --              --
 John Montgomery...........................         1,467        *           1,467         --            --              --

--------------------
* Less than 1% of the total voting power of the outstanding Class A Common Stock and Class B Common Stock.

(1) The address of Mr. Diller and Mr. Kaufman is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. Except as otherwise indicated, the address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.

(2) Pursuant to our Restated Certificate of Incorporation, shares of Class A Common Stock are convertible at any time into an equal number of shares of Class B Common Stock. The percentage of shares beneficially owned assumes the conversion of all shares of Class A Common Stock beneficially owned by the listed person, but does not assume the conversion of Class A Common Stock owned by any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Amounts shown in the above table and the following notes include shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable within 60 days of June 14, 1999.

(3) Percent of total voting power is based on one vote for each share of Class B Common Stock and 15 votes for each share of Class A Common Stock, calculated assuming no conversion of the Class A Common Stock by any holder. The voting power is calculated as of June 14, 1999.

(4) Includes 42,480,143 shares of Class A Common Stock which are beneficially owned by USAi. Mr. Diller disclaims beneficial ownership of such shares.

(5) Includes 472,562 shares of Class A Common Stock held by bill gross' idealab!. Mr. Gross disclaims beneficial ownership of the shares held by bill gross' idealab!.

(6) Includes 2,387,981 shares of Class A Common Stock which are held by entities affiliated with The Goldman Sachs Group L.P. Mr. Gleberman is a managing director of Goldman, Sachs & Co., the general partner of which is The Goldman Sachs Group L.P. Mr. Gleberman disclaims beneficial ownership of the shares owned by The Goldman Sachs Group L.P., except to the extent of his pecuniary interest therein.

(7) Includes 1,205,000 shares of Class A Common Stock, and options to purchase 325,000 shares of Class A Common Stock and 21,874 shares of Class B Common Stock exercisable by Mr. Conn within 60 days of June 14, 1999.

(8) Includes 743,360 shares of Class A Common Stock which are held by The Times Mirror Company. Mr. Unterman disclaims beneficial ownership of such shares. Also includes 7,053 shares of Class A Common Stock which are held by The Thomas and Janet Unterman Living Trust dated 12/30/94.

(9) Includes 748,692 shares of Class A Common Stock which are held by Washingtonpost.Newsweek Interactive Company. Mr. Spoon disclaims beneficial ownership of such shares.

(10) Includes 115,282 shares of Class A Common Stock and options to purchase 131,749 shares of Class A Common Stock exercisable by Mr. Kavner within 60 days of June 14, 1999.

(11) Includes 2,500 shares of Class B Common Stock held in custodial accounts for the benefit of Mr. Cobuzzi's minor children for which Mr. Cobuzzi serves as custodian.

(12) See notes (2) through (11).

(13) Represents shares of Class B Common Stock owned by Cendant Intermediate Holdings, Inc., a wholly owned subsidiary of Cendant Corporation.

             Ticketmaster Online--CitySearch Class A Common Stock

The following table sets forth, as of June 14, 1999, certain information relating to the beneficial ownership of our Class A Common Stock by (1) each person or entity who is known by us to beneficially own 5% or more of our outstanding Class A Common Stock; (2) each of our directors; (3) our Chief Executive Officer; and (4) all of our directors and executive officers as a group.


                                                                              Beneficially             Percentage of Class
Name and Address of Beneficial Owner (1)                                       Owned (2)                       (2)
----------------------------------------------------------------------      ----------------          ---------------------
USA Networks, Inc.....................................................        42,480,143                      68.1%
 152 West 57/th/ Street, 42nd Floor
 New York, NY 10019
Barry Diller(3).......................................................        42,480,143                      68.1
William Gross(4)......................................................         2,828,261                       4.5
Joseph Gleberman(5)...................................................         2,387,981                       3.8
Charles Conn(6).......................................................         1,530,000                       2.4
Thomas Unterman(7)....................................................           750,413                       1.2
Alan Spoon(8).........................................................           748,692                       1.2
Robert Kavner(9)......................................................           247,031                         *
William D. Savoy......................................................                --                        --
Alan Citron...........................................................                --                        --
Terry Barnes..........................................................                --                        --
Eugene L. Cobuzzi.....................................................                --                        --
Victor A. Kaufman.....................................................                --                        --
Barry Baker...........................................................                --                        --
All executive officers and directors as a group
 (17 persons)(10).....................................................        51,022,981                      81.1

---------------------------
*   Less than 1% of the outstanding Class A Common Stock.

(1) The address of Mr. Diller and Mr. Kaufman is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. The address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by them. Percentage of class is based on 62,395,683 shares of Class A Common Stock outstanding as of June 9, 1999. Amounts shown in the above table and the following notes include shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable within 60 days of June 9, 1999. Shares of Class A Common Stock may be converted at any time into an equal number of shares of Class B Common Stock.

(3) Includes 42,480,143 shares of Class A Common Stock beneficially owned by USAi, as to which Mr. Diller disclaims beneficial ownership.

(4) Includes 472,562 shares of Class A Common Stock held by bill gross' idealab!. Mr. Gross disclaims beneficial ownership of the shares held by bill gross' idealab!.

(5) Includes 2,387,981 shares of Class A Common Stock held by entities affiliated with The Goldman Sachs Group L.P. Mr. Gleberman is a managing director of Goldman, Sachs & Co., the general partner of which is The Goldman Sachs Group L.P. Mr. Gleberman disclaims beneficial ownership of the shares owned by The Goldman Sachs Group L.P., except to the extent of his pecuniary interest therein.

(7) Includes 743,360 shares of Class A Common Stock held by The Times Mirror Company, as to which Mr. Unterman disclaims beneficial ownership, and 7,053 shares of Class A Common Stock held by The Thomas and Janet Unterman Living Trust dated 12/30/94.

(8) Includes 748,692 shares of Class A Common Stock held by
    Washingtonpost.Newsweek Interactive Company, as to which Mr. Spoon disclaims beneficial ownership.

(9) Includes 131,749 shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable by Mr. Kavner within 60 days of June 14, 1999.

(6) Includes 325,000 shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable by Mr. Conn within 60 days of June 14, 1999.

(10) See notes (2) through (14).

                               USAi Common Stock

   The following table sets forth, as of June 9, 1999, information relating to the beneficial ownership of the USAi Common Stock by (1) each of our directors;
(2) our Chief Executive Officer; and (3) all of our executive officers and directors as a group.

                                                                                           Percentage of Total
Name and Address of Beneficial Owner (1)       Number of Shares    Percent of Class (2)      Voting Power (3)
------------------------------------------    ------------------- ----------------------  ---------------------
Barry Diller(4)...........................           60,671,714           34.3%                74.7%
William Gross.............................                   --             --                   --
Joseph Gleberman..........................                   --             --                   --
Charles Conn..............................                   --             --                   --
Thomas Unterman...........................                   --             --                   --
Alan Spoon................................                   --             --                   --
Robert Kavner.............................                   --             --                   --
William D. Savoy(5).......................               81,744             *                    **
Alan Citron(6)............................               33,781             *                    **
Terry Barnes(6)...........................               75,000             *                    **
Eugene L. Cobuzzi(6)......................               56,952             *                    **
Victor A. Kaufman(6)......................              335,000             *                    **
Barry Baker(7)............................                5,300
All executive officers and
 group (17 persons).......................           61,259,491           34.5%                74.8%

-------------------------------
*    Less than 1% of the outstanding USAi Common Stock.
** Less than 1% of the total voting power of the USAi Common Stock and the Class B common stock of USAi, par value $.01 per share.

(1) The address of Mr. Diller, Mr. Baker and Mr. Kaufman is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. The address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.

(2) The percentage of beneficial ownership listed assumes the conversion of any shares of USAi Class B Common Stock owned by such listed person, but does not assume the conversion of USAi Class B Common Stock owned by any other person. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Shares of USAi Class B Common Stock are convertible at any time into an equal number of shares of USAi Common Stock.

(3) The percentage of votes for all classes is based on one vote for each share of USAi Common Stock and ten votes for each share of USAi Class B Common Stock, assuming no conversion of USAi Class B Common Stock.

(4) Liberty, a wholly-owned subsidiary of TCI, Universal, Seagram, USAi and Mr. Diller are parties to a stockholders agreement pursuant to which Liberty and Mr. Diller have formed BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC., or together the "BDTV Entities," which entities, as of June 9, 1999, held 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of USAi
     Class B Common Stock, respectively, and an aggregate of 22 shares of USAi Common Stock collectively. Includes 6,715,000 shares of USAi Class B Common Stock, and 9,090,654 shares of USAi Common Stock as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Seagram. Includes 378,322 shares of USAi Class B Common Stock, and 4,820,587 shares of USAi Common Stock as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Liberty. Also consists of 1,029,954 shares of USAi Common Stock owned by Mr. Diller, vested options to purchase 14,153,771 shares of USAi Common Stock, and 60,000 share of USAi Common Stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership. Pursuant to the stockholders agreement, Mr. Diller generally has the right to vote all of the shares of USAi stock held by the BDTV Entities, Seagram and Liberty. These figures do not include any unissued shares of USAi Common Stock or USAi Class B Common Stock issuable upon exchange of the shares of Home Shopping Network, Inc. held by Liberty HSN, Inc. and the shares of USANi LLC beneficially owned by Liberty or Seagram.

(5) Consists of 29,000 shares of USAi Common Stock and vested options to purchase 52,744 shares of USAi Common Stock.

(6)  Consists solely of vested options to purchase shares of USAi Common Stock.

(7)  Consists of 5,300 shares of USAi Common Stock.

                           USAi Class B Common Stock

   The following table sets forth, as of June 9, 1999, information relating to the beneficial ownership of USAi Class B Common Stock for the individuals described in the table regarding ownership of USAi Common Stock.

                                                                           Number of Shares
Name and Address of Beneficial Owner                                         Beneficially
                                                                              Owned (1)             Percentage of Class
----------------------------------------------------------              ----------------------   ------------------------
Barry Diller(2)..........................................                    31,516,726                    100%
     c/o USA Networks, Inc.
     152 West 57th Street 42nd Floor
     New York, NY 10019


(1) All or any portion of shares of USAi Class B Common Stock may be converted at any time into an equal number of shares of USAi Common Stock.

(2) These figures do not include any unissued shares of USAi Common Stock or USAi Class B Common Stock issuable upon conversion of Liberty HSN's Home Shopping shares and shares of USANi LLC beneficially owned by Liberty or Seagram.

                             PLAN OF DISTRIBUTION

   In March 1999, Ticketmaster Online-CitySearch sold 121,797 shares of the shares of Class B Common Stock offered hereby to certain of the selling stockholders in connection with our acquisition of CityAuction. In June 1999, Ticketmaster Online-CitySearch sold 1,924,777 of the shares of Class B Common Stock offered by this prospectus to one of the selling stockholders in connection with our acquisition of Match.com. Pursuant to these sales, we agreed to register the shares under the Securities Act of 1933 for resale to the public. Under the registration rights agreements between Ticketmaster Online-CitySearch and the selling stockholders, we must use reasonable commercial efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable and to keep this registration statement, or a replacement, continuously effective under the Securities Act until the earlier of (1) such time as the selling stockholders have sold all shares offered by this prospectus, or a replacement prospectus, (2) the date on which the shares, in the opinion of counsel to the selling stockholders, may be immediately sold without restriction, including without limitation as to volume, without registration under the Securities Act and (3) 360 days following the date of effectiveness of the registration statement.

   The sale of all or a portion of the shares of Class B Common Stock offered hereby by the selling stockholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The selling stockholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales, through the issuance of exchangeable or convertible securities or similar transactions that may be effected by the selling stockholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Ticketmaster Online-CitySearch and the selling stockholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

   To the extent required under the Securities Act or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed, disclosing (1) the name of any such brokers or dealers, (2) the number of shares involved, (3) the price at which such shares are to be sold, (4) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (5) that such brokers or dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (6) other facts material to the transaction.

   There is no assurance that the selling stockholders will sell any or all of the shares of Class B Common Stock offered hereby.

   Ticketmaster Online-CitySearch has agreed to pay the expenses incurred in connection with the registration of the shares of Class B Common Stock offered hereby. The selling stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                             CERTAIN TRANSACTIONS

Private Placements of Securities

   On September 22, 1995, CitySearch issued an aggregate of 6,622,857 shares of CitySearch Common Stock to Mr. Gross, a co-founder of CitySearch and director of Ticketmaster Online--CitySearch, for services provided to CitySearch and aggregate proceeds of $5,000. On December 9, 1995, CitySearch repurchased 2,000,000 shares of such CitySearch Common Stock from Mr. Gross for an aggregate price of $1,510. On October 11, 1995 CitySearch sold an aggregate of 4,233,500 shares of CitySearch Common Stock to Messrs. Conn, Layton, Jeffrey Brewer and certain other key employees for aggregate proceeds of $84,670. These shares, together with shares of CitySearch Common Stock issued to Mr. Gross, are referred to as Founders' Stock. The Founders' Stock was reclassified as Class A Common Stock after the merger of Ticketmaster Online--CitySearch.

   Between May 15, 1996 and July 31, 1996, CitySearch issued and sold an aggregate of 3,261,024 shares of Series C Preferred Stock, or 3,170,356 shares of our Class A Common Stock pursuant to the reclassification of shares subsequent to the merger of Ticketmaster Online--CitySearch, at a per share price of $3.4665. Entities affiliated with Goldman, Sachs & Co. purchased 2,596,278 shares of these shares (or 2,465,686 shares of our Class A Common Stock) for an aggregate purchase price of approximately $9.0 million. Mr. Gleberman, a director of the Company, is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co.

   Between December 13, 1996 and October 22, 1997, CitySearch issued and sold an aggregate of 4,430,313 shares of Series D Preferred Stock (or 4,297,824 shares of our Class A Common Stock) at a per share price of $6.5251. These sales included the following:

   . 766,272 shares (or 743,360 shares of our Class A Common Stock) were sold to The Times Mirror Company for an aggregate purchase price of approximately $5.0 million;

   . 475,085 shares (or 460,873 shares of our Class A Common Stock) were sold to entities affiliated with Goldman, Sachs & Co. for an aggregate purchase price of approximately $3.1 million; and

   . 459,763 shares (or 446,015 shares of our Class A Common Stock) were sold to Washingtonpost.Newsweek Interactive Company for an aggregate purchase price of approximately $3.0 million.

Mr. Unterman, a director of Ticketmaster Online--CitySearch, is an Executive Vice President and Chief Financial Officer of The Times Mirror Company. Mr. Gleberman, a director of Ticketmaster Online--CitySearch, is Managing Director in the Principal Investment Area of Goldman, Sachs & Co. Mr. Spoon, a director of Ticketmaster Online--CitySearch, is President, Chief Operating Officer and a director of The Washington Post Company.

   Between November 11, 1997 and November 26, 1997, CitySearch issued and sold an aggregate of 4,714,286 shares of Series E Preferred Stock (or 4,655,347 shares of our Class A Common Stock) at a per share price of $7.00. USAi purchased 2,857,143 of these shares (or 2,821,428 shares of our Class A Common Stock) for an aggregate purchase price of approximately $20.0 million. Mr. Diller, a director of Ticketmaster Online--CitySearch, is Chairman and Chief Executive Officer of USAi. Mr. Kaufman and Mr. Baker, who are directors of Ticketmaster Online-CitySearch, are directors and executive officers of USAi. In addition, 306,509 shares (or 302,677 shares of our Class A Common Stock) were sold to Washingtonpost.Newsweek Interactive Company for an aggregate purchase price of approximately $2.1 million.

   On May 26, 1998, CitySearch issued and sold an aggregate of 1,000,000 shares of Series E Preferred Stock (or 987,500 shares of our Class A Common Stock) at a per share price of $7.00. USAi purchased 428,571 of these shares (or 423,213 shares of our Class A Common Stock) for an aggregate purchase price of approximately $3.0 million.

Transactions with Affiliates

   USAi, Ticketmaster Corp. and Related Entities

   In May 1997, CitySearch entered into a cross-promotional agreement with Ticketmaster Online. Pursuant to the agreement, Ticketmaster Online agreed to provide banner advertising promoting CitySearch's owned and operated city sites on the Ticketmaster Online Web site, to provide access to Ticketmaster Online ticket and information Web pages and to provide "music-on-hold" and/or direct mail opportunities from Ticketmaster Corp. CitySearch agreed to provide promotion of the Ticketmaster name and logo in selected advertising and marketing materials, to co-produce with Ticketmaster Online broadcast advertising, to provide banner advertising promoting Ticketmaster Online on the CitySearch Web sites and to promote Ticketmaster Corp. events and publications. This agreement terminated on October 31, 1998.

   CitySearch, USAi, Ticketmaster Online and various affiliates were parties to the reorganization agreement relating to the merger of Ticketmaster Online and CitySearch. In addition, pursuant to this agreement, USAi purchased 1,997,502 shares of Class A Common Stock from Ticketmaster Online-CitySearch stockholders in a tender offer which was completed in November 1998. Concurrently with the execution of the agreement, USAi loaned $50 million in cash to CitySearch in exchange for a convertible note. The convertible note was repaid in full following the completion of the initial public offering of Ticketmaster Online-CitySearch in December 1998.

   In August 1998, Ticketmaster Online, Ticketmaster Corp. and USAi entered into a license agreement. See "Business--Ticketmaster Online Business - Ticketmaster License Agreement."

   We expect that, both within and outside the ordinary course of business, we and our affiliates, other than USAi and its controlled affiliates, on the one hand, and USAi and its affiliates, other than Ticketmaster Online-CitySearch and its controlled affiliates, on the other hand, will engage in various transactions, including pursuant to our license agreement with Ticketmaster Corp.. We expect that these transactions will result in terms to us that are at least as favorable as those that could be obtained from a third party, where applicable.

   In February 1999, Ticketmaster Online-CitySearch entered into an agreement providing for the combination of Ticketmaster Online-CitySearch, Lycos, Inc. and USAi's Home Shopping, Ticketmaster and Internet Shopping Network/First Auction businesses. The transaction was terminated by mutual agreement in May 1999.

   Other Affiliates

   In June 1997, CitySearch entered into a license and services agreement with The Los Angeles Times, Inc., a division of The Times Mirror Company. The agreement provides for the license of CitySearch's intellectual property and consulting services in exchange for an up-front license fee, ongoing royalties based on the revenues generated by the city guide developed by the parties and fees for consulting services. The agreement contains customary termination provisions for material breach or non-performance. Mr. Unterman, a director of Ticketmaster Online--CitySearch, is Executive Vice President and Chief Financial Officer of The Times Mirror Company.

   In September 1997, Ticketmaster Online entered into an agreement with The Los Angeles Times, Inc. providing for Ticketmaster Online to create and maintain a co-branded Web site with ticketing capabilities and information on local live events. Under the agreement, Ticketmaster Online is required to pay to The Los Angeles Times, Inc. 50% of net merchandising revenue from the co-branded Web site.

   In November 1997, CitySearch entered into a license and services agreement with Washingtonpost.Newsweek Interactive Company. The agreement provides for the license of our intellectual property and consulting services in exchange for an up-front license fee, ongoing royalties based on the revenues generated by the city guide developed by the parties and fees for consulting services. The agreement contains customary termination provisions for material breach or non-performance. Mr. Spoon, a director of the Company, is the President and a director of The Washington Post Company, the parent of Washington-post.Newsweek Interactive Company.

Acceleration of Stock Options

   Mr. Conn is a party to stock option agreements under the 1996 Stock Plan pursuant to which Mr. Conn was granted options to purchase 125,000 shares and 200,000 shares of CitySearch Class A Common Stock at exercise prices of $2.00 per share and $7.00 per share. These stock option agreements provide that in the event of a substantial merger or a board approved acquisition of CitySearch, all outstanding, unvested stock options will vest upon completion of such event. Upon consummation of the merger between Ticketmaster Online and CitySearch, 277,085 shares subject to unvested options held by Mr. Conn immediately vested. Additionally, Mr. Conn is a party to stock option agreements under the 1998 Stock Plan, pursuant to which he was granted options to purchase 150,000 shares of our Class B Common Stock at an exercise price of $32.69 per share. This stock option agreement between Ticketmaster Online--CitySearch, provides that in the event of a substantial merger or a board approved acquisition of Ticketmaster Online--CitySearch, all outstanding, unvested stock options will vest upon completion of such event.

Non-Competition Agreement

   In connection with the execution of the agreement for the merger of Ticketmaster Online and CitySearch, Mr. Conn entered into a non-competition agreement with CitySearch, Ticketmaster Corp. and Ticketmaster Online. The agreement provides that Mr. Conn will not, for a period of 30 months from the date of the agreement, directly engage in or assist any activity that is the same or materially competes with the local city guide business on the Web or the business of the sale of tickets to live events through any distributed channels. Mr. Conn received $250,000 from Ticketmaster Corp. in connection with the execution of his agreement. In addition, Mr. Conn may not solicit senior employees or customers, advertisers or clients of CitySearch or Ticketmaster Online or any of their respective subsidiaries for a period of one year following the date of the termination of his employment with us for any reason.

   We have also entered into an employment agreement with Mr. Conn which provides for certain severance payments upon termination of employment. See "Executive Compensation--Employment Agreement."

                         DESCRIPTION OF CAPITAL STOCK

   The following summary of the terms of our capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and our Restated Certificate of Incorporation and Restated Bylaws.

   As of June 14, 1999, there were 62,266,592 shares of Class A Common Stock outstanding and 12,508,381 shares of Class B Common Stock outstanding, held of record by 144 stockholders, and options to purchase 2,652,088 shares of Class A Common Stock and options to purchase 728,432 shares of Class B Common Stock outstanding.

Common Stock

   Ticketmaster Online--CitySearch is authorized to issue 100,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock and 2,883,506 shares of Class C Common Stock. The Class A Common Stock, Class B Common Stock and Class C Common Stock have the following rights, preferences and privileges:

   Class A Common Stock

   Except as otherwise provided by the Restated Certificate of Incorporation or by applicable law, each share of Class A Common Stock issued and outstanding have 15 votes on any matter submitted to a vote of stockholders. Each share of Class A Common Stock will be automatically converted into one share of Class B Common Stock upon any transfer of such share, whether or not for value by the initial registered holder thereof, other than any such transfer by such holder to:

   . a nominee of such holder without any change in beneficial ownership, within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended; or

   . another person that, at the time of the transfer, beneficially owns shares of Class A Common Stock or a nominee thereof.

Notwithstanding the foregoing, any transfer by the initial holder without consideration to:

   .  any affiliated entity of such initial holder;

   .  a partner, active or retired, of such initial holder;

   . the estate of any initial holder or a trust established for the benefit of the descendants or any relatives or spouse of an initial holder;

   . a parent corporation or wholly-owned subsidiary of such initial holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the initial holder or a wholly-owned subsidiary of such parent; or

   .  the spouse of such initial holder

in each case, shall not result in such conversion.

   In addition, notwithstanding the foregoing, any bona fide pledge to a financial institution in connection with a borrowing shall not result in such conversion; and provided further, that in the event any transfer shall not give rise to automatic conversion hereunder, then any subsequent transfer by the holder, other than any such transfer by such holder to a nominee of such holder without any change in beneficial ownership, as such term is defined under
Section 13(d) of the Exchange Act, or the pledgor, as the case may be, shall be subject to automatic conversion upon such terms and conditions. In addition, each share of Class A Common Stock may be converted at any time into one share of Class B Common Stock at the option of the holder thereof. The one-to-one conversion ratio shall be in all events equitably preserved in the event of any merger, consolidation or other reorganization of Ticketmaster Online-CitySearch with another corporation.

   Class B Common Stock

   Except as otherwise provided by applicable law, each share of Class B Common Stock issued and outstanding has one vote on any matter submitted to a vote of stockholders. The Restated Certificate of Incorporation provides that we shall at all times reserve and keep available out of our authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall be necessary to effect the conversion of all outstanding shares of Class A Common Stock. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders.

   Class C Common Stock

   No shares of Class C Common Stock issued and outstanding shall have any vote on any matter submitted to a vote of stockholders, except as otherwise required by applicable law.

   Except as set forth in the Restated Certificate of Incorporation and summarized in this prospectus, with respect to voting rights, conversion and transfer, and except as otherwise provided by applicable law, the Class A Common Stock, Class B Common Stock and the Class C Common Stock have identical rights, preferences and privileges. As such, subject to preferences that may apply to shares of Preferred Stock outstanding from time to time, the holders of outstanding shares of our Common Stock are entitled to receive, on a share-for-share basis, such dividends if, as and when declared from time to time by the Board of Directors. Cumulative voting for the election of directors is not provided for in the Restated Certificate of Incorporation. Therefore, subject to applicable law, the holders of a majority of the total voting power of the outstanding shares of Common Stock voted will have the power to elect all of the directors then standing for election. No class of Common Stock is entitled to preemptive or redemption rights. Upon a liquidation, dissolution or winding-up Ticketmaster Online-CitySearch, the assets legally available for distribution to stockholders are distributable ratably among the holders of each class of Common Stock, subject to the preferences, if any, of any outstanding Preferred Stock and payment of claims of creditors. The Restated Certificate of Incorporation further provides that in no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock, Class B Common Stock or Class C Common Stock unless all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock then outstanding are treated equally and identically. Each outstanding share of Common Stock is fully paid and nonassessable.

Preferred Stock

   We are authorized to issue 2,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Ticketmaster Online--CitySearch and may adversely affect the voting and other rights of the holders of our Common Stock, which could have an adverse impact on the market price of the Class B Common Stock. We have no current plan to issue any shares of Preferred Stock.

Corporate Opportunities

   Our Restated Certificate of Incorporation provides that "USA Networks" which, for purposes of this section only, is defined below, shall have no duty to refrain from engaging in the same or similar activities or lines of business as Ticketmaster Online--CitySearch, and neither USA Networks nor any officer, director or employee, thereof, except as described below, shall be liable to Ticketmaster Online--CitySearch or its stockholders for breach of any fiduciary duty by reason of any such activities of USA Networks. In the event that USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both USA Networks and Ticketmaster Online--CitySearch, USA Networks shall have no duty to communicate or offer such corporate opportunity to Ticketmaster Online--CitySearch and shall not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder of Ticketmaster Online--CitySearch by reason of the fact that USA Networks pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us. Nothing in this provision of our Restated Certificate of Incorporation shall amend or modify in any respect any written contractual agreement between USA Networks and Ticketmaster Online-- CitySearch.

   In the event that a director or officer of Ticketmaster Online--CitySearch who is also a director, officer or employee of USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Ticketmaster Online--CitySearch and USA Networks, such director or officer of Ticketmaster Online--CitySearch shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to Ticketmaster Online--CitySearch and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

   . a corporate opportunity offered to any person who is an officer of Ticketmaster Online--CitySearch, and who is also a director but not an officer or employee of USA Networks, shall belong to Ticketmaster Online-- CitySearch;

   . a corporate opportunity offered to any person who is a director but not an officer of Ticketmaster Online--CitySearch, and who is also a director, officer or employee of USA Networks shall belong to Ticketmaster Online-- CitySearch if such opportunity is expressly offered to such person in his or her capacity as a director of Ticketmaster Online--CitySearch, and otherwise shall belong to USA Networks; and

   . a corporate opportunity offered to any person who is an officer or employee of USA Networks and an officer of Ticketmaster Online--CitySearch shall belong to Ticketmaster Online--CitySearch if such opportunity is expressly offered to such person in his or her capacity as an officer or employee of Ticketmaster Online--CitySearch, and otherwise shall belong to USA Networks.

For purposes of the foregoing:

   . a director of Ticketmaster Online--CitySearch who is Chairman of the Board of Directors of Ticketmaster Online--CitySearch or of a committee thereof shall not be deemed to be an officer of Ticketmaster Online--CitySearch by reason of holding such position without regard to whether such position is deemed an office of Ticketmaster Online--CitySearch under our Restated Bylaws, unless such person is a full-time employee of Ticketmaster Online--CitySearch; and

   . the term "Ticketmaster Online-CitySearch" shall mean Ticketmaster Online-- CitySearch and all corporations, partnerships, joint ventures, associations and other entities in which Ticketmaster Online--CitySearch beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests. The term "USA Networks" shall mean USA Networks, Inc., a Delaware corporation, USANi LLC, a Delaware limited liability company, and all corporations, partnerships, joint ventures, associations and other entities (other than Ticketmaster Online--CitySearch, as defined in accordance with this paragraph) in which USA Networks beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

   The foregoing provisions of our Restated Certificate of Incorporation shall expire on the date that USA Networks ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of Ticketmaster Online--CitySearch entitled to vote in the election of directors and no person who is a director or officer of Ticketmaster Online--CitySearch is also a director or officer of USA Networks. In addition to any vote of the stockholders required by law, until the time that USA Networks ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of Ticketmaster Online--CitySearch entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all such classes of outstanding capital stock of Ticketmaster Online-- CitySearch shall be required to alter, amend or repeal in a manner adverse to the interests of USA Networks, or adopt any provision adverse to the interests of USA Networks and inconsistent with, the corporate opportunity provisions described above.

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

   Any person purchasing or otherwise acquiring any interest in shares of the capital stock of Ticketmaster Online--CitySearch shall be deemed to have notice of and to have consented to the foregoing provisions of our Restated Certificate of Incorporation.

Antitakeover Effects of Provisions of Certificate of Incorporation and Bylaws

   Our Restated Certificate of Incorporation and Restated Bylaws contain provisions that may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of Ticketmaster Online--CitySearch. These provisions include the right of the holders of Class A Common Stock to 15 votes per share, versus one vote per share for the holders of Class B Common Stock, and provide that the stockholders may not call special meetings. In addition, the Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 2,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock of Ticketmaster Online--CitySearch. Although we have no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of Ticketmaster Online--CitySearch, or otherwise adversely affect the market price for the Class B Common Stock. See "--Preferred Stock." Although, such provisions do not have a substantial practical significance to investors while USAi, through its ownership of Class A Common Stock, is in a position to effectively control all matters affecting Ticketmaster Online--CitySearch, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.

Effect of Delaware Antitakeover Statute

   We are subject to Section 203 of the Delaware General Corporate Law, which regulates corporate acquisitions. The law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the law, a "business combination" includes, among other things, a merger or consolidation involving Ticketmaster Online--CitySearch and the interested stockholder and the sale of more than ten percent of our assets. In general, the law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of our outstanding voting shares. We have not "opted out" of the provisions of the antitakeover law. The restrictions of the antitakeover law will not apply to USAi, however, because (1) our Board of Directors approved the transaction which resulted in USAi becoming an "interested stockholder" prior to the consummation of that transaction and (2) at the time USAi became an "interested stockholder," the restrictions of Section 203 did not apply to Ticketmaster Online--CitySearch because we did not have a class of voting stock
(x) listed on a national securities exchange, (y) authorized for quotation on the Nasdaq Stock Market or (z) held of record by more than 2,000 stockholders.

Registration Rights

   The holders of approximately 470,846 shares of Class A Common Stock, based on shares outstanding as of June 9, 1999, will have the right in certain circumstances to request us to register their shares under the Securities Act of 1933 for resale to the public in the event we initiate a registration. Under the terms of the agreements between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, such holders are entitled to notice of such registration and are entitled to include shares of Class A Common Stock therein. In addition, the agreement between us, One & Only Network and the current owners of One & Only Network provides that we must register the shares issued to the current owners of One & Only Network upon closing of that transaction, which is expected in August or September 1999, under the Securities Act of 1933 for resale. The amount of shares to be issued to such holder at the closing will be no more than 1,442,308 shares and no less than 961,539 shares. After the initial closing of that transaction, we will, under certain circumstances, be required to issue and register additional shares to the current owners of One & Only Network in a series of additional closings culminating on a final payment date on or around March 31, 2000. The total number of shares which may be issued to such holders in the transaction and registered will be no more than 2,573,933 shares and no less than 1,130,387 shares.

Transfer Agent

   The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future sales of substantial amounts of our Class B Common Stock in the public market, including shares issued upon exercise of outstanding options, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. Sales of substantial amounts of our Class B Common Stock in the public market after the restriction lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   We have outstanding an aggregate of 74,774,973 shares of Class A and Class B Common stock (based upon shares outstanding as of June 14, 1999), assuming no exercise of outstanding options after June 14, 1999. Of these shares, the 2,046,574 shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933 except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In addition, the 8,050,000 of our Class B shares sold in our initial public offering in December 1998 and an additional aggregate of 9,809,775 of our Class A and Class B shares are freely tradable.

   The remaining 54,868,624 shares of our Class A Common stock held by existing stockholders may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of these shares, 8,236,701 shares have been held for at least one year and may be sold pursuant to Rule 144, subject to the restrictions stated therein. The remaining shares will become eligible for public resale at various times over a period of less than one year from the date of this prospectus, subject to limitations of Rule 144.

   With respect to the shares otherwise eligible for sale referred to in the preceding paragraph,in connection with our early release of the lock-up agreements entered into in connection with our initial public offering on May 5, 1999, certain stockholders who, in the aggregate, hold 1,010,369 of the shares of our Class A Common stock, entered into extended lock-up agreements under which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any shares of Common Stock or options to acquire shares of Common Stock or securities exchangeable for or convertible into Common Stock owned by them until September 1, 1999, without the prior written consent of NationsBanc Montgomery Securities LLP. Upon expiration of lock-up agreements, all 1,010,369 of these shares will become eligible for public resale, subjection to volume limitations imposed by Rule 144.

   On January 22, 1999, we filed a Registration Statement on Form S-8 registering 8,351,857 shares of Class A and Class B Common Stock subject to outstanding options or reserved for future issuance under our stock plans, thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of any vesting restrictions.

   In connection with the acquisition of CityAuction, Inc., we filed a Registration Statement on Form S-8/S-3 on May 5, 1999 registering 678,203 shares of Class B Common Stock, thus permitting the resale of such shares in the public market without restriction under the Securities Act.

   In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who has beneficially owned shares for at least one year, including the holding period of any prior owner except an affiliate, is entitled to sell in "broker's transactions" or to market makers, a number of shares during any three-month period that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding, approximately 125,084 shares currently, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Ticketmaster Online-CitySearch. Under Rule 144(k), a person who is not deemed to have been an affiliate of Ticketmaster Online-CitySearch at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of our initial public offering are currently entitled to sell such shares in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.


                                 LEGAL MATTERS

   The validity of the Class B Common Stock offered hereby will be passed upon for Ticketmaster Online--CitySearch by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of June 9, 1999 an entity affiliated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, holds an aggregate of 60,225 shares of Class A Common Stock.


                                    EXPERTS

   The consolidated financial statements of CitySearch, Inc. at December 31, 1996 and 1997 and for the period from September 20, 1995 (date of formation) to December 31, 1995 and for the years ended December 31, 1996 and 1997, and the financial statements of Ticketmaster Online-CitySearch, Inc. (Ticketmaster Online) (formerly Ticketmaster Multimedia Holdings, Inc.) at January 31, 1998 and for the years ended January 31, 1996 and 1997 and the eleven month period ended December 31, 1998, included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   Ticketmaster Online--CitySearch has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Class B Common Stock offered hereby by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Ticketmaster Online--CitySearch and our Common Stock, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by such reference. Copies of the registration statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

   Ticketmaster Online--CitySearch is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549

                         INDEX TO FINANCIAL STATEMENTS

                                   CONTENTS

Unaudited Pro Forma Condensed Combined Financial Statements
Introduction.......................................................................................................    F-2
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended
     December 31, 1998.............................................................................................    F-3
Notes to Unaudited Pro Forma Condensed Combined Financial Statements...............................................    F-4

Unaudited Condensed Consolidated Statements
Unaudited condensed consolidated balance sheets as of December 31, 1998 and March 31, 1999.........................    F-6
Unaudited condensed consolidated statements of operations for the three-months ended March 31, 1998
     and 1999......................................................................................................    F-7
Unaudited condensed consolidated statements of cash flows for the three-months ended March 31, 1998
     and 1999......................................................................................................    F-8
Notes to condensed consolidated financial statements...............................................................    F-9

Ticketmaster Online-Citysearch, Inc. (Ticketmaster Online)
Report of Independent Auditors.....................................................................................   F-13
Balance Sheets at January 31, 1998 and December 31, 1998...........................................................   F-14
Statements of Operations for the years ended January 31, 1997 and 1998 and the eleven months ended
     December 31, 1998.............................................................................................   F-15
Statements of Stockholders' Equity for the years ended January 31, 1997 and 1998 and the
     eleven months ended September 30, 1998........................................................................   F-16
Statements of Cash Flows for the years ended January 31, 1997 and 1998 and the eleven months
      ended December 31, 1998......................................................................................   F-17
Notes to Financial Statements......................................................................................   F-18

Citysearch, Inc.
Report of Independent Auditors.....................................................................................   F-35
Consolidated Balance Sheets at December 31, 1996 and 1997 and at September 28, 1998 (unaudited)....................   F-36
Consolidated Statements of Operations for the period from September 20, 1995 (date of formation)
     to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended
     September 30, 1997 and September 28, 1998 (unaudited).........................................................   F-37
Consolidated Statements of Stockholders' Equity (Deficit) for the period from September 20, 1995 (date of formation) to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months
     ended September 28, 1998 (unaudited)..........................................................................   F-38
Consolidated Statements of Cash Flows for the period from September 20, 1995 (date of formation)
     to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended
     September 30, 1997 and September 28, 1998 (unaudited).........................................................   F-39
Notes to Consolidated Financial Statements.........................................................................   F-41

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined statement of operations (the "Condensed Statement") has been prepared to give effect to the merger of Ticketmaster Online and CitySearch, Inc. (the "Merger"), which was effective September 28, 1998, and the Tender Offer (as described below). In addition, the Condensed Statement has been prepared to give effect to the Ticketmaster Transaction (as described below) and the license agreement entered into by Ticketmaster Online, Ticketmaster Corp. and USAi in connection with the Merger (the "Ticketmaster License Agreement.") The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets and liabilities of CitySearch were recorded at their respective fair values under the purchase method of accounting.

     The Condensed Statement reflects certain assumptions regarding the Merger and the Tender Offer and is based on the historical consolidated financial statements of the respective entities. The Condensed Statement, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with, the audited financial statements of CitySearch, Inc. and Ticketmaster Online-CitySearch, Inc., including the notes thereto, which are included in this Prospectus. The unaudited financial statements of Ticketmaster Online-CitySearch, Inc. for the year ended December 31, 1998 were derived from the historical financial information of Ticketmaster Online-CitySearch, Inc. which has been adjusted to reflect a change in year end to December 31.

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 reflects the unaudited consolidated statement of operations of CitySearch for the nine-month period ended September 28, 1998, combined with the unaudited results of operations of Ticketmaster Online-CitySearch, Inc. for the year ended December 31, 1998 (including the pro forma effects of the USAi's acquisition of all the outstanding equity of Ticketmaster Group in June 1998 (the "Ticketmaster Transaction").

     On October 2, 1998 USAi commenced a tender offer ("the Tender Offer") to purchase up to 20% of each stockholder's Common Stock at a per share purchase price of $8.67 in cash, up to an aggregate of 2,924,339 shares. Upon expiration of the Tender Offer on November 3, 1998, USAi purchased 1,997,502 shares of Common Stock.

     The Company is in the process of evaluating the fair value of assets acquired and liabilities assumed in order to make a final allocation of the excess purchase price, including allocation to the intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma condensed combined financial information. Based on current information the preliminary determination of the costs in excess of the net assets acquired and the allocation to goodwill should not materially differ from the final determination.

     The Condensed Statement is presented for illustrative purposes only and is not necessarily indicative of the results of operations which would have actually been reported for the year ended December 31, 1998 had the Merger and Ticketmaster Transaction occurred as of January 1, 1998, nor is the Condensed Statement necessarily indicative of future results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF TICKETMASTER
                            ONLINE-CITYSEARCH, INC.

                         Year Ended December 31, 1998
                     (In Thousands, Except Per Share Data)

                                                                                                Ticketmaster
                                                       Ticketmaster    Pro Forma                 Online and
                                          Historical    Online Pro     Adjusted                  CitySearch
                                         Ticketmaster      Forma     Ticketmaster   Historic      Pro Forma    Pro Forma
                                            Online      Adjustments     Online     CitySearch    Adjustments    Combined
                                         ------------  ------------  ------------ ------------  ------------  ------------
Revenues:
     Ticketing Operations................  $ 16,366     $     --      $  16,366    $      --      $      --      $  16,366
     Sponsorship and advertising........      7,099           --          7,099          360             --          7,459
     City guide and related..............     5,375           --          5,375       10,957             --         16,332
                                           --------     --------      ---------    ---------      ---------      ---------
                                             28,840           --         28,840       11,317             --         40,157
Costs and expenses:
     Ticketing operations................    10,269           --         10,269           --          2,613 (2)     12,132
                                                                                                       (750)(3)
     City guide and related..............     4,021           --          4,021       10,491             --         14,512
     Sales and marketing.................     6,895           --          6,895       14,902             --         21,797
     Research and development............     1,728           --          1,728        5,000             --          6,728
     General and administrative..........     3,670           --          3,670        5,104           (573)(3)      8,201
     Amortization of goodwill............    16,275        7,439(1)     23,714           --          23,991 (4)     47,705
     Merger and other transaction costs..        11           --             11        3,101             --          3,112
                                           --------     --------      ---------    ---------      ---------      ---------
                                             42,869        7,439         50,308       38,598         25,281        114,187
                                           --------     --------      ---------    ---------      ---------      ---------
Income (loss) from operations............   (14,029)      (7,439)       (21,468)     (27,281)       (25,281)       (74,030)
Interest income..........................       867           --            867          995             --          1,862
Interest expense.........................      (813)          --           (813)        (768)         1,151(5)        (430)
                                          ---------     --------      ---------    ---------      ---------      ---------
Income/(loss) before provision for
     income taxes.......................    (13,975)      (7,439)       (21,414)     (27,054)       (24,130)       (72,598)

Provision for income taxes..............      2,993           --          2,993           --         (2,993)(6)         --
                                          ---------     --------      ---------    ---------      ---------      ---------
Net income (loss).......................  $ (16,968)    $ (7,439)     $ (24,407)   $ (27,054)     $ (21,137)     $ (72,598)
                                          =========     ========      =========    =========      =========      =========
Basic and diluted net loss
      per share.........................  $  (0.38)                                                                 $(1.16)
                                          ========                                                               =========
Shares used to compute basic and
      diluted net loss per share........    44,525                                                                  62,682
                                          ========                                                               =========


See accompanying notes to the unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

Merger Costs

     Merger costs and the preliminary determination of the unallocated excess of Merger costs over net assets acquired are set forth below (in thousands):

     Initial investment at cost.......................................................       $ 23,000
     Value of portion of CitySearch acquired in the Merger............................        120,864
     Shares purchased under the Tender Offer..........................................         17,318
     Estimated transaction costs (including non-competition agreements)...............          2,464
                                                                                             --------
           Total acquisition costs....................................................        163,646
     Net assets acquired..............................................................        (2,517)
                                                                                             --------
     Unallocated excess of acquisition cost over net assets acquired (See Note 4).....       $161,129
                                                                                             ========

     The initial investment at cost represents the previous purchases of shares of Series E Preferred Stock by USAi, which were converted into 3,244,641 shares of Class A Common Stock in connection with the Merger, which, prior to the Merger, represented approximately 11.8% of the CitySearch outstanding equity.

     The value of the non-monetary exchange between Ticketmaster Online and CitySearch was valued by Ticketmaster Online based on the fair value of the 50.7% of CitySearch acquired in the transaction. The fair value of CitySearch before the Merger was $238.4 million based on an assumed fair value of $8.67 per share of CitySearch's Common Stock outstanding at September 28, 1998, including outstanding stock options under the treasury method. The fair value of CitySearch attributable to outstanding shares of Common Stock at September 28, 1998 was $218.9 million and the fair value of CitySearch attributable to outstanding stock options at September 28, 1998, under the treasury stock method, was $19.5 million. The assumed fair value of the CitySearch Common Stock of $8.67 per share is based on the Tender Offer consideration per share determined in a negotiated transaction.

     Based on current information the preliminary determination of the costs in excess of the net assets acquired and the allocation to goodwill should not materially differ from the final determination.

Pro Forma Adjustments

(1) Reflects amortization expense resulting from the increase in goodwill and other intangible assets recorded in June 1998. The adjustment to the statement of operations for the year ended December 31, 1998 represents six months of amortization expense to adjust the six months of amortization expense already recorded in the historical statement of operations. Additional goodwill of $154.8 million represents a preliminary allocation of goodwill resulting from USAi's acquisition of Ticketmaster Group, which is being amortized straight line over ten years.

(2) Represents a royalty that would have been required to be paid to Ticketmaster Corp. under the Ticketmaster License Agreement had the Ticketmaster License Agreement been in effect. Under the agreement, Ticketmaster Online is required to pay Ticketmaster Corp. a royalty based on a percentage of the net profit it derives from online ticket sales.

(3) Represents certain costs allocated from Ticketmaster Corp. to Ticketmaster Online which are now covered under the license fee (see note 2).

(4) Reflects additional amortization expense resulting from the increase in goodwill and other intangible assets due to the Merger. The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated as follows: $500,000 to intangibles related to the Non-Competition Agreements, which is being amortized over 2.5 years, and $160.6 million to goodwill, which is being amortized over five years.

(5)  Reflects elimination of interest expense resulting from the Convertible
     Note issued in connection with the Merger since the Convertible Note was repaid from the proceeds of the offering.

(6) Represents income tax benefit of the Merger, as taxable income of Ticketmaster Online is offset by tax losses of CitySearch.

(7) For the year ended December 31, 1998, the calculation of shares used in calculating basic and diluted pro forma loss per share adjusts the 44,525,000 historical weighted average shares of Tickmaster Online-CitySearch, Inc. to reflect the 25,248,000 shares of CitySearch outstanding at December 31, 1997 (including 14,624,000 shares of Preferred Stock as if converted) and the weighted average number of the shares of common stock issued by CitySearch during the period from January 1, 1998 through September 28, 1998.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                    December 31,           March 31,
                                                                                       1998                  1999
ASSETS                                                                           -----------------      --------------
Current assets:                                                                     (see note 1)          (unaudited)
     Cash and cash equivalents..................................................      $106,910             $ 99,284
     Accounts receivable (net of allowance for doubtful accounts of $175 and $58         1,249                1,160
           respectively)........................................................
     Related party receivable...................................................           813                  278
     Due from licensees.........................................................         1,440                2,647
     Prepaid expenses...........................................................           777                1,109
                                                                                  -----------------      --------------
           Total current assets.................................................       111,189              104,478
Computers, software, equipment and leasehold improvements, net..................         5,893                6,140
Goodwill and other intangibles, net.............................................       299,643              315,798
                                                                                  -----------------      --------------
           Total assets.........................................................      $416,725             $426,416
                                                                                  =================      ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable...........................................................      $  2,734             $  2,479
     Accrued expenses...........................................................         4,551                3,992
     Deferred revenue...........................................................         1,882                1,643
     Related party payable......................................................            --                1,020
     Current portion of capital lease obligations...............................         1,331                1,169
                                                                                  ------------------     --------------
           Total current liabilities............................................        10,498               10,303
Other long-term liabilities.....................................................         1,557                1,828
Capital lease obligations, net of current portion...............................         1,082                  940
Stockholders' equity:
     Class A Common Stock, $0.01 par value:
           Authorized shares --100,000,000 at March 31, 1999
           Issued and outstanding--63,291,653 and 63,156,226 at December 31,
           1998 and March 31, 1999, respectively................................           633                  632
     Class B Common Stock--$0.01 par value;
           Authorized shares--250,000,000 at March 31, 1999
           Issued and outstanding--8,167,000 and 9,238,109 at December 31, 1998
           and March 31, 1999, respectively.....................................            82                   92
     Class C Common Stock--$0.01 par value:
           Authorized shares--2,883,506 at March 31, 1999
           Issued and outstanding--none.........................................            --                   --
     Additional paid-in capital.................................................       418,918              446,398
     Accumulated deficit........................................................      (16,045)             (33,777)
                                                                                  ------------------     --------------
           Total stockholders' equity...........................................       403,588              413,345
                                                                                  ------------------     --------------
           Total liabilities and stockholders' equity...........................      $416,725             $426,416
                                                                                  ==================     ==============

                            See accompanying notes.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                                       Three Months Ended March 31,
                                                                                       ----------------------------
                                                                                         1998                 1999
                                                                                       -------------  -------------
Revenues:                                                                                       (unaudited)
     Ticketing operations.......................................................          $ 2,237       $  9,386
     Sponsorship and advertising................................................              917          1,032
     City guide and related.....................................................               --          5,553
                                                                                       --------------  -------------
           Total revenues.......................................................            3,154         15,971
Operating costs and expenses
     Ticketing operations.......................................................            1,377          6,851
     City guide and related.....................................................               --          4,607
     Sales and marketing........................................................              225          6,200
     Research and development...................................................               --          1,933
     General and administrative.................................................              515          3,287
     Amortization of goodwill...................................................               --         11,976
                                                                                       --------------  -------------
           Total costs and expenses.............................................            2,117         34,854
                                                                                       --------------  -------------
Income (loss) from operations...................................................            1,037        (18,883)
Interest income (expense) net...................................................               --          1,200
                                                                                       --------------  -------------
Income (loss) before income taxes...............................................            1,037        (17,683)
Income tax provision............................................................              452             57
                                                                                       --------------  -------------
Net income (loss)...............................................................          $   585       $(17,740)
                                                                                       --------------  -------------
Basic and diluted net income (loss) per share...................................          $  0.02       $  (0.25)
                                                                                       --------------  -------------
Shares used to compute basic and diluted net income (loss) per
     share......................................................................           37,238         71,555
                                                                                       =============  =============

                            See accompanying notes.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                        Three Months Ended March 31,
                                                                                        ----------------------------
                                                                                            1998            1999
                                                                                        -------------  -------------
Operating activities                                                                             (unaudited)
Net income (loss)..............................................................         $    585       $  (17,740)
Adjustments to reconcile net income (loss) to net cash provided by (used
     in) operating activities:
Adjustments to reconcile net income (loss) to net cash provided by (used
     in) operating activities:
           Depreciation and amortization........................................              39           12,854
           Changes in operating assets and liabilities:
                 Accounts receivable............................................             (79)              89
                 Related parties receivable.....................................              --              536
                 Due from licensees.............................................              --           (1,207)
                 Prepaid expenses...............................................              63             (276)
                 Accounts payable...............................................              (5)          (1,083)
                 Accrued expenses...............................................              57             (419)
                 Related party payable..........................................              --            1,020
                 Deferred revenue...............................................               2               33
                                                                                        -------------  -------------
                        Net cash provided by (used in) operating activities.....             662           (6,193)
Investing activities
Capital expenditures............................................................             (25)          (1,013)
                                                                                        -------------  -------------
                        Net cash used in investing activities...................             (25)          (1,013)


     Net proceeds from (distributions to) Ticketmaster Corp.....................            (637)              --
     Net proceeds from exercise of options and warrants.........................              --               296
     Costs of initial public offering...........................................              --             (336)
     Payments on capital leases.................................................              --             (393)
                                                                                        -------------  -------------
                        Net cash provided by (used in) financing activities.....            (637)            (433)
Net cash acquired in CityAuction Merger.........................................              --               13
                                                                                        -------------  -------------
Net increase (decrease) in cash and cash equivalents............................              --           (7,626)
Cash and cash equivalents at beginning of period................................              --          106,910
                                                                                        -------------  -------------
Cash and cash equivalents at end of period......................................        $     --       $   99,284
                                                                                        -------------  -------------
Supplemental statement of cash flow information:
Noncash investing and financing information:
      Acquisition of CityAuction, Inc.
           Fair value of assets acquired (including cash and cash equivalents
           of $13 and goodwill).................................................                       $   28,223
      Less:
           Fair value of liabilities assumed....................................                            1,023
           Issuance of Class B Common Stock.....................................                           27,200
                                                                                                       -------------
                 Cash paid......................................................                       $       --
                                                                                                       -------------

                            See accompanying notes.

                      Ticketmaster Online-CitySearch, Inc.
             Notes to Condensed Consolidated Financial Statements
                                  (unaudited)

Note 1--The Company and Summary of Significant Accounting Policies

Description of Business

     Ticketmaster Online-CitySearch, Inc. (the "Company") has combined CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. The Company is integrating its local CitySearch city guides with its Ticketmaster Online live events ticketing and merchandise distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers.

Basis of Presentation

     Prior to the Merger (as defined below), Ticketmaster Multimedia Holdings, Inc. (the predecessor company) ("Ticketmaster Online") was a wholly owned subsidiary of Ticketmaster Corporation ("Ticketmaster Corp."). Ticketmaster Corp. is a wholly owned subsidiary of Ticketmaster Group, Inc. ("Ticketmaster Group"), which is a wholly owned subsidiary of USA Networks, Inc. ("USAi").

     In July 1997, USAi acquired a controlling interest in Ticketmaster Group through the issuance of shares of USAi common stock (the "Ticketmaster Acquisition"). In June 1998, USAi completed its acquisition of Ticketmaster Group in a tax-free merger (collectively with the Ticketmaster Acquisition, the "Ticketmaster Transaction"), pursuant to which each outstanding share of Ticketmaster Group common stock not owned by USAi was exchanged for 1.126 shares of USAi common stock. A portion of the Ticketmaster Group acquisition cost has been allocated to the assets acquired and liabilities assumed of Ticketmaster Online based on the fair value of the respective portion of Ticketmaster Online acquired in the Ticketmaster Transaction.

     On September 28, 1998, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of August 12, 1998 (the "Merger Agreement"), by and among CitySearch, Inc. ("CitySearch"), USAi, Ticketmaster Group, Ticketmaster Online and Tiberius, Inc., a wholly-owned subsidiary of CitySearch, Tiberius was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch (the "Merger"). In connection with the Merger Agreement, all issued and outstanding shares of Ticketmaster Online's Common Stock held by Ticketmaster Corp. were converted into an aggregate of 37,238,000 shares of CitySearch Common Stock and such shares were subsequently reclassified as Class A Common Stock of the Company. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets acquired and liabilities assumed of CitySearch were recorded at their respective fair values. The accompanying financial statements prior to the Merger reflect the financial position, results of operations and cash flows of Ticketmaster Online. The accompanying financial statements, subsequent to the Merger, include the assets and liabilities of CitySearch and the results of operations of CitySearch from September 29, 1998.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals)

                     Ticketmaster Online-CitySearch, Inc.
             Notes to Condensed Consolidated Financial Statements
                                  (unaudited)

considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

     The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1998.

     Pro Forma Financial Data (Unaudited)

     The following unaudited pro forma information presents a summary of results of the Company assuming the Merger, the Ticketmaster Transaction and the tender offer by USAi to purchase shares of Common Stock from CitySearch stockholders in connection with the Merger had occurred as of January 1, 1998, with pro forma adjustments to give effect to amortization of goodwill, certain other adjustments to conform to the terms of the License and Services Agreement dated August 12, 1998 by and among Ticketmaster Corp., Ticketmaster Online and USAi (the "Ticketmaster License Agreement"), and the related income tax effects. The pro forma information also gives effect to the Company's change in year end from January 31, to December 31. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective on January 1, 1998.

                                                Three Months Ended
                                                  March 31, 1998
                                                ------------------
                                                  (in thousands)
Revenues........................................     $  6,245
Net loss........................................     $(18,974)
Net loss per share..............................     $   (.31)

Basic and Diluted Earnings (Loss) per Share

     Basic earnings (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of Common Stock outstanding during the period. Diluted earnings (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of Common Stock outstanding plus the dilutive effects of stock options, warrants and other convertible securities. Basic and diluted earnings (loss) per share are the same for the three months ended March 31, 1999 because the effects of outstanding stock options are antidilutive. Basic and dilutive earnings (loss) per share are the same for the three months ended March 31, 1998 because there were no dilutive securities outstanding during those periods.

     The number of shares used in computing basis and diluted earnings (loss) per share for the three months ended March 31, 1998 represent the number of shares of CitySearch Common Stock exchanged in the Merger.

                     Ticketmaster Online-CitySearch, Inc.
             Notes to Condensed Consolidated Financial Statements
                                  (unaudited)

Reclassifications

Certain reclassifications have been made to the prior year's balances to conform to the current year presentation.

Note 2--Business Combinations

Acquisition of CityAuction, Inc.

     On March 29, 1999, the Company completed the acquisition of CityAuction, Inc. ("CityAuction"), a person-to-person online auction community. In connection with the acquisition, the Company issued an aggregate of approximately 800,000 shares of its Class B Common Stock for all the outstanding capital stock of CityAuction, Inc. representing an aggregate purchase price of $27.2 million. The acquisition was accounted for using the purchase method of accounting which resulted in $28.2 million of goodwill that will be amortized over 5 years. The results of operations of CityAuction are included in the accompanying statement of operations from the date of acquisition.

Note 3--Subsequent Events

Merger with Lycos

     On February 8, 1999, USAi and USANi LLC, Lycos, Inc. ("Lycos"), the Company, USA Interactive, Inc. ("Newco") and two wholly-owned subsidiaries of Newco entered into agreements relating to the combination of Lycos, the Company and certain of USAi's assets in an entity to be controlled by USAi. On May 12, 1999, the parties jointly announced that they had agreed by mutual consent to terminate these agreements. The agreement terminating the transaction requires Lycos to pay $25.5 million to USAi and $9.5 million to the Company if prior to July 15, 1999, Lycos entered into an agreement with respect to or under certain circumstances, becomes subject to, certain acquisition proposals. In addition, subject to certain exceptions, USAi and the Company each has agreed that until July 15, 1999 it will not acquire Lycos stock or make any proposals to acquire Lycos. Any transaction charges related to the termination will be recorded in the second quarter.

Acquisition of Match.com, Inc.

     On June 14, 1999, the Company completed the acquisition of Match.com, Inc. an Internet personals company. In connection with the acquisition the Company issued 1,924,777 shares of Class B Common Stock to the former owners of Match.com representing a total purchase price of approximately $45.0 million. The acquisition was accounted for using the purchase method of accounting which resulted in approximately $47.5 million of goodwill that will be amortized over five years.

Pending Acquisition of One and Only

     On June 10, 1999, Ticketmaster Online-CitySearch, Web Media Ventures, LLC, a Texas limited liability company (d/b/a One & Only Network), William Bunker, David Kennedy and Glenn Wiggins entered into Reorganization Agreement pursuant to which the Company will purchase all the outstanding units of One and Only for shares of the Company Class B Common Stock. One & Only is an Internet personals company distributing its services through a network of affiliated Internet sites. The Company has the option to pay cash or issue shares of Class B Common Stock in exchange for all of the One & Only units. The initial target purchase price for the One & Only units is $40.6 million of the Company's Class B Common Stock, of which $30 million of Class B Common Stock is payable upon the closing of the transaction and $2,195,000 of Class B Common Stock is payable in two quarterly installments with remainder of the target purchase price due 270 days after the closing of the transaction. The target purchase price is subject to a 10% increase or decrease based on, among other things, the achievement of certain 1999 calendar revenue targets of One & Only. The number of shares of Class B Common Stock to be issued in the acquisition will be determined by dividing the average closing price of the Class B Common Stock shortly before the closing of the acquisition and shortly before each subsequent payment date into the portion of the purchase price, as adjusted, currently payable subject to certain minimum and maximum share prices. The final purchase price to be recorded will also depend on the price of the Class B Common Stock at the date of closing. The closing of the acquisition is subject to several conditions, including but not limited to the effectiveness of a registration statement to be filed by Ticketmaster Online-CitySearch with respect to the Class B Common Stock to be issued in the transaction. The acquisition will be accounted for using the purchase method. The acquisition will result in goodwill in an amount approximating the purchase price that will be amortized over a period of five years.

million, assuming the final purchase price is in the middle of the possible range that will be amortized by Ticketmaster Online-CitySearch over a period of five years.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Ticketmaster Online-CitySearch, Inc.

We have audited the accompanying consolidated balance sheets of Ticketmaster Online (the Predecessor) and Ticketmaster Online-CitySearch, Inc. (the Company) as of January 31, 1998 and December 31, 1998, respectively, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the two years in the period ended January 31, 1998 and the eleven month period ended December 31, 1998. These financial statements are in the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ticketmaster Online-CitySearch, Inc., as the Predecessor and successor companies at January 31, 1998 and December 31, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended January 31, 1998 and the eleven month period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Woodland Hills, California
January 29, 1999

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                                  Predecessor
                                                                                               ----------------
                                                                           December 31, 1998   January 31, 1998
                                                                           -----------------   ----------------
ASSETS
Current assets:
     Cash and cash equivalents.............................................    $ 106,910         $     --
     Accounts receivable (net of allowance for doubtful
           accounts of $58 and $0 respectively)............................        1,249              167
Related party receivable...................................................          813               --
Due from licensees.........................................................        1,440               --
Prepaid expenses...........................................................          777              124
                                                                               ---------         --------
     Total current assets..................................................      111,189              291
Computers, software, equipment and leasehold
     improvements, net.....................................................        5,893              397
Goodwill and other intangibles, net........................................      299,643              --
                                                                               ---------         --------
      Total assets.........................................................    $ 416,725         $    688
                                                                               =========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable......................................................    $   2,734            $ 158
     Accrued expenses......................................................        4,551              144
     Deferred revenue......................................................        1,882               89
     Current portion of capital lease obligations..........................        1,331               --
                                                                               ---------         --------
          Total current liabilities........................................       10,498              391
Other long-term liabilities................................................        1,557                8
Capital lease obligations, net of current portion..........................        1,082               --
Stockholders' equity:
Preferred stock, $0.01 par value
 Authorized shares--$2,000,000 at December 31, 1998
 Issued and outstanding--none..............................................           --               --
Common stock, no par value;
 Authorized shares--1,000 at January 31, 1998 and none
 at December 31, 1998
 Issued and outstanding--none..............................................           --               --
Class A Common stock, $0.01 par value;
 Authorized shares--100,000,000 at December 31, 1998
 Issued and outstanding--63,291,653 at December 31, 1998...................          633               --
Class B Common stock, $0.01 par value;
 Authorized shares--250,000,000 at December 31, 1998
 Issued and outstanding--8,167,000 at December 31, 1998....................           82               --
Class C Common stock, $0.01 par value;
 Authorized shares--2,883,506 at December 31, 1998
 Issued and outstanding--none..............................................           --               --
Due to (from) Ticketmaster Corp............................................           --           (1,113)
Additional paid-in capital.................................................      418,918               --
Retained earnings (deficit)................................................      (16,045)           1,402
                                                                               ---------         --------
 Total stockholders' equity (deficit)......................................      403,588              289
                                                                               ---------         --------
     Total liabilities and stockholders' equity............................    $ 416,725         $    688
                                                                               =========         ========

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                                    Eleven Months
                                                                                        Ended      Year Ended January 31
                                                                                     December 31,  ---------------------
                                                                                        1998         1998         1997
                                                                                    -------------  --------     --------
Revenues:
Ticketing operations............................................................     $  15,743     $  5,972     $   199
Sponsorship and advertising.....................................................         6,754        3,933         997
City guide and related..........................................................         5,376           --          --
                                                                                     ---------     --------     -------

       Total revenues...........................................................        27,873        9,905       1,196

Operating costs and expenses:
Ticketing operations............................................................         9,842        3,522         635
City guide and related..........................................................         4,021           --          --
Sales and marketing.............................................................         6,834          490         290
Research and development........................................................         1,728           --          --
General and administrative......................................................         3,495        1,719       1,260
Amortization of goodwill........................................................        16,275           --          --
                                                                                     ---------     --------     -------

       Total costs and expenses.................................................        42,195        5,731       2,185
                                                                                     ---------     --------     -------

Income (loss) from operations...................................................       (14,322)       4,174        (989)
Interest income.................................................................           867           --          --
Interest expense................................................................          (813)          --          --
                                                                                     ---------     --------     -------
                                                                                            54           --          --
                                                                                     ---------     --------     -------
Income (loss) before income taxes...............................................       (14,268)       4,174        (989)
Income tax provision (benefit)..................................................         2,951        1,827        (374)
                                                                                     ---------     --------     -------

Net income (loss)...............................................................     $ (17,219)    $  2,347     $  (615)
                                                                                     =========     ========     =======

Basic and diluted net income (loss) per share...................................     $   (0.38)    $   0.06     $ (0.02)
                                                                                     =========     ========     =======

Shares used to compute basic and diluted net income (loss)
     per share..................................................................        45,201       37,238      37,238
                                                                                     =========     ========     =======

                            See accompanying notes.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)


                                                                       Class A             Class B
                                                 Common Stock        Common Stock        Common Stock
                                                 ----------------    ----------------    ----------------    Due to (from)
                                                 Shares    Amount    Shares    Amount    Shares    Amount    Ticketmaster
                                                 ------    ------    ------    ------    ------    ------    -------------
Balance at February 1, 1996................         1       $ --          --    $ --         --     $ --      $   684
Accounts receivable transferred to
 Ticketmaster Corp.........................        --         --          --      --         --       --       (1,088)
Operating charges transferred from
 Ticketmaster Corp., net of federal income
 tax allocation............................        --         --          --      --         --       --        1,838
Net loss...................................        --         --          --      --         --       --           --
                                                  ---       ----      ------    ----      -----     ----      -------
Balance at January 1, 1997.................         1         --          --      --         --       --        1,434
Accounts receivable transferred to
 Ticketmaster Corp. .......................        --         --          --      --         --       --       (9,953)
Operating charges transferred from
 Ticketmaster Corp., net of federal income
 tax allocation............................        --         --          --      --         --       --        7,406
Net income.................................        --         --          --      --         --       --           --
                                                  ---       ----      ------    ----      -----     ----      -------
Balance at January 31, 199.................         1       $ --          --    $ --         --     $ --      $(1,113)
                                                  ===       ====      ======    ====      =====     ====      =======


Allocation of initial capitalization as a
 result of the Ticketmaster Acquisition by
 USAi......................................        --       $ --          --    $ --         --     $ --      $    --
Allocation of basis of Tax-free Merger of
 Ticketmaster by USAi......................        --         --          --      --         --       --           --
Stock exchanged in connection with
 CitySearch Merger (37,238) and USAi's
 initial investment in CitySearch at cost..        --         --      40,483     405         --       --           --
Contribution of tendered CitySearch Common
 Stock from USAi to Ticketmaster...........        --         --          --      --         --       --           --
Contribution of CitySearch Common Stock
 from USAi to Ticketmaster.................        --         --      22,003     220         --       --           --
Exercise of stock options and warrants.....        --         --         923       9         --       --           --
Initial public offering of Class B Common
 Stock.....................................        --         --          --      --      8,050       81           --
Class A shares converted to Class B........        --         --        (117)     (1)       117        1           --
Net loss...................................        --         --          --      --         --       --           --
                                                  ---       ----      ------    ----      -----     ----      -------
Balance at December 31, 1998...............        --       $ --      63,292    $633      8,167     $ 82      $    --
                                                  ===       ====      ======    ====      =====     ====      =======

                                                 Additional     Retained
                                                  Paid-in       Earnings
                                                  Capital       (Deficit)      Total
                                                 -----------    ----------     -----
Balance at February 1, 1996................       $     --       $   (330)      $    354
Accounts receivable transferred to
 Ticketmaster Corp.........................             --             --         (1,088)
Operating charges transferred from
 Ticketmaster Corp., net of federal income
 tax allocation............................             --             --          1,838
Net loss...................................             --           (615)          (615)
                                                  --------       --------       --------
Balance at January 1, 1997.................             --           (945)           489
Accounts receivable transferred to
 Ticketmaster Corp.........................             --             --         (9,953)
Operating charges transferred from
 Ticketmaster Corp., net of federal income
 tax allocation............................             --             --          7,406
Net income.................................             --          2,347          2,347
                                                  --------       --------       --------
Balance at January 31, 1998................       $     --       $  1,402       $    289
                                                  ========       ========       ========
Allocation of initial capitalization as a
 result of the Ticketmaster Acquisition by
 USAi......................................       $ 22,834       $  1,174       $ 24,008
Allocation of basis of Tax-free Merger of
 Ticketmaster by USAi......................        126,170             --        126,170
Stock exchanged in connection with
 CitySearch Merger (37,238) and USAi's
 initial investment in CitySearch at cost..        145,923             --        146,328
Contribution of tendered CitySearch Common
 Stock from USAi to Ticketmaster...........         17,318             --         17,318
Contribution of CitySearch Common Stock
 from USAi to Ticketmaster.................          1,100             --          1,320
Exercise of stock options and warrants.....          1,600             --          1,609
Initial public offering of Class B Common
 Stock.....................................        103,973             --        104,054
Class A shares converted to Class B........             --             --             --
Net loss...................................             --        (17,219)       (17,219)
                                                  --------       --------       --------
Balance at December 31, 1998...............       $418,918       $(16,045)      $403,588
                                                  ========       ========       ========

                            See accompanying notes.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)



                                                                        Eleven                      Predecessor
                                                                        Months          -----------------------------------
                                                                         Ended                Year Ended January 31,
                                                                      December 31,      -----------------------------------
                                                                         1998                1998                1997
                                                                    ---------------     ---------------     ---------------
Operating activities
Net income (loss)...............................................      $(17,219)           $  2,347             $   (615)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Depreciation and amortization.................................        17,411                 268                   51
  Changes in operating assets and liabilities:
       Accounts receivable......................................          (818)                (41)                (108)
       Related parties receivable...............................          (184)                 --                   --
       Due from licensee........................................            27                  --                   --
       Prepaid expenses.........................................          (475)                 30                   51
       Accounts payable.........................................            36                 158                   --
       Accrued expenses.........................................          (196)                 87                   65
       Deferred revenue.........................................           969                  89                   --
       Deferred rent............................................            11                  --                   --
                                                                      --------            --------             --------
Net cash provided by (used in) operating activities.............          (438)              2,938                 (556)

Investing activities
Capital expenditures............................................        (1,034)               (250)                (189)
Deferred purchase price of subsidiary...........................          (112)                 --                   --
                                                                      --------            --------             --------
Net cash used in investing activities...........................        (1,146)               (250)                (189)
Financing activities
Net proceeds from (distributions to) Ticketmaster Corp..........        (5,549)             (2,691)                 748
Net proceeds from exercise of options and warrants..............         1,609                  --                   --
Net proceeds from initial public offering.......................       104,989                  --                   --
Payments on capital leases......................................          (324)                 --                   --
Payment on convertible promissory note..........................       (50,000)                 --                   --
Other, net......................................................          (108)                 --                   --
                                                                      --------            --------             --------
Net cash provided by (used in) financing activities.............        50,617              (2,691)                 748
Net cash acquired in CitySearch Merger..........................        57,877                  --                   --
                                                                      --------            --------             --------
Net increase (decrease) in cash and cash equivalents............       106,910                  (3)                   3
Cash and cash equivalents at beginning of period................            --                   3                   --
                                                                      --------            --------             --------
Cash and cash equivalents at end of period......................      $106,910            $     --             $      3
                                                                      ========            ========             ========
Supplemental statement of cash flow information
Noncash investing and financing information:
Acquisition of CitySearch, Inc.
       Fair value of assets acquired (including cash and cash
         equivalents of $57,877 and goodwill)...................      $226,339            $     --             $     --
  Less:
       Fair value of liabilities assumed........................        61,373                  --                   --
       Issuance of Class A Common Stock.........................       147,648                  --                   --
       Contribution of tendered CitySearch Common Stock from
         USAi to Ticketmaster...................................        17,318                  --                   --
                                                                      --------            --------             --------
         Cash paid..............................................      $     --            $     --             $     --
                                                                      ========            ========             ========

                            See accompanying notes.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

1. Organization and Business
Basis of Presentation and Merger

   Prior to the Merger (as defined below), Ticketmaster Multimedia Holdings, Inc. (the predecessor company) (Ticketmaster Online) was a wholly owned subsidiary of Ticketmaster Corporation (Ticketmaster Corp.). Ticketmaster Corp. is a wholly owned subsidiary of Ticketmaster Group, Inc. (Ticketmaster Group), which is a wholly owned subsidiary of USA Networks, Inc. (USAi).

   In July 1997, USAi acquired a controlling interest in Ticketmaster Group through the issuance of shares of USAi common stock (Ticketmaster Acquisition by USAi). In June 1998, USAi completed its acquisition of Ticketmaster Group in a tax-free merger (Tax-free Merger and collectively with the Ticketmaster acquisition is the Ticketmaster Transaction), pursuant to which each outstanding share of Ticketmaster Group common stock not owned by USAi was exchanged for
1.126 shares of USAi common stock. A portion of the Ticketmaster Group acquisition cost has been allocated to the assets acquired and liabilities assumed of Ticketmaster Online based on the fair value of the respective portion of Ticketmaster Online acquired in the Ticketmaster Transaction.

   On September 28, 1998, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of August 12, 1998 (the Merger Agreement), by and among CitySearch, Inc. (CitySearch), USAi, Ticketmaster Group, Ticketmaster Online and Tiberius, Inc. (Tiberius), a wholly-owned subsidiary of CitySearch, Tiberius was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch (the Merger). In connection with the Merger Agreement, all issued and outstanding shares of Ticketmaster Online's Common Stock held by Ticketmaster Corp. were converted into an aggregate of 37,238,000 shares of CitySearch Common Stock and such shares were subsequently reclassified as Class A Common Stock of the Company. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets acquired and liabilities assumed of CitySearch were recorded at their respective fair values. The accompanying financial statements prior to the Merger reflect the financial position, results of operations and cash flows of Ticketmaster Online. The accompanying financial statements, subsequent to the Merger, include the assets and liabilities of CitySearch and the results of operations of CitySearch from September 29, 1998 through December 31, 1998. In connection with the Merger the name of the combined company was changed from CitySearch, Inc. to Ticketmaster Online-CitySearch, Inc. (the Company). References throughout these financial statements to Ticketmaster Online and CitySearch relate to the individual businesses of Ticketmaster Online and CitySearch, respectively.

   The Merger costs and the determination of the excess of Merger costs over net assets acquired are set forth below (in thousands):

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

1.   Organization and Business (continued)

Basis of Presentation and Merger (continued)

Initial investment at cost.................................................................................... $ 23,000
Value of portion of CitySearch acquired in the Merger.........................................................  120,864
Tender offer..................................................................................................   17,318
Estimated transaction costs (including non-competition agreements)............................................    2,464
                                                                                                               --------
Total Merger costs............................................................................................  163,646
Net identifiable assets acquired..............................................................................   (2,517)
                                                                                                               --------
Excess of Merger cost over net assets acquired................................................................ $161,129
                                                                                                               ========

   The initial investment at cost represents the previous purchases of shares of Series E Preferred Stock by USAi, which were converted into 3,244,641 shares of Class A Common Stock in connection with the Merger, which, prior to the Merger, represented approximately 11.8% of the CitySearch outstanding equity.

   The value of the non-monetary exchange between Ticketmaster Online and CitySearch was determined by Ticketmaster Online based on the fair value of the 50.7% of CitySearch acquired in the transaction. The fair value of CitySearch before the Merger was $238.4 million based on an assumed fair value of $8.67 per share of CitySearch's Common Stock outstanding at September 28, 1998, including outstanding stock options under the treasury method. The fair value of CitySearch attributable to outstanding shares of Common Stock at September 28, 1998 was $218.9 million and the fair value of CitySearch attributable to outstanding stock options at September 28, 1998, under the treasury stock method, was $19.5 million.

   On October 2, 1998 USAi commenced a tender offer (the Tender Offer) to purchase up to 20% of each CitySearch stockholder's Common Stock at a per share purchase price of $8.67 in cash, up to an aggregate of 2,924,339 shares. The Tender Offer expired on November 3, 1998 and 1,997,502 shares were tendered for purchase for a total of $17,318,000.

   In connection with the Merger Agreement, Ticketmaster Online also entered into a License and Services Agreement (the License Agreement) with Ticketmaster Corp. and USAi to remain perpetually in effect unless terminated as allowed under the License Agreement. For a license fee, Ticketmaster Corp. granted Ticketmaster Online, among other things, the exclusive worldwide right to use the trademarks of Ticketmaster Corp. in connection with the sale of tickets and merchandise via electronic interactive services.

Pro Forma Financial Data (Unaudited)

The following unaudited pro forma information presents a summary of results of the Company assuming the Merger, Ticketmaster Transaction and the Tender Offer had occurred as of January 1, 1997, with pro forma adjustments to give effect to amortization of goodwill, certain other adjustments to conform to the terms of the License Agreement, and the related income tax effects. The pro forma information also gives effect to the Company's change in year end from January 31, to December 31. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective on January 1, 1997.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

1.   Organization and Business (continued)

Pro Forma Financial Data (Unaudited) (continued)


                                                                                               Year Ended December 31,
                                                                                       --------------------------------------
                                                                                           1998                       1997
                                                                                       --------------------------------------
                                                                                       (in thousands, except per share data)
Revenues......................................................................          $ 40,157                  $ 15,479
Net loss......................................................................           (72,598)                  (80,357)
Net loss per share............................................................             (1.16)                    (1.44)

Business

   Prior to the Merger, Ticketmaster Online was a wholly-owned subsidiary of Ticketmaster Corp. which is a leading provider of automated ticketing services in the United States, with clients including many of the country's most well-known entertainment facilities, promoters and professional sports franchises. Ticketmaster Online was formed in December 1993 to administer the online business of Ticketmaster Corp. There were no costs and expenses incurred by Ticketmaster Online until June 1995. Ticketmaster Online commenced online ticket sales in November 1996 providing a ticketing outlet via the World Wide Web (Web) which gives users access to live event tickets and event information. Ticketmaster Online's operations are the online distribution mechanism for Ticketmaster Corp., which utilizes Ticketmaster Corp.'s business relationships and brand name.

   CitySearch was organized on September 20, 1995. CitySearch produces and delivers comprehensive local city guides on the Web, providing up-to-date information regarding arts and entertainment events, community events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. CitySearch designs and produces custom-built Web sites and related services for local businesses, aggregates them in a local city guide environment and provides business customers the ability to regularly update and expand their sites.

   CitySearch has two primary means of providing its local city guides. In its "owned and operated" markets CitySearch systematically produces the majority of its own content, hires and deploys a direct sales force to sell custom-built business Web sites as well as related services to local and regional businesses, and launches a presence in the market. In its partner-led markets, CitySearch contracts with a local media company to provide assistance in developing, designing and launching a city guide. Under these contracts, the partners license CitySearch's business and technology systems and pay a license fee and make royalty payments to CitySearch based on certain revenues generated by the media partners from the operation of their sites and pay CitySearch for additional consultation and design services not provided for under the license fee.

   Customers include hotels, restaurants, taverns, movie theaters, museums and retail stores. The Company currently owns and operates sites in Austin, TX, Nashville, TN, New York, NY, Portland, OR, Raleigh-Durham-Chapel Hill, NC, Salt Lake City, UT, and San Francisco, CA. Through partnership and licensing agreements, the Company has an internet presence in Baltimore, MD, Dallas, TX, Los Angeles, CA, Washington D.C., Melbourne and Sydney, Australia, Toronto, Canada, Copenhagen, Denmark, and Stockholm, Sweden.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

2. Summary of Significant Accounting Policies

Ticketmaster Online Basis of Presentation

   Prior to the merger, the accompanying consolidated financial statements present the financial position, operating results and cash flows of the predecessor company, Ticketmaster Online, a wholly owned subsidiary of Ticketmaster Corp. The financial statements include revenues related to the convenience and handling charges in connection with tickets sold via the Internet and advertising sales on Ticketmaster Online's web site. Costs of ticketing revenues have been allocated from Ticketmaster Corp. to Ticketmaster Online on a per ticket sold basis. The financial statements include operating expenses which have been allocated to Ticketmaster Online by Ticketmaster Corp. on a specific identification basis. Further, Ticketmaster Online shares certain employees and other resources with Ticketmaster Corp. Allocations from Ticketmaster Corp. for indirect expenses for such shared resources have been made primarily on a proportional cost allocation method based on tickets sold and related revenues. Management believes these allocations are reasonable and that such expenses would not differ materially had Ticketmaster Online operated on a stand-alone basis for all periods presented. The financial statements of Ticketmaster Online prior to the merger do not necessarily reflect the results of operations or financial position that would have existed had Ticketmaster Online been an independent company.

Segments

   Based on the Company's integration and management strategies, the Company operates in one business segment.

Change in Year-End

   The statements of operations and cash flows for the eleven months ended December 31, 1998 reflect a change in Ticketmaster Online's year-end as a result of the purchase of Ticketmaster Group by USAi.

Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts have been eliminated.

Estimates Used in the Preparation of Consolidated Financial Statements

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's consolidated financial position or results of operations.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

   Revenue from advertising and sponsorship agreements is recognized when the service is provided or over the term of the promotion. Revenue from the sale of tickets is recognized when tickets are sold.

   City guide and related revenues include revenue from the sale of subscriptions for custom-built business Web sites (designed and developed by CitySearch) in its owned and operated markets, the performance of consultation and design services, and licensing and royalty revenues from the sale of licenses for the use of CitySearch's business and technology systems in its partner-led markets. License and royalty revenue is less than ten percent of consolidated revenue.

   The Company recognizes subscription revenues over the period the services are provided. Royalty revenues are recognized when earned based on the revenues generated by the license or based on the minimum royalty provisions in the contract. Revenues from consultation and design services are recognized as the services are provided.

   Revenues from the sale of licenses for use of the Company's business and technology systems to its partner-led markets are generally recognized over the term of the license agreement or the period over which the relevant services are delivered. The Company's license agreements have terms ranging from three to nine years.

   Deferred revenue primarily consists of prepayments of subscription services and licensing agreements, advertising and sponsorship revenue, and revenue from Web site support agreements with joint venture partners of Ticketmaster Corp. Web site support is recognized straight line over the life of the agreement.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company places its cash deposits with high-credit quality financial institutions.

Accounts Receivable

   Concentration of credit risk with respect to trade receivables is limited based on the size and diversity of Ticketmaster Online's clients and the large number and geographic dispersion of CitySearch customers. The Company generally does not require collateral; however, credit losses have generally been within management's expectations and have not been significant.

Computers, Software, Equipment and Leasehold Improvements

   Computers, software, equipment and leasehold improvements are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Assets acquired under capitalizable lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases and leasehold improvements are computed

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

2. Summary of Significant Accounting Policies (continued)

Computers, Software, Equipment and Leasehold Improvements (continued)

using the straight-line method over the life of the asset or term of the lease, whichever is shorter, and is included in depreciation expense.

Research and Development

   Research and development expenditures are charged to operations as incurred. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

Goodwill and Other Intangibles

   Goodwill of $154.8 million represents amounts allocated to Ticketmaster Online from the purchase of Ticketmaster Group by USAi and is being amortized by the straight-line method over ten years.

   As a result of the Merger and the Tender Offer, the Company recorded goodwill of $160.6 million, which is being amortized using the straight-line method over five years, and intangibles relating to non-competition agreements of $500,000, which is being amortized using the straight-line method over 2.5 years.

   Accumulated amortization at December 31, 1998 was $16.3 million.

Due to (from) Ticketmaster Corp.

   Due to (from) Ticketmaster Corp. includes amounts payable to Ticketmaster Corp. primarily for operations and working capital requirements, offset by amounts receivable for cash collected by Ticketmaster Corp. The balances were primarily the result of Ticketmaster Online's participation in Ticketmaster Corp.'s central cash management system, wherein all of Ticketmaster Online's cash receipts were collected by Ticketmaster Corp. and all cash disbursements were funded by Ticketmaster Corp. Other transactions include Ticketmaster Online's pro rata share of the current portion of Ticketmaster Corp.'s consolidated income tax liability and other administrative expenses incurred by Ticketmaster Corp. on behalf of Ticketmaster Online prior to the Merger. Such amounts payable do not have specific repayment terms and do not bear interest. At January 31, 1998 and 1997, such intercompany balances have been included as a component of stockholders' equity as it was not the original intention of Ticketmaster Online or Ticketmaster Corp. to settle such balances in cash. Most of the due to (from) Ticketmaster Corp. amount was reclassified as additional paid-in capital in connection with the Merger.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

2. Summary of Significant Accounting Policies (continued)

Due to (from) Ticketmaster Corp. (continued)

   An analysis of transactions in the due to (from) Ticketmaster Corp. account for each of the two years ended January 31, 1998 and the eleven months ended December 31, 1998 follows:


                                                                        December 31,                    January 31,
                                                                      ----------------   ----------------------------------------
                                                                           1998                 1998                   1997
                                                                      ----------------   ----------------------------------------
                                                                                           (in thousands)
Balance at beginning of year.....................................       $ (1,113)               $ 1,434                $   684
Ticketing revenues transferred to Ticketmaster Corp
 prior to the merger.............................................        (11,551)                (9,953)                (1,088)
Operating charges transferred from Ticketmaster Corp.
 prior to the merger.............................................          6,263                  5,579                  2,212
Share of Ticketmaster Corp.'s current federal income tax
 provision (benefit) prior to the merger.........................             --                  1,827                   (374)
Balance transferred to additional paid-in capital in
 connection with the Merger......................................          6,013                     --                     --
Amounts transferred to related party receivable..................            388                     --                     --
                                                                        --------                -------                -------
Balance at end of year...........................................       $     --                $(1,113)               $ 1,434
                                                                        ========                =======                =======
Average balance during the year..................................       $   (557)               $   161                $ 1,059
                                                                        ========                =======                =======

Income Taxes

   Prior to the Merger, Ticketmaster Online's results have been included in Ticketmaster Corp.'s consolidated federal and state income tax returns. The income tax provision was calculated and deferred tax assets and liabilities were recorded as if Ticketmaster Online had operated as an independent company. Prior to the Merger Ticketmaster Corp. paid all taxes for Ticketmaster Online and, as such, income taxes payable and deferred tax assets have been included in due to
(from) Ticketmaster Corp. Subsequent to the Merger, the Company will file its Federal and State income tax returns on a stand-alone basis.

   Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to the differences between the financial statement carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Basic and Diluted Earnings (Loss) per Share

   Basic earnings (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of Common Stock outstanding during the period. Diluted earnings or (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of Common Stock outstanding plus the dilutive effects of stock options, warrants, and other convertible securities. Basic and diluted earnings (loss) per share are the same for the eleven month period ended December 31, 1998 because the effects of

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

2.   Summary of Significant Accounting Policies (continued)

Basic and Diluted Earnings (Loss) per Share (continued)

outstanding stock options are antidilutive. Basic and diluted earnings (loss) per share are the same for the years ended January 31, 1998 and 1997 because there were no dilutive securities outstanding during those periods.

   The number of shares used in computing basic and diluted earnings (loss) per share for the eleven month period ended December 31, 1998 includes the number of shares of CitySearch Common Stock exchanged in the Merger plus shares of Class A Common Stock of City Search outstanding and the number of shares of Class B Common Stock issued from the date of the Merger through December 31, 1998 calculated on a weighted average basis. The number of shares used in computing basic and diluted earnings (loss) per share for the years ended January 31, 1998 and 1997 represents the number of shares of CitySearch Common Stock exchanged in the Merger.

Financial Instruments

   The estimated fair values of cash, accounts receivable, accounts payable, and accrued expenses approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Advertising Costs

   Advertising costs are expensed as incurred. For the eleven month period ended December 31, 1998, advertising costs amounted to $1,540,000. There were no advertising costs for the years ended January 31, 1998 and 1997.

   During 1998 CitySearch maintained several barter arrangements whereby the Company has assisted in the design of a Web site in exchange for broadcast advertising. The fair value of services provided and the services received in the barter arrangement is not readily determinable and therefore is not used to measure the value of the broadcast advertising received. The Company valued these barter transactions at $349,000 for the period from the date of the Merger through December 31, 1998, based on the estimated cost of the specific services provided by the Company. Such amounts are included in City guide and related revenue as well as recognized in sales and marketing expense in the accompanying consolidated statements of operations. Reciprocal noncash barter advertising on the Internet is not valued in the consolidated financial statements because of the immateriality of the associated costs and the indeterminable fair value.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company periodically reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

2. Summary of Significant Accounting Policies (continued)

Stock-based Compensation

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), suggests that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and disclose pro forma results of operations which would have resulted from recognizing such awards at their fair value. The Company will continue to account for stock-based compensation under APB 25 and make the required pro forma disclosures for compensation (see Note 7). Under APB 25 compensation expense is calculated based on the difference between the exercise price and the fair market value of the underlying stock on the date of grant. There was no compensation expense applicable under APB 25.

Reclassifications

   Certain reclassifications have been made to the prior years' balances to conform to the current year presentation.

3. Computers, Software, Equipment and Leasehold Improvements

Computers, software, equipment and leasehold improvements consisted of the following:

                                                                                         December 31,              January 31,
                                                                                            1998                      1998
                                                                                        ----------------      -------------------
                                                                                                    (in thousands)
Computers and software...........................................................         $ 6,860                    $ 532
Furniture and fixtures...........................................................             141                       20
Leasehold improvements...........................................................             215                       33
                                                                                          -------                    -----
                                                                                            7,216                      585
Less accumulated depreciation and amortization...................................          (1,323)                    (188)
                                                                                          -------                    -----
                                                                                          $ 5,893                    $ 397
                                                                                          =======                    =====

   Depreciation and amortization expense was $1,136,000, $124,000 and $49,000 for the eleven month period ended December 31, 1998 and the years ended January 31, 1998 and 1997, respectively.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

4. Income Taxes

   The provision (benefit) for income taxes consisted of the following:

                                                                                                         Predecessor
                                                                    Eleven Months                        Year Ended
                                                                       Ended                             January 31,
                                                                    December 31,         -------------------------------------------
                                                                       1998                      1998                    1997
                                                                 -----------------       -------------------    --------------------
                                                                                         (in thousands)

Current:
  Federal.....................................................         $2,624                   $1,445                   $(340)
  Foreign.....................................................             82                       --                      --
  State.......................................................            754                      395                     (46)
                                                                       ------                   ------                   -----
                                                                        3,460                    1,840                    (386)
                                                                       ------                   ------                   -----
Deferred:
  Federal.....................................................           (478)                     (13)                     12
  State.......................................................            (31)                      --                      --
                                                                       ------                   ------                   -----
                                                                         (509)                     (13)                     12
                                                                       ------                   ------                   -----
Total income tax provision (benefit)..........................         $2,951                   $1,827                   $(374)
                                                                       ======                   ======                   =====

   The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:


                                                                                Eleven
                                                                             Months Ended              Years ended January 31,
                                                                             December 31,         ---------------------------------
                                                                                 1998                  1998               1997
                                                                            ---------------       ----------------   --------------

Statutory federal income tax expense (benefit)...........................        (35)%                   34%               (34)%
Tax provision for earnings included in Ticketmaster
 Corp.consolidated return................................................          20                    --                  --
Non-deductible goodwill amortization.....................................          37                    --                  --
State income tax expense (benefit).......................................          --                     9                  (6)
Other....................................................................          (1)                    1                   2
                                                                                 ----                  ----                ----
                                                                                   21%                   44%               (38)%
                                                                                 ====                  ====                ====

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

4. Income Taxes (continued)

   Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 are as follows (in thousands):

Deferred tax liabilities
  Depreciation.........................................................................................         $    400
  Software development.................................................................................              824
                                                                                                                --------

Total deferred tax liabilities.........................................................................            1,224

Deferred tax assets
  Net operating loss carryforwards.....................................................................           31,482
  Research and development carryforwards...............................................................              468
  Vacation accruals....................................................................................              250
  Deferred revenue.....................................................................................              600
  Other................................................................................................              124
                                                                                                                --------

Total deferred tax assets..............................................................................           32,924
Valuation allowance....................................................................................          (31,700)
                                                                                                                --------
                                                                                                                $     --
                                                                                                               =========

   Deferred taxes at January 31, 1998 were not significant. The valuation allowance increased by $1.7 million during the eleven month period. The valuation allowance recorded in connection with the CitySearch Merger was approximately $30 million. If the related deferred tax assets become realizable in the future, the reversal of the valuation allowance will be recorded as a reduction of goodwill. The Company had net operating loss carryforwards for federal and state income tax purposes at December 31, 1998 of approximately $78,704,000 which had been generated by CitySearch. The federal carryforwards expire principally in the period from 2010 to 2018, and the state carryforwards expire principally in 2003. Utilization of the net operating loss carryforwards is subject to limitations as a result of ownership changes as defined in the Internal Revenue Code. Furthermore, the net operating loss carryforwards, to the extent not otherwise limited, can only be used to offset the future taxable income of CitySearch.

5. Defined Contribution Plans

   Ticketmaster Online participates in the Ticketmaster Corp. 401(k) defined contribution plan (the 401(k) Plan), covering substantially all Ticketmaster Online employees, which contains an employer matching feature of 25% up to a maximum of 6% of the employee's compensation. Ticketmaster Online's contribution for the 401(k) Plan year ended December 31, 1997 was $12,000.

   In July 1997, CitySearch established a defined contribution plan for certain qualified employees as defined in the plan. Participants may contribute from 1% to 20% of pretax compensation subject to certain liabilities. The plan does provide for certain discretionary contributions by the Company as defined in the plan. No Company contributions were made for the year ended December 31, 1997. As a result of the merger, Ticketmaster Online employees will be incorporated into their balance from the 401(k) plan into the CitySearch plan.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

6. Related Party Transactions

   Ticketmaster Online was part of a consolidated group and, as such, had significant transactions with related entities.

   In connection with the Merger, the Company entered into a license agreement with Ticketmaster Corp. (the License Agreement) under which the Company is required to pay Ticketmaster Corp. a royalty based on a percentage of the net profit the Company derives from online ticket sales. Ticketing operations cost includes $1,519,000 of royalty fees incurred under the License Agreement for the eleven months ended December 31, 1998. Included in related party receivable is $346,000 representing unpaid ticketing revenue, net of amounts due to Ticketmaster Corp. for direct expenses and royalty fees under the License Agreement.

   Concurrently with the execution of the Merger Agreement, the Company received a $50 million loan from USAi in exchange for a convertible promissory note (Convertible Note). The Convertible Note, in the principal amount of $50 million, bore interest at a rate per annum of 7.00%. On December 10, 1998, the Company repaid the Convertible Note and paid total interest of $1,151,000 covering the period August 13 to December 31, 1998. Interest expense on the Convertible Note was $710,000 during the eleven month period ended December 31, 1998.

   On June 28, 1996, Ticketmaster Online entered into an agreement expiring on December 31, 2003, with an affiliate of its then majority shareholder, whereby in exchange for services rendered in connection with the development of Ticketmaster Online's Web site, Ticketmaster Online will pay royalties equaling 5% of net profit (as defined) from ticket convenience charges and 10% of net profit (as defined) from merchandise sold through its Web site (net of defined deductions). The agreement calls for an annual minimum royalty payment of $100,000 per year. Royalty expense incurred for the eleven month period ended December 31, 1998 and the years ended January 31, 1998 and 1997 amounted to $477,000, $138,000 and $50,000, respectively.

   Revenues from affiliated companies for the eleven month period ended December 31, 1998 and for the fiscal years January 31, 1998 and 1997, amounted to $491,000, $583,000 and $21,000, respectively, primarily for Web site development and support and license fee revenue. Included in related party receivables at December 31, 1998 was $467,000 receivable from these affiliated companies.

7. Stockholders' Equity and Stock Options

   Stockholders' equity reflects the exchange of 1,000 shares of Common Stock of Ticketmaster Online for 37,238,000 shares of CitySearch Common Stock (subsequently reclassified as Class A Common Stock of the Company) and the recording of the predecessor basis and outstanding shares of CitySearch Common Stock (subsequently reclassified as Class A Common Stock of the Company) in connection with the Merger. Holders of each share of Class A Common Stock have 15 votes. Each share of Class A Common Stock will automatically convert into one share of Class B Common Stock upon a "transfer," as defined, of such share except for transfers to certain parties. Holders of Class B Common Stock have rights in the Company's Restated Certificate of Incorporation similar to holders of Class A Common Stock except each share of Class B Common Stock carries one vote. Holders of Class C Common Stock have no voting rights. In December 1998, the Company completed its initial public offering of 8,050,000 shares of Class B Common Stock resulting in the receipt of net proceeds of $104,054,000.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

7. Stockholders' Equity and Stock Options (continued)

Preferred Stock

   The Company is authorized to issue 2,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.

1996 Stock Option Plan

   The CitySearch 1996 Stock Option Plan (1996 Stock Plan) authorized members of management to grant non-statutory stock options or incentive stock options to employees and consultants of the Company and its subsidiaries. As of December 31, 1998 the maximum number of shares of Common Stock to be issued under the Plan was 5,500,000 shares. Options granted under the 1996 Stock Plan are exercisable at various dates over their ten-year life and vest principally 25% after the first year and ratably over the remaining vesting period which is generally another three years. At December 31, 1998 there were options to purchase 3,247,587 shares of the Company's Class A Common Stock outstanding at a weighted average exercise price of $4.79 per share. Options to purchase 114,432 shares of Class A Common Stock were available for future grants at December 31, 1998.

1998 Stock Option Plan

   The Company has adopted the 1998 Stock Plan and reserved 4,000,000 shares of Class B Common Stock of the Company for issuance thereunder. The 1998 Stock Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants. Unless terminated sooner, the 1998 Stock Plan will terminate automatically in September 2008. At December 31, 1998, there were options to purchase 650,000 shares of the Company's Class B Common Stock outstanding at a weighted average exercise price of $19.76 per share. Options to purchase 3,350,000 shares of Class B Common Stock were available for future grants at December 31, 1998.

1998 Employee Stock Purchase Plan

   The Company has adopted the Purchase Plan and reserved an aggregate of 1,000,000 shares of Class B Common Stock thereunder. The number of shares reserved will be increased automatically each year on the first day of the of the Company's fiscal year beginning in 2000 by an amount equal to (i) 200,000 shares of Class B Common Stock or (ii) a lesser amount determined by the Board of Directors. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. Each offering period under the

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

7.   Stockholders' Equity and Stock Options (continued)

1998 Employee Stock Purchase Plan (continued)

Purchase Plan will run for six months, other than the initial offering period, which commenced in December 1998 and will end on August 14, 1999. Thereafter, new six-month offering periods will commence each February 15 and August 15.

Stock Option Table

   The following table summarizes certain information related to options for Common Stock:

                                                                                                               Weighted
                                                                                                               Average
                                                                       Number of                               Exercise
                                                                         Shares        Price Per Share           Price
                                                                       ----------     ----------------        ---------
                                                                                    (in thousands)
Options assumed in Merger............................................    3,905         $0.10 to $ 8.67         $ 3.66
   Granted during the period September 29 and........................      938          8.67 to  32.69          16.35
       December 31, 1998
   Forfeited.........................................................     (124)         0.50 to   8.67           4.23
   Exercised.........................................................     (821)         0.10 to   0.75           9.19
                                                                         -----    --------------------         ------

Outstanding at December 31, 1998.....................................    3,898         $0.10 to $32.69         $ 7.28
                                                                         =====

   Additional information with respect to outstanding options as of December 31, 1998 is as follows:

                                           Options Outstanding                Options Exercisable
                                 ---------------------------------------  ---------------------------
                                                              Weighted
                                                 Weighted      Average                     Weighted-
                                                 Average      Remaining                     Average
        Range of                   Number of     Exercise    Contractual     Number of     Exercise
     Exercise Prices                 Shares       Price         Life           Shares        Price
---------------------------      ------------   ----------  ------------  --------------  -----------
                                (in thousands)                            (in thousands)
 $   0.10 to $2.00                    1,111      $ 1.19          8.14             705        $1.14
     3.00 to  7.00                    1,656        6.15          9.40             692         6.59
     8.00 to 32.69                    1,131       14.93          9.86              40         8.15
---------------------------           -----      ------          ----           -----        -----
     0.10 to 32.69                    3,898                                     1,437
                                      =====                                     =====

   Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information includes options granted subsequent to the Merger using the Black-Scholes method at the date of grant based on the following assumptions:

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

7. Stockholders' Equity and Stock Options (continued)

                                                                                                           1998
                                                                                                        ----------
Expected life (years)..............................................................................       1 year
Risk-free interest rate............................................................................        5.14%
Dividend yield.....................................................................................          --
Volatility.........................................................................................          75%

   This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro for ma information follows:

                                                                                                 Eleven Months Ended
                                                                                                  December 31, 1998
                                                                                                 -------------------
                                                                                                    (in thousands)
Net loss, as reported                                                                                  $(17,219)
Pro forma net loss                                                                                      (17,479)
Basic and diluted historical loss per share                                                            $  (0.38)
Pro forma basic and diluted loss per share                                                                (0.39)

   The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts as the options include only three months of grants from the date of the Merger. Additional awards in future years are anticipated. The weighted-average fair value of options granted during the eleven month period ended December 31, 1998 was $8.65, for options granted with an exercise price equal to the deemed fair market value, at the date of grant, of the underlying Common Stock.

8. Commitments

Leases

   The Company has noncancelable capital lease obligations for computers and equipment and leases its facilities and other office equipment under noncancelable operating lease agreements expiring through 2004. Certain of the Company's leases provide for free rent and escalations. The Company is responsible for other costs such as property taxes, insurance, maintenance and utilities.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998
8. Commitments (continued)

Leases (continued)

   The following is a schedule of future minimum lease payments at December 31, 1998:

                                                                                        Operating                 Capital
                                                                                          Leases                   Leases
                                                                                   --------------------   ----------------------
                                                                                                               (in thousands)
Year ended December 31:
       1999                                                                              $1,219                    $1,599
       2000                                                                               1,189                       967
       2001                                                                               1,095                       207
       2002                                                                                 342                        23
       2003                                                                                 252                        --
       Thereafter................................................................           112                        --
                                                                                         ------                    ------
                                                                                         $4,209                     2,796
                                                                                         ------
Less amount representing interest................................................                                    (383)
                                                                                                                   ------
Net present value of net minimum lease payments (including
 approximately $1,331 payable currently).........................................                                  $2,413
                                                                                                                   ======

   During the eleven month period ended December 31, 1998 and the years ended January 31, 1998 and 1997, rent expense allocated from Ticketmaster Corp. and related to other leased facilities amounted to $593,000 and $149,000 and $42,000, respectively. The total costs and accumulated amortization of equipment under capital leases amounted to $2,769,000 and $360,000 respectively, as of December 31, 1998.

9. Subsequent Events

Acquisition of CityAuction, Inc.

   On March 29, 1999, the Company completed the acquisition of CityAuction, Inc. ("CityAuction"), a person-to-person online auction community. In connection with the acquisition, the Company issued an aggregate of approximately 800,000 shares of its Class B Common Stock for all the outstanding capital stock of CityAuction, Inc. representing an aggregate purchase price of $27.2 million.
The acquisition was accounted for using the purchase method of accounting which resulted in $28.2 million of goodwill that will be amortized over 5 years. The results of operations of CityAuction are included in the accompanying statement of operations from the date of acquisition.

10. Subsequent Events  Unaudited

Acquisition of Match.com, Inc.

   On June 14, 1999, the Company completed the acquisition of Match.com, Inc. an Internet personals company. In connection with the acquisition the Company issued 1,924,777 shares of Class B Common Stock to the former owners

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1998

of Match.com representing a total purchase price of approximately $45.0 million. The acquisition was accounted for using the purchase method of accounting which resulted in approximately $47.5 million of goodwill that will be amortized over five years.

Pending Acquisition of One and Only

   On June 10, 1999, Ticketmaster Online-CitySearch, Web Media Ventures, LLC, a Texas limited liability company (d/b/a One & Only Network), William Bunker, David Kennedy and Glenn Wiggins entered into Reorganization Agreement pursuant to which the Company will purchase all the outstanding units of One and Only for shares of the Company's Class B Common Stock. One & Only is an Internet personals company distributing its services through a network of affiliated Internet sites. The Company has the option to pay cash or issue shares of Class B Common Stock in exchange for all of the One & Only units. The initial target purchase price for the One & Only units is $40.6 million of the Company's Class B Common Stock, of which $30 million of Class B Common Stock is payable upon the closing of the transaction and $2,195,000 of Class B Common Stock is payable in two quarterly installments with the remainder of the target purchase price due 270 days after the closing of the transaction. The target purchase price is subject to a 10% increase or decrease based on, among other things, the achievement of certain 1999 calendar revenue targets of One & Only. The number of shares of Class B Common Stock to be issued in the acquisition will be determined by dividing the average closing price of the Class B Common Stock shortly before the closing of the acquisition and shortly before each subsequent payment date into the portion of the purchase price, as adjusted, currently payable subject to certain minimum and maximum share prices. The final purchase price to be recorded will also depend on the price of the Class B Common Stock at the date of closing. The closing of the acquisition is subject to several conditions, including but not limited to the effectiveness of a registration statement to be filed by Ticketmaster Online-CitySearch with respect to the Class B Common Stock to be issued in the transaction. The acquisition will be accounted for using the purchase method. The acquisition will result in goodwill in an amount approximating the purchase price that will be amortized by Ticketmaster Online-CitySearch over a period of five years.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Citysearch, Inc.

   We have audited the accompanying consolidated balance sheets of CitySearch, Inc. as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the period from September 20, 1995 (date of formation) to December 31, 1995 and for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CitySearch, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the period from September 20, 1995 (date of formation) to December 31, 1995 and for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                     Ernst & Young LLP

Los Angeles, California
March 11, 1998, except for Note 10
 as to which the date is September 28, 1998

                                CITYSEARCH, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)

                                                                                                December 31,        September 28,
                                                                                           --------------------   ----------------
                                                                                              1996       1997           1998
                                                                                           ---------   --------   -----------------
ASSETS                                                                                                               (unaudited)
Current assets:
 Cash and cash equivalents..............................................................  $  7,527    $ 25,227         $ 57,877
 Accounts receivable, net of allowance for doubtful accounts of $0 in   1996 $25 in.....        34         100              264
  1997 and $72 in 1998
 Due from licensees.....................................................................        --          57            1,467
 Due from licensees--related party......................................................        --         136              206
 Prepaid expenses and other current assets..............................................       249         119              178
                                                                                          --------    --------         --------
 Total current assets...................................................................     7,810      25,639           59,992
Computers, software, equipment and leasehold improvements:
 Computers and software.................................................................     2,074       7,716            9,236
 Furniture and equipment................................................................       391         194              194
 Leasehold improvements.................................................................       194         275              248
 Enterprise system development in process...............................................     1,315          --               --
                                                                                          --------    --------         --------
                                                                                             3,974       8,185            9,678
 Accumulated depreciation...............................................................      (329)     (2,169)          (4,461)
                                                                                          --------    --------         --------
                                                                                             3,645       6,016            5,217
Intangible asset, net of accumulated amortization of $422 in 1996.......................     1,915          --               --
                                                                                          --------    --------         --------
 Total assets...........................................................................  $ 13,370    $ 31,655         $ 65,209
                                                                                          ========    ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.......................................................................  $  1,975    $  2,197         $  2,540
 Accrued payroll and related liabilities................................................       174         664            1,270
 Other accrued liabilities..............................................................       991         760            2,398
 Deferred subscription and license revenue..............................................       327       1,836            1,936
 Current portion of obligations under capital leases....................................        86         807              908
                                                                                          --------    --------         --------
 Total current liabilities..............................................................     3,553       6,264            9,052
Deferred rent...........................................................................        33         189              203
Deferred purchase price of subsidiary...................................................     1,336         891              446
Obligations under capital leases, net of current portion................................        82       1,340            1,671
Convertible promissory note payable to a related party..................................        --          --           50,000
Commitments
Redeemable Convertible Preferred Stock, $0.01 par value, Series C, D, and E:
 Authorized shares--12,500 at December 31, 1997
 Issued and outstanding--4,706 at December 31, 1996 and 12,406 at   December 31, 1997
  and none at September 28, 1998
 Liquidation preference--$20,731 at December 31, 1996 and $73,212 at  December 31,......    20,309      70,882               --
  1997.
Stockholders' equity (deficit):
 Convertible Preferred Stock, $0.01 par value, Series A and B:
 Authorized shares--2,241 at December 31, 1997
 Issued and outstanding--1,948 at December 31, 1996 and 2,016 at
      December 31, 1997 and none at September 30, 1998
 Liquidation preference--$2,165 at December 31, 1996 and $2,610 at......................     2,165       2,610               --
      December 31, 1997
Common Stock, $0.01 par value:
 Authorized shares--75,000 at December 31, 1997 and September 30, 1998
 Issued and outstanding shares--8,814 at December 31, 1996 and 9,540 at
 December 31, 1997 and 25,248 at September 28, 1998.....................................        97         472           82,582
Deferred compensation...................................................................        --        (262)            (960)
Accumulated deficit.....................................................................   (14,205)    (50,731)         (77,785)
                                                                                          --------    --------         --------
 Total stockholders' equity (deficit)...................................................   (11,943)    (47,911)           3,837
                                                                                          --------    --------         --------
 Total liabilities and stockholders' equity (deficit)...................................  $ 13,370    $ 31,655         $ 65,209
                                                                                          ========    ========         ========

          See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)

                                                       Period from
                                                      September 20,
                                                      1995 (date of
                                                      formation) to       Year Ended
                                                       December 31,      December 31,                      Nine Months Ended
                                                      -------------  ---------------------         ---------------------------------

                                                                                                   September 30,       September 28,

                                                           1995        1996         1997                1997                 1998
                                                      -------------  ---------  ----------         ---------------  ----------------

Revenues:...........................................                                                          (unaudited)
 Subscription and services..........................      $  --     $    203     $  4,612             $  2,781             $  9,122
 Subscription and services--related party...........         --           --          301                  205                  336
 Licensing and royalty..............................         --           --          528                  499                  698
 Licensing and royalty--related party...............         --           --          743                  178                1,161
                                                         ------     --------     --------             --------             --------
      Total revenues................................         --          203        6,184                3,663               11,317
Costs and expenses:
 Cost of revenues...................................         --        2,908        9,688                7,612               10,491
 Sales and marketing................................         57        6,369       20,172               13,716               14,902
 Research and development...........................        152        2,563        7,182                4,949                5,000
 General and administrative.........................        104        2,475        5,883                4,263                5,104
 Merger and other transactions costs................         --           --           --                   --                3,101
                                                         ------     --------     --------             --------             --------
      Total costs and expenses......................        313       14,315       42,925               30,540               38,598
                                                         ------     --------     --------             --------             --------
Loss from operations................................       (313)     (14,112)     (36,741)             (26,877)             (27,281)

Interest income.....................................          5          229          494                  279                  995
Interest expense....................................         --          (12)        (271)                (175)                (768)

                                                         ------     --------     --------             --------             --------
                                                              5          217          223                  104                  227
                                                         ------     --------     --------             --------             --------
Loss before provision for income taxes..............       (308)     (13,895)     (36,518)             (26,773)             (27,054)

Provision for income taxes..........................         --            2            8                   --                   --
                                                         ------     --------     --------             --------             --------
Net loss............................................     $ (308)    $(13,897)    $(36,526)            $(26,773)            $(27,054)

                                                         ======     ========     ========             ========             ========
Historical basic and diluted net loss per...........     $(0.04)      $(1.58)      $(3.86)              $(2.84)              $(2.73)

 Share..............................................     ======     ========     ========             ========             ========
Pro forma basic and diluted net loss per............                               $(1.96)              $(1.51)              $(1.10)

 Share..............................................                             ========             ========             ========
Shares used to compute historical basic.............      7,895        8,786        9,452                9,431                9,923
 and diluted net loss per share.....................     ======     ========     ========             ========             ========
Shares used to compute pro forma basic and..........                               18,660               17,764               24,547
 diluted net loss per share.........................                             ========             ========             ========

          See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (In thousands)

                                           Convertible          Common Stock
                                         Preferred Stock     -----------------       Deferred      Accumulated
                                         (Series A and B)     Shares    Amount     Compensation      Deficit        Total
                                        -------------------  --------  -------    --------------   -------------  --------
Initial issuance of Common Stock,
 September 20, 1995..................       --    $    --     6,623     $     5           $  --          $  --    $      5
Repurchase of CommonStock............       --         --    (2,000)         (2)             --             --          (2)
Issuance of Common Stock.............       --         --     4,233          85              --             --          85
Issuance of Convertible Preferred....    1,791      1,620        --          --              --             --       1,620
 Stock
Net loss.............................       --         --        --          --              --           (308)       (308)
                                        ------    -------    ------     -------         -------       --------    --------
Balance at December 31, 1995.........    1,791      1,620     8,856          88              --           (308)      1,400
Repurchase of Common Stock...........       --         --      (116)         (2)             --             --          (2)
Exercise of stock options............       --         --        74          11              --             --          11
Issuance of Series B Convertible.....      157        545        --          --              --             --         545
 Preferred Stock
Net loss.............................       --         --        --          --              --        (13,897)    (13,897)
                                        ------    -------    ------     -------         -------       --------    --------
Balance at December 31, 1996.........    1,948      2,165     8,814          97              --        (14,205)    (11,943)
Exercise of stock options............       --         --       726         103              --             --         103
Issuance of Series B Convertible.....       68        445        --          --              --             --         445
 Preferred Stock.....................
Deferred compensation................       --         --        --         272            (272)            --          --
Amortization of deferred compensation       --         --        --          --              10             --          10
Net loss.............................       --         --        --          --              --        (36,526)    (36,526)
                                        ------    -------    ------     -------         -------       --------    --------
Balance at December 31, 1997.........    2,016      2,610     9,540         472            (262)       (50,731)    (47,911)
Exercise of stock options unaudited..       --         --       517         159              --             --         159
Issuance of Series B Convertible.....       64        446        --          --              --             --         446
 Preferred Stock (unaudited)
Deferred compensation (unaudited)....       --         --        --       1,054          (1,054)            --          --
Conversion of Preferred Stock........   (2,080)    (3,056)   15,191      80,897              --             --      77,841
 (unaudited)
Amortization of deferred.............       --         --        --          --             356             --         356
 compensation (unaudited)
Net loss (unaudited).................       --         --        --          --              --        (27,054)    (27,054)
                                        ------    -------    ------     -------         -------       --------    --------
 Balance at September 28, 1998
   (unaudited).......................       --    $    --    25,248     $82,582         $  (960)      $(77,785)   $  3,837
                                        ======    =======    ======     =======         =======       ========    ========

          See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)



                                                          Period from
                                                         September 20,
                                                         1995 (date of                                     Nine Months Ended
                                                         formation) to    Year Ended December 31,   -------------------------------
                                                          December 31,  --------------------------   September 30,    September 28,
                                                              1995          1996          1997            1997             1998
                                                          ------------  ------------  ------------  ----------------  -------------
                                                                                                               (unaudited)
Operating activities
Net loss................................................     $ (308)     $(13,897)     $(36,526)        $(26,773)        $(27,054)
Adjustments to reconcile net loss to net cash used
 in operating activities:
 Equity interest in loss from partnership...............         --            --           259              113               --
 Write-down of investment in partnership................         --            --           321              321               --
 Depreciation...........................................          5           325         1,841            1,087            2,291
 Amortization...........................................         --           422         1,915            1,436               --
 Change in operating assets and liabilities, net of
       assets acquired and liabilities assumed:
       Accounts receivable..............................         --           (34)          (67)             (62)            (163)
       Due from licensees...............................         --            --           (57)            (177)          (1,410)
       Due from licensees--related party................         --            --          (136)              (9)             (70)
       Prepaid expenses and other current assets........         --          (249)          129              (53)             (59)
       Accounts payable.................................         90         2,537           317             (763)             370
       Accrued payroll and related liabilities..........         --            --           489              616              607
       Other accrued liabilities........................         --            --          (221)             193            1,638
       Deferred subscription and license revenue........         --           327         1,510            1,174              100
       Deferred rent....................................         --            33           157               79               14
       Deferred compensation............................         --            --            --               --              356
                                                             ------      --------      --------         --------         --------
Net cash used in operating activities...................       (213)      (10,536)      (30,069)         (22,818)         (23,380)
Investing activities
Purchases of software, equipment and leasehold..........        (82)       (3,547)       (1,391)          (1,098)            (171)
 improvements.......................................
Investment in partnership...............................         --            --          (580)            (324)              --
                                                             ------      --------      --------         --------         --------
Net cash used in investing activities...................        (82)       (3,547)       (1,971)          (1,422)            (171)
Financing Activities
Payments on capital leases..............................         --          (121)         (840)            (372)            (917)
Exercise of stock options...............................         --            11           103               84              159
Issuance of Common Stock................................         90            --            --               --               --
Repurchases of Common Stock.............................         (2)           (2)           --               --               --
Convertible promissory note payable to a related
 party..................................................         --            --            --               --           50,000
Issuance of Convertible Preferred Stock, net............      1,620        20,309        50,477           18,274            6,959
                                                             ------      --------      --------         --------         --------
Net cash provided by financing activities...............      1,708        20,197        49,740           17,986           56,201
                                                             ------      --------      --------         --------         --------
Net increase (decrease) in cash and cash equivalents....      1,413         6,114        17,700           (6,254)          32,650
Cash and cash equivalents at beginning of period........         --         1,413         7,527            7,527           25,227
                                                             ------      --------      --------         --------         --------
Cash and cash equivalents at end of period..............     $1,413      $  7,527      $ 25,227         $  1,273         $ 57,877
                                                             ======      ========      ========         ========         ========
Supplemental disclosure of cash flow information:
   Cash paid for:
       Interest.........................................     $   --      $     12      $    271         $    169         $    329
       Income taxes.....................................     $    1      $      2      $      8         $     --         $

          See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (In thousands, except share data)

Non-Cash Investing and Financing Activities

   During 1996 and 1997, the Company purchased computers and office equipment under financing leases totaling $288 and $2,820, respectively.

   On June 19, 1996, the Company acquired Metrobeat, Inc. in exchange for an initial payment of Series B Convertible Preferred Stock valued at $544. During the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company made its second and third annual installment of Series B Convertible Preferred Stock valued at $445 and $445, respectively, pursuant to the acquisition. The remaining purchase price of $446 is payable in two annual installments, principally of Series B Convertible Preferred Stock.

   During 1997, the Company issued 14,670 shares of Series D Redeemable Convertible Preferred Stock valued at $96 as payment for accrued advertising and recruiting fees.

   During the nine months ended September 30, 1997 and September 28, 1998, the Company purchased computers and office equipment under financing leases totaling $1,836 and $1,350, respectively.

          See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

1. Description of Business and Summary of Significant Accounting Policies

The Company and Basis of Presentation

   CitySearch, Inc. (the Company), a Delaware corporation, was organized on September 20, 1995. The Company and its wholly-owned subsidiaries, Metrobeat, Inc. (Metrobeat) and CitySearch Ontario, Inc. (CitySearch Ontario), produce and deliver comprehensive local city guides on the World Wide Web (the Web), providing up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Each local city guide consists primarily of original content developed and designed specifically for the Web by the Company and its media partners. The Company designs and produces custom-built Web sites and related services for local businesses, aggregates them in a local city guide environment and provides business customers the ability to regularly update and expand their sites.

   The Company has two primary means of providing its local city guides. In its owned and operated markets the Company systematically produces the majority of its own content, hires and rapidly deploys a direct sales force to sell custom-built business Web sites as well as related services to local and regional businesses and launches a presence in the market. In its other markets, the Company contracts with a local media company to provide assistance in developing, designing and launching a city guide. Under these contracts, the partners license the Company's business and technology systems and pay a license fee and make royalty payments to the Company based on certain revenues generated by the media partner from the operation of their sites and pay the Company for additional consultation and design services not provided for under the license fee.

   Subscription and services revenues include revenue generated from the sale of subscriptions for custom-built business Web sites (designed and developed by the Company) and advertising on its owned and operated city guides on the Internet, and the performance of consultation and design services. Licensing and royalty revenues include revenues generated from the sale of licenses for the use of the Company's business and technology systems in its partner-led markets and the receipt of royalty payments under its license agreements. See Revenue Recognition.

   The cost of designing and developing custom-built business Web sites in the Company's owned and operated markets and the cost of providing other design and consultation services including the cost of developing, designing and launching a city guide in partner-led-markets is included, as incurred, in the cost of revenues. The cost of developing, designing and launching a city guide, that is not separately billable under license agreements as services revenue in the Company's partner-led markets, is not significant and is included, as incurred, in the cost of revenues. Any ongoing customer support or upgrades, after the launch of the Web site that is not separately billable under the licensing contract is insignificant.

   Customers include restaurants, taverns, movie theaters, museums and retail stores. The Company currently owns and operates sites in Austin, TX, Nashville, TN, New York, NY, Portland, OR, Raleigh-Durham-Chapel Hill, NC, Salt Lake City, UT, Los Angeles, CA, and San Francisco, CA. Through partnership and licensing agreements, the Company has an internet presence in Washington D.C., Melbourne and Sydney, Australia, and Toronto, Canada.

   The Company has experienced operating losses and negative cash flows from operations since its formation on September 20, 1995. Since its formation, the Company has raised significant capital through the sale of Convertible Preferred Stock to outside investors and expects to continue to raise capital in 1998. The Company has also successfully licensed its product domestically and internationally generating additional revenue streams.

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

   Management anticipates that its investment in new markets and technology will result in operating losses in the near term but believes that anticipated revenues, existing cash, cash equivalents, working capital and new capital contributions will be sufficient to fund operations over the next year.

Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Metrobeat and CitySearch Ontario. All significant intercompany amounts have been eliminated.

Interim Financial Information

   The accompanying balance sheet as of September 28, 1998, the statements of operations and cash flows for the nine months ended September 30, 1997 and September 28, 1998 and the statement of changes in shareholders equity (deficit) for the nine months ended September 28, 1998 are unaudited. References to the nine months ended September 28, 1998 refer to the period from January 1, 1998 through September 28, 1998. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of interim periods. The data disclosed in these notes to the financial statements for these periods is also unaudited. The results of operations and cash flows for the interim period are not necessarily indicative of the results to be expected for any other interim future period.

Estimates Used in the Preparation of Consolidated Financial Statements

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's consolidated financial position or results of operations.

Revenue Recognition

   The Company recognizes subscription revenues over the period the services are provided. Licensing revenue, under agreements entered into prior to December 31, 1997, for partner-led markets is recognized upon the completion of the delivery and installation of the business and technology systems and training of partner personnel in each partner-led-market. Royalty revenues are recognized when earned based on the revenues generated by the license or based on the minimum royalty provisions in the contract. Revenue from consultation and design services is recognized as the services are provided. Advertising revenues, which have not been significant, are recognized as earned and are included in subscription and service revenues. Any ongoing customer support costs or upgrades, after the launch of the Web site, that are not separately billable under the licensing contract are insignificant.

   Effective January 1, 1998, the Company adopted Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," which impacts the manner companies recognize revenue on sales and licensing of software. The Company, during 1997, accounted for licensing of its software under the provisions of SOP 91- 1. The Company does not sell certain undelivered elements under its license agreements separately and, accordingly, under the provisions of SOP 97-2 revenues from the sale of licenses for use of the Company's business and technology systems to its partner-led markets are recognized over the term of the license agreement or the period over which the relevant services are delivered. The Company's license agreements have terms ranging from five to nine years.

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

Licensing and royalty revenues, on a pro forma basis, for the year ended December 31, 1997, and the nine months ended September 30, 1997 and September 28, 1998 would have been $253,000, $132,000 and $783,000, respectively, had SOP 97-2 been effective January 1, 1997. SOP 97-2 is not expected to have a material effect on revenues from royalties, services, and subscriptions.

   Deferred revenues arise upon the prepayment of subscription services and license agreements.

Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration Of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and cash deposits at financial institutions. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their geographic dispersion. The Company requires no collateral from its customers.

   The Company places its cash deposits with high-credit quality financial institutions. At times, balances in the Company's cash accounts may exceed the Federal Deposit Insurance Corporation (FDIC) limit.

Computers, Software, Equipment and Leasehold Improvements

   Computers, software, equipment and leasehold improvements are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Assets acquired under capitalizable lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases and leasehold improvements are computed using the straight-line method over the life of the asset or term of the lease, whichever is shorter, and is included in depreciation expense.

Research and Development

   Research and development expenditures are charged to operations as incurred. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

Merger and Other Transactions Costs

   Merger and other transactions costs consist of costs related to the Merger, costs related to an initial public offering that was cancelled and costs related to a previous merger transaction that was not consummated.

Advertising Costs

   Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 1996 and 1997, amounted to $1,305,859 and $2,464,641, respectively. There was no advertising expense for the period from September 20, 1995 (date of formation) to December 31, 1995.

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

   During 1996 and 1997 the Company entered into several barter arrangements whereby the Company has assisted in the design of a Web site in exchange for broadcast advertising. The fair value of services provided and the services received in the barter arrangement is not readily determinable and therefore is not used to measure the value of the broadcast advertising received. The Company valued these barter transactions at $60,000 and $1,158,000 for the years ended December 31, 1996 and 1997, respectively, based on the estimated cost of the specific services provided by the Company. Such amounts are included in subscription and services revenue as well as recognized in sales and marketing expense in the accompanying consolidated statements of operations. Reciprocal noncash barter advertising on the Internet is not valued in the consolidated financial statements because of the immateriality of the associated costs and the indeterminable fair value.

Pro Forma and Historical Net Loss Per Share

   Pro forma net loss per share is computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from Convertible Preferred Stock (using the if converted method) have been included in the computation when dilutive, except that the Convertible Preferred Stock which converted into Common Stock in connection with the Merger is included as if converted at the original date of issuance, for both basic and diluted net loss per share, even though inclusion is antidilutive, based on the conversion price disclosed in Note 6.

   Historical net loss per share is computed as described above except that it excludes the Convertible Preferred Stock because it is antidilutive for periods which incurred a net loss.

Intangible Asset

   The intangible asset is stated at cost and consists of goodwill resulting from the purchase of Metrobeat in June 1996 (see Note 2).

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   In accordance with Statement of Financial Accounting Standards Board No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company periodically reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and disclose pro forma results of operations which would have resulted from recognizing such awards at their fair value. The Company will continue to account for stock-based compensation under APB 25 and make the required pro forma disclosures for compensation (see Note 8). Under APB 25 compensation expense is calculated based on the difference between the exercise price and the fair market value of the underlying stock on the date of grant. The amount of compensation expense calculated under APB 25 is recognized over the vesting period of the options.

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

Reclassifications

   Certain reclassifications have been made to the prior years' balances to conform to the current year presentation.

2. Acquisition of Metrobeat

   On June 19, 1996, the Company purchased Metrobeat for approximately $2,337,300. The Company assumed net liabilities of $456,303 and issued 157,074 shares of Series B Convertible Preferred Stock valued at $544,497. During the year ended December 31, 1997 and the nine months ended September 28, 1998, the Company made its second and third annual installment of Series B Convertible Preferred Stock valued at $445,495 and $445,494, respectively. The remaining purchase price of $445,506 is payable in one annual installment, principally of Series B Convertible Preferred Stock. The remaining installment has been recorded as a deferred purchase price liability in the accompanying consolidated balance sheets. The transaction was accounted for using the purchase method of accounting. The excess of the purchase price over the net assets acquired has been allocated to goodwill and was initially to be amortized over three years. Effective January 1, 1997, the Company reassessed the future life of the goodwill recorded in connection with the Metrobeat acquisition and concluded the remaining life was one year. Accordingly, the unamortized goodwill as of December 31, 1996 was fully amortized to expense in 1997.

3. Investment in Partnership

   On February 17, 1997, CitySearch Ontario entered into a partnership, Toronto Star CitySearch (the Partnership), with others to launch CitySearch sites in Canada. CitySearch Ontario contributed the Company's technology through a licensing agreement valued by the other partners at $390,500 and cash of $319,171 in exchange for a 20% interest in the partnership. The other partners collectively contributed cash of $2,811,600 in exchange for the remaining 80% interest. Profits are shared in accordance with the respective Partnership interests. Losses are allocated to one of the other partners up to a cumulative loss limit, and thereafter losses of the partnership shall be allocated to CitySearch Ontario and the other partners at a ratio of 10% and 90%, respectively. CitySearch Ontario is committed to funding up to 10% of any losses of the Partnership. In August 1998, the Company entered into a series of agreements which effectively admitted a new party to the Partnership, reduced the Company's interest in the Partnership to 10% and terminated its commitment to fund any losses of the Partnership.

   Summarized unaudited financial information of Toronto Star CitySearch as of and for the year ended December 31, 1997 is as follows (in thousands):

      As of December 31, 1997:
           Current assets...................................................................................    $ 1,520
           Total liabilities................................................................................      2,006
           Partners' capital................................................................................        758
      For the period ended December 31, 1997:
           Revenues.........................................................................................    $   123
           Loss from operations.............................................................................     (2,658)
           Net loss.........................................................................................     (2,806)

   CitySearch Ontario carries its investment in Toronto Star CitySearch at zero. CitySearch Ontario's share of partnership losses ($258,937) is included in costs of revenues and sales and marketing expenses.

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

4. Income Taxes

   Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax expense is determined by the change in the net asset or liability for deferred taxes.

   The provision for income, franchise and capital taxes of $800, $1,600 and $8,330 is based solely on minimum state tax requirements. The Company's effective tax rate differs from the statutory federal income tax rate, primarily as a result of operating losses not benefited.


The tax effect of temporary differences resulted in net deferred income tax assets and liabilities at December 31 are as follows:

                                                                                     1996                 1997
                                                                                 ------------        --------------
                                                                                           (in thousands)
Deferred tax assets:
 Net operating loss and tax credits........................................         $ 5,485             $ 21,239
 Various accruals..........................................................              58                  636
 Deferred rent.............................................................              14                   77
                                                                                    -------             --------
                                                                                      5,557               21,952
 Less valuation allowance..................................................          (5,103)             (19,650)
                                                                                    -------             --------
Net deferred tax assets....................................................             454                2,302
Deferred tax liabilities:
 Federal benefit for state income taxes....................................            (427)              (1,499)
 Excess of tax depreciation and amortization...............................             (27)                (803)
                                                                                    -------             --------
Deferred tax liabilities...................................................            (454)              (2,302)
                                                                                    -------             --------
                                                                                    $    --             $     --
                                                                                    =======             ========

   Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets. The Company had federal and state operating loss carryforwards of $47,450,000 at December 31, 1997. The federal carryforwards expire principally in the period from 2010 to 2012, and the state carryforwards expire principally in 2003. The Company has generated tax credit carryforwards for federal and state purposes in the amounts of $329,723 and $107,353, respectively, at December 31, 1997. Utilization of the above carryforwards is subject to utilization limitations which may inhibit the Company's ability to use carryforwards in the future.

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

   The following table reconciles the provision for taxes based on income before taxes to the statutory federal income tax rate of 35%:


                                                                 Period from
                                                                September 20,
                                                                1995 (date of                  Year Ended
                                                                formation to                   December 31,
                                                                 December 31,        ------------------------------
                                                                    1995                1996                1997
                                                                 ----------          ----------         -----------
                                                                                   (in thousands)
Tax benefit at statutory rate...............................        $(108)            $(4,864)           $(12,781)
Increase related to:
State taxes, net of federal benefit.........................            1                   1                   5
 Meals and entertainment....................................            1                  17                  30
 Amortization of goodwill...................................           --                 143                 670
 Foreign operations.........................................           --                  --                 203
 Valuation reserve on deferred taxes........................          106               4,705              11,881
                                                                    -----             -------            --------
                                                                   $   --             $     2            $      8
                                                                   ======             =======            ========

5.   Commitments

Leases

   The Company entered into noncancelable capital lease obligations for computers and equipment during the year ended December 31, 1997. In addition, the Company leases its facilities and other office equipment under noncancelable operating lease agreements expiring through 2004. Certain of the Company's leases provide for free rent and escalations. The Company is responsible for other costs such as property taxes, insurance, maintenance and utilities.


The following is a schedule of future minimum lease payments:

                                                                         Operating          Capital
                                                                           Leases            Leases
                                                                         -----------       ----------
                                                                                (in thousands)
    December 31:
       1998.........................................................       $1,321            $1,115
       1999.........................................................        1,191             1,028
       2000.........................................................        1,167               517
       2001.........................................................        1,043                 4
       2002.........................................................          265                --
       Thereafter...................................................          332                --
                                                                           ------            ------
                                                                           $5,319            $2,664
                                                                           ======
Less amount representing interest...................................                            517
                                                                                             ------
Net present value of net minimum lease payments (including..........                         $2,147
 approximately $807 payable currently)..............................                         ======

   Computers, software and equipment under capital leases had an original cost basis of $288,419 and $2,819,842 at December 31, 1996 and 1997, respectively. The net book value of the related computers, software and equipment was $231,267 and $2,157,717 at December 31, 1996 and 1997, respectively.

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

   Rent expense related to operating leases was $7,800, $291,000 and $1,372,000 for the period from September 20, 1995 (date of formation) to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively.

6. Convertible Preferred Stock

   At December 31, 1997 and September 28, 1998, the Company was authorized to issue 14,741,082 and 15,741,082 shares, respectively, of Convertible Preferred Stock with a par value of $0.01 per share. The Company has designated 1,791,173 shares as Series A Convertible Preferred Stock; 450,000 shares as Series B Convertible Preferred Stock; 3,261,024 shares as Series C Redeemable Convertible Preferred Stock; 4,430,313 shares as Series D Redeemable Convertible Preferred Stock; and 5,808,572 shares as Series E Redeemable Convertible Preferred Stock.

   Convertible Preferred Stock issued and outstanding as of December 31, 1997 and September 28, 1998 are as follows:

                                                                   Original          As Converted
                                                  Amount           Per Share        Effective Per
                               Shares            (Net of           Issuance          Share Common
                             Outstanding      issuance cost)         Price           Stock Price         Date First Issued
                             -----------      --------------     -----------       ---------------       -----------------
                                    (in thousands)
Series A.................       1,791             $ 1,620           $0.904             $0.904             October 31, 1995
Series B.................         157                 545            3.467              3.467             June 19, 1996
Series B.................          68                 445            6.525              6.525             June 19, 1997
Series B.................          64                 445            7.000               7.00             June 21, 1998
Series C.................       3,261              11,261            3.467               3.57             May 15, 1996
Series D.................       4,431              28,265            6.525               6.73             December 13, 1996
Series E.................       4,714              31,356            7.000               7.09             November 10, 1997
Series E.................       1,000               6,959            7.000               7.09             May 26, 1998
                               ------             -------
                               15,486             $80,896
                               ======             =======

   Convertible Preferred Stock contains a liquidation preference of an amount per share equal to the price for which such share of Convertible Preferred Stock was originally issued, adjusted for any stock dividends, combinations or splits with respect to such shares, plus any declared and unpaid dividends on the Convertible Preferred Stock. The Series C Redeemable Convertible Preferred Stock contains a May 2006 mandatory redemption provision. The Series D and Series E Redeemable Convertible Preferred Stock contain mandatory redemption provisions with a minimum of an 80% favorable vote, by the holders, beginning December 2004.

   Each share of Convertible Preferred Stock shall be, at the option of the holder, convertible at any time into the number of shares of Common Stock as determined by dividing the original issue price by the conversion price, as defined. At the date of issuance, the conversion price for each series of Convertible Preferred Stock was equal to the original per share issuance price. The conversion price is subject to adjustment for stock splits and stock combinations of outstanding Common Stock. The conversion price for Series C, D and E Redeemable Convertible Preferred Stock, is also adjusted for the forfeiture of Common Stock options outstanding from the date of issuance to the date of conversion. The Convertible Preferred Stock has an automatic conversion feature which provides for each share of Convertible Preferred Stock to be automatically converted into shares of Common Stock based on the then effective conversion price immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

of Common Stock priced above $7.70 per share, with aggregate net proceeds to the Company of not less than $20,000,000. At September 28, 1998, on an unaudited pro forma basis, giving effect to Common Stock option forfeitures through June 30, 1998, each share of Series A and B Convertible Preferred Stock, and Series C, D and E Redeemable Convertible Preferred Stock, was convertible into approximately 1.0, 1.0, .972, .970 and .988 shares of Common Stock, respectively.

   The as-converted effective per share Common Stock price presented in the table above represents the effective price paid by the holders of the Convertible Preferred Stock for each share of Common Stock to be obtained upon conversion. The Convertible Preferred Stock was converted into 15,191,189 shares of Common Stock upon consummation of the Merger and share reclassification discussed in Note 10.

7. Stock Options

   The Company has adopted the 1996 Stock Option Plan (1996 Stock Plan) which authorizes members of management to grant non-statutory stock options or incentive stock options to employees and consultants of the Company and its subsidiaries. As of December 31, 1997 and September 28, 1998 the maximum number of shares of Common Stock to be issued under the plan was 4,000,000 and 5,500,000 shares, respectively. All options granted under the 1996 Stock Plan have been made at prices not less than fair market value of the stock at the date of grant. Options granted under the 1996 Stock Plan are exercisable at various dates over their ten-year life. Options granted under the 1996 Stock Plan vest principally 25% after the first year and ratably over the remaining vesting period.

   The following table summarizes certain information related to options for Common Stock:

                                                                                                    Weighted
                                                                                                     Average
                                                         Number of                                  Exercise
                                                          Shares            Price Per Share           Price
                                                     ----------------     -------------------     -----------
                                                      (in thousands)
Balance at January 1, 1996.........................           --
     Granted during 1996...........................        3,221             $0.10 to $0.75           $0.25
     Forfeited.....................................          314             0.10  to  0.75            0.15
     Exercised.....................................           74             0.10  to  0.75            0.16
                                                           -----
Outstanding at December 31, 1996...................        2,833             0.10  to  0.75            0.26
     Granted during 1997...........................        1,110             0.75  to  3.00            1.83
     Forfeited.....................................          485             0.10  to  2.00            0.64
     Exercised.....................................          726             0.10  to  2.00            0.15
                                                           -----
Outstanding at December 31, 1997...................        2,732             0.10  to  3.00            0.86
     Granted.......................................        1,999             3.00  to  8.67            6.36
     Forfeited.....................................          322             0.10  to  8.00            2.12
     Exercised.....................................          517             0.10  to  7.00            0.32
                                                           -----
Outstanding at September 28, 1998..................        3,892             0.10  to  8.67            3.66
                                                           =====

   Options granted during the year ended December 31, 1997 and the nine months ended September 28, 1998 resulted in a total compensation amount of $272,000 and $1,054,000, respectively, and were recorded as deferred compensation in stockholders equity. The deferred compensation amount will be recognized as compensation expense over the vesting period. During the year ended December 31, 1997 and the nine months ended September 28, 1998, such compensation expense amounted to $10,000 and $356,000, respectively. Options outstanding at December 31, 1996 and 1997 were exercisable for 1,100,000 and 1,135,500 shares of Common Stock, respectively.

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

Common Stock available for future grants at December 31, 1996 and 1997 were 1,093,500 and 544,500 shares, respectively.

   Additional information with respect to outstanding options as of December 31, 1997 is as follows:

                                      Options Outstanding
                      --------------------------------------------------             Options Exercisable
                                                              Weighted-       -------------------------------
                                            Weighted-          Average                              Weighted-
                                             Average          Remaining                              Average
     Range of            Number of          Exercise         Contractual         Number of          Exercise
 Exercise Prices          Shares              Price             Life              Shares              Price
-----------------     --------------      --------------     -----------       -------------       ---------
                      (in thousands)                                          (in thousands)
$0.10 to 0.25             1,206              $0.13              8.18                885              $0.12
0.50 to 0.75                631               0.61              8.83                168               0.57
2.00 to 3.00                895               2.02              9.76                 83               2.00
                          -----                                                   -----
0.10 to 3.00              2,732                                                   1,136
                          =====                                                   =====

   In connection with the Series E Redeemable Convertible Preferred Stock issuance in November 1997, the Company granted warrants to a private placement selling agent to purchase 94,286 shares of Series E Redeemable Convertible Preferred Stock at an exercise price of $8.75 per share in exchange for services. The warrants expire upon a closing of an initial public offering or five years from the grant date, whichever is earlier. The fair value of these warrants was not material at the date of issuance and therefore was included in the amount of Series E Redeemable Convertible Preferred Stock reflected in the accompanying balance sheet.

   Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum-value method, which utilizes a near-zero volatility factor.

                                                                         1996                 1997
                                                                       --------             --------
Expected life (years)..............................................    6 years              5 years
Risk-free interest rate............................................      6.30%                6.30%
Dividend yield.....................................................         --                   --

   This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)


                                                                          Year Ended December 31,
                                                                     ---------------------------------
                                                                         1996                 1997
                                                                     ------------         ------------
                                                                              (in thousands)
Net loss, as reported..............................................    $(13,897)            $(36,526)
Pro forma net loss.................................................     (13,953)             (36,608)
Pro forma basic and diluted historical loss per share..............    $  (1.59)            $  (3.87)
Pro forma basic and diluted loss per share.........................       (1.10)               (1.96)

   The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated. The weighted-average fair value of options granted during the years ended December 31, 1996 and 1997 was $0.19 and $0.56, respectively, for options granted with an exercise price equal to the deemed fair market value, at the date of grant, of the underlying Common Stock. The weighted-average fair value of options, granted with an exercise price less than the deemed fair market value, at the date of grant, of the underlying Common Stock during 1997 was $1.04.

8. Defined Contribution Plan

   In July 1997, the Company established a defined contribution plan for certain qualified employees as defined in the plan. Participants may contribute from 1% to 20% of pretax compensation subject to certain liabilities. The plan does provide for certain discretionary contributions by the Company as defined in the plan. No Company contributions were made for the year ended December 31, 1997.

9. Related Party Transactions

   Included in subscription and service-related party and license and royalty-related party revenues for the year ended December 31, 1997 and the nine months ended September 28, 1998 is approximately $1,044,000 and $1,497,000 of revenues, respectively, generated under the Company's license agreements with stockholders or other related parties. Included in due from licensees at December 31, 1997 and September 28, 1998 is $136,000 and $206,000, respectively, due from stockholders and other related parties.

10. Merger and Related Events

   On September 28, 1998 pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated as of August 12, 1998 (the Merger Agreement) by and among the Company, USA Networks, Inc. (USAi), Ticketmaster Group, Inc. (Ticketmaster Group), a wholly-owned subsidiary of USAi, Ticketmaster Corp., a wholly-owned subsidiary of Ticketmaster Group, Ticketmaster Online and Tiberius, Inc. (Tiberius), a wholly-owned subsidiary of CitySearch, Inc., whereby Tiberius was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly- owned subsidiary of CitySearch, Inc. Under the Merger Agreement, the Company issued 37,238,000 shares of the Company's Common Stock in exchange for 100% of the outstanding common stock of Ticketmaster Online. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online will be treated as the acquiring entity and for accounting purposes the assets acquired and liabilities assumed of the Company will be recorded at their respective fair values. Pursuant to the Merger Agreement, USAi, the indirect parent of Ticketmaster Online, commenced a tender offer (the Tender Offer) to purchase up to 2,924,339 shares of the Company's Common Stock for $8.67 per share. The Tender Offer is scheduled to expire 20 days after its commencement. The Merger Agreement contains a put option which provides that in the event of consummation of the Merger, if a Qualified IPO, as defined, is not closed within twelve, eighteen and twenty-four months following the date of the Merger

                                CITYSEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

Agreement, the holders of the Company's Common Stock could, subject to certain conditions, require USAi to commence an exchange offer for all the then-outstanding shares of Common Stock.

   In addition, concurrently with the execution of the Merger Agreement, the Company received a $50 million loan from USAi in exchange for the convertible promissory note (the Convertible Note). The Convertible Note, in the principal amount of $50 million, bears interest at a rate per annum of 7.00% and, after consummation of the Merger, is generally due and payable on the earlier to occur of (a) August 13, 2005 or (b) 20 days following the closing of a Qualified IPO, as defined.

   Upon consummation of the Merger, the Company amended its Certificate of Incorporation and Bylaws to provide for, among other things, the authorization of 100,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock and 2,883,506 shares of Class C Common Stock. In addition, upon consummation of a share reclassification immediately following the Merger, each share of the Company's outstanding Common Stock was converted into one share of Class A Common Stock entitled to 15 votes per share.

   In connection with the Merger, all the Convertible Preferred Stock outstanding converted into Common Stock. Such shares of Common Stock were subsequently reclassified as shares of Class A Common Stock.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, expected to be incurred by the Company in connection with the sale of Class B Common Stock being registered. All amounts are estimates except the Commission registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

                                                               Amount To
                                                                Be Paid
                                                              -----------
          SEC Registration Fee.............................    $ 12,980
          Printing Fees and Expenses.......................      50,000
          Legal Fees and Expenses..........................     150,000
          Accounting Fees and Expenses.....................      50,000
          Blue Sky Fees and Expenses.......................       5,000
          Transfer Agent and Registrar Fees................       1,000
          Miscellaneous....................................       6,020
                                                               --------
               Total.......................................    $275,000
                                                               ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since inception of Registrant (September 20, 1995), the Registrant has issued and sold the following unregistered securities:

          (1) From September 20, 1995 to September 30, 1998, CitySearch granted options to purchase 6,338,118 shares of CitySearch Common Stock pursuant to its 1996 Stock Plan at exercise prices ranging from $0.10 to $8.67 per share (or 6,338,118 shares of Registrant's Class A Common Stock pursuant to the reclassification of shares which occurred subsequent to the merger of Ticketmaster Online and CitySearch).

          (2) From September 20, 1995 to September 30, 1998, CitySearch issued and sold an aggregate of 1,316,932 shares of Common Stock (or 1,316,932 shares of Registrant's Class A Common Stock) to its employees, directors and consultants upon exercise of stock options granted pursuant to its 1996 Stock Plan at exercise prices ranging from $0.10 to $8.00 per share for an aggregate consideration of approximately $273,000.

          (3) In September 1995, at CitySearch's formation, CitySearch issued and sold 6,622,857 shares of CitySearch Common Stock (or 6,622,857 shares of Registrant's Class A Common Stock) to William Gross for an aggregate cash consideration of $5,000 and for services provided to CitySearch.

          (4) In October 1995, CitySearch issued and sold an aggregate of 4,233,500 shares of CitySearch Common Stock (or 4,233,500 shares of Registrant's Class A Common Stock) for an aggregate cash consideration of $84,670. These shares were issued to the following key founding employees:
     Charles Conn, III; Thomas Layton; Jeffrey Brewer; Kristen Ding; Caskey Dickson; David Holtz; Tamar Halpern; Brad Haugaard; Taylor Wescoatt; Linda Gross; Karen DeDea; Lee Husiuk and Michael Radford.

          (5) From November 1995 to December 1995, CitySearch issued and sold an aggregate of 1,791,173 shares of its Series A Preferred Stock (or 1,791,173 shares of Registrant's Class A Common Stock) for an aggregate cash consideration of approximately $1.6 million. Such shares were issued to the following: David M. Balkin; Robert McLean; Morris Ventures; Robert
     W. Shaw, Jr.; Philip E. Berney; WS Investment Company 95B; William N. Melton; Stuart Cohen; Robert Kavner; Edwin C. Cohen; Peter R. Bleyleben; Steven Spielberg; Gerald Breslauer; Barry S. Volpert; Pando Associates, Ltd.; John Wylie; Jeffrey Glynn and Victoria Jo Edwards, Co- Trustees of the Edwards Family Trust of 1995; Charles R. Conn, II; Taylor Wescoatt; North American Trust Co., TTEE FBO L&W Dickson #410280.

          (6) In June 1996, CitySearch issued an aggregate of 157,074 shares of Series B Preferred Stock (or 157,074 shares of Registrant's Class A Common Stock) at $3.4665 per share as part consideration for the acquisition of MetroBeat. Such shares were issued to the following shareholders of
     MetroBeat: Mark Davies and Joshua White.

          (7) From May 1996 to July 1996, CitySearch issued and sold an aggregate of 3,261,024 shares of Series C Preferred Stock (or 3,170,356 shares of Registrant's Class A Common Stock) for an aggregate cash consideration of approximately $11.3 million. Such shares were issued to the following: GS Capital Partners II, L.P; GS Capital Partners II Offshore, L.P.; Goldman, Sachs & Co. Verwaltungs GmbH; The Goldman Sachs Group, L.P.; AT&T Venture Fund I, L.P.; AT&T Venture Fund II, L.P.; Steven Spielberg; Edwin C. Cohen; Pamela C. Alexander; Barry S. Volpert; Alexander Communications, Inc.; Jeffrey G. Edwards; IRA MSTC Custodian; Morris Ventures; Byters; David White; Robert W. Shaw, Jr.; Charles R. Conn, II; The Pacific Bank, N.A., Trustee E. Keith Thomson IRA; Michael Barton; Eric Higgs; Mark Lewyn; Emily Martin; Douglas M. McPherson; Ted Meisel.

          (8) From December 1996 to October 1997, CitySearch issued and sold an aggregate of 4,430,313 shares of Series D Preferred Stock (or 4,297,824 shares of Registrant's Class A Common Stock) for an aggregate cash consideration of approximately $28.9 million and for services provided to CitySearch. Such shares were issued to the following: GS Capital Partners II, L.P.; GS Capital Partners II Offshore, L.P.; Goldman, Sachs & Co. Verwaltungs GmbH; Stone Street Fund 1996, L.P.; Bridge Street Fund 1996, L.P.; Edwin C. Cohen; EnCompass Group, Inc.; Michael Barton; Mark Lewyn; Brian A. Goler; Emily Bloomfield; Bradley Ramberg; Lamar Rutherford; Kristen Brown; James R. McGovern; AnneMarie Weibel; Debra J. Wilkens; Francesca Colloredo-Mansfeld; Kathryn Takach; Byters; Comcast CitySearch, Inc.; Far West Capital Partners, L.P.; Robert McLean; Morris Ventures; Steven Spielberg; David White; CPQ Holdings, Inc.; Intel Corporation; Bayview Investors, Ltd.; Toronto Star Newspapers Limited; AT&T Venture Fund I, L.P.; AT&T Venture Fund II, L.P.; Bill Gross' idealab!; Alexander Communications, Inc.; The Times Mirror Company; Paul S. Larsen; ServiceMaster Venture Fund L.L.C.; Digital Ink Company and Korn/Ferry International.

          (9) In June 1997, CitySearch issued an aggregate of 68,274 shares of Series B Preferred Stock (or 68,274 shares of Registrant's Class A Common Stock) at $6.5251 per share as additional consideration for the acquisition of Metro Beat. Such shares were issued to the following shareholders of
     MetroBeat: Mark Davies and Joshua White.

          (10) In November 1997, CitySearch issued and sold an aggregate of 4,714,286 shares of Series E Preferred Stock (or 4,655,347 shares of Registrant's Class A Common Stock) for an aggregate cash consideration of approximately $33.0 million. Such shares were issued to the following: USAi; Comcast CitySearch, Inc.; Far West Capital Partners, LP; Intel Corporation; Endurance Fund; Gary Lauder; The Thomas and Janet Unterman Living Trust dated 12/30/94; East Peak Partners; Margaret L. Taylor; David A. Duffield Trust dated 7/14/88; Orchid & Co.; Digital Ink Company; Global Retail Partners, L.P.; DLJ Diversified Partners, L.P.; GRP Partners, L.P.; Global Retail Partners Funding, Inc.; DLJ First ESC L.P. and Schibsted ASA. NationsBanc Montgomery Securities LLC acted as placement agent. As consideration for such services, CitySearch paid NationsBanc $1,546,182 in cash and issued a warrant to purchase shares of Series E Preferred Stock which terms and conditions are described in item (11) below.

          (11) In November 1997, as part consideration for services provided as placement agent, CitySearch issued to NationsBanc a warrant to purchase 94,286 shares of Series E Preferred Stock (or 93,107 shares of Registrant's Class A Common Stock). The warrant was exercisable at any time at an exercise price equal to $8.86 per share of Class A Common Stock and any unexercised portion of the warrant is automatically convertible immediately prior to the closing of this offering. The warrant was exercised in December 1998.

          (12) In May 1998, CitySearch issued an sold an aggregate of 1,000,000 shares of its Series E Preferred Stock (or 987,500 shares of Registrant's Class A Common Stock) for an aggregate cash consideration of approximately $7.0 million. Such shares were issued to the following: USAi and American Express.

          (13) In June 1998, CitySearch issued an aggregate of 63,644 shares of Series B Preferred Stock (or 63,644 shares of Registrant's Class A Common Stock) at $7.00 per share as additional consideration for the acquisition of MetroBeat. Such shares were issued to the following shareholders of
     MetroBeat: Mark Davies and Joshua White.

          (14) In September 1998, CitySearch issued an aggregate of 37,238,000 shares of CitySearch Common Stock (or 37,238,000 of Registrant's Class A Common Stock) as consideration for the acquisition of Ticketmaster Multimedia Holdings, Inc. Such shares were issued to Ticketmaster Corp.

          (15) In September 1998, each issued and outstanding share of CitySearch Common Stock, or 62,486,478 shares, was reclassified into one share of Class A Common Stock of Registrant for no consideration.

          (16) In March 1999, the Registrant issued 793,726 shares of Class B Common Stock as consideration for the acquisition of CityAuction, Inc.

          (17) In June 1999, the Registrant issued 1,924,777 shares of Class B Common Stock as consideration for the acquisition of Match.com, Inc.

     The sales of the securities described in Items 15(1) and 15(2) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The sale of the securities described in Items 15(3) through 15(14) and 15(16) and 15(17) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about CitySearch, or following its merger with Ticketmaster Online in September 1998, Ticketmaster Online--CitySearch or had access, through employment or other relationships, to such information. The sale of securities in Item 15(15) was deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) of the Securities Act as an exchange by the issuer with its existing security holders where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

ITEM 16.  EXHIBITS

(a)  Exhibits
                                                                          Notes
                                                                         -------
     2.1  Agreement and Plan of Reorganization, among CitySearch, Inc.,    (A)*
          MB Acquisition Corporation, MetroBeat, Inc., Mark Davies and
          Joshua White, dated May 31, 1996.

     2.2  Amended and Restated Agreement and Plan of Reorganization,       (A)
          among CitySearch, Inc., Tiberius, Inc., USA Networks, Inc., Ticketmaster Group, Inc., Ticketmaster Corporation and
          Ticketmaster Multimedia Holdings, Inc., dated August 12,
          1998.

     2.3  Agreement and Plan of Reorganization, dated January 8, 1999,     (F)
          by and among Ticketmaster Online--CitySearch, Inc., Nero Acquisition Corp., Inc., CityAuction, Inc., Andrew Rebele and Monica Lee as amended.

     2.4  Agreement and Plan of Reorganization, dated as of February 8,    (E)
          1999, by and among USA Networks, Inc., Ticketmaster Online-CitySearch, Inc., Lycos, Inc., USA Interactive Inc., Lemma,
          Inc. and Tycho, Inc. (the "Merger Agreement"), including Form of Certificate of Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock of USA/Lycos Interactive Networks, Inc. (Exhibit B to the Merger Agreement)

     2.5  Exchange Agreement by and among Cendant Corporation, Cendant      +
          Intermediate Holdings, Inc. and Ticketmaster Online--
          CitySearch, Inc. dated as of May 14, 1999.

     2.6  Agreement and Plan of Reorganization dated June 10, 1999          +
          among Ticketmaster Online--CitySearch, Web Media Ventures LLC
          (dba One & Only Network) and William Bunker, David Kennedy and Glenn Wiggins.

                                                                          Notes
                                                                         -------
      3.1    Form of Amended and Restated Certificate of Incorporation.    (C)

      3.2    Amended and Restated Bylaws.                                  (C)

      4.1    Specimen Class B Common Stock Certificate.                    (C)

      5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional      +
             Corporation, as to the legality of the securities being registered.

     10.1    1996 Stock Option Plan and form of agreement thereunder.      (C)

     10.2    1998 Stock Option Plan and form of agreement thereunder.      (C)

     10.3    1998 Employee Stock Purchase Plan.                            (D)

     10.4    License Agreement between CitySearch, Inc. and Perly,         (A)*
             Inc., dated March 9, 1996.

     10.5    Marketing Agreement between CitySearch, Inc. and American     (A)*
             Express Travel Related Services Company, Inc., dated May
             26, 1998.

     10.6    Employment Agreement between CitySearch, Inc. and Charles     (A)
             Conn, dated May 9, 1996.

     10.7    Unanimous Shareholder Agreement between Tele-Direct           (A)*
             (Services), Inc., Metroland Printing, Publishing &
             Distributing Ltd., CitySearch Canada, Inc. and 1310818
             Ontario, Inc., dated August 31, 1998.

     10.8    Limited Partnership Agreement between Metroland Printing,     (A)*
             Publishing & Distributing Ltd., 1310818 Ontario Inc.,
             CitySearch Canada, Inc., Tele- Direct (Services), Inc., Tele-Direct (Publications), Inc., CitySearch, Inc. and
             Torstar Corporation, dated August 31, 1998.

     10.9    Amended and Restated License and Services Agreement           (A)*
             between CitySearch, Inc. and CitySearch Canada, Inc., dated
             August 31, 1998.

     10.10   Sublicense and Services Agreement between CitySearch          (A)*
             Canada, Inc. and toronto.com, dated August 31, 1998.

     10.11   Non-competition Agreement between Toronto Star Newspapers     (A)*
             Ltd., Tele- Direct (Services), Inc., CitySearch Canada,
             Inc. and Metroland Printing, Publishing & Distributing
             Ltd., dated August 31, 1998.

     10.12   Lease Agreement by and between CitySearch, Inc. and West      (A)
             End Land Development Co., L.P., dated November 7, 1996.

     10.13   Standard Form of Lease, Aeriel Center Executive Park,         (A)
             between Pizzagalli Investment Company and CitySearch, Inc., dated May 8, 1996.

     10.14   Standard Office Lease between CitySearch, Inc. and Sage       (A)
             Realty Corporation, dated May 6, 1997.

     10.15   Standard Office Lease between CitySearch, Inc. and H.         (A)
             Naito Corporation, dated March 6, 1997.

     10.16   Standard Office Lease between CitySearch, Inc. and Brazos     (A)
             Austin Centre, Ltd., dated August 15, 1996.

     10.17   Standard Office Lease between CitySearch, Inc. and Judge      (A)
             Building Group, dated September 10, 199

     10.18   Standard Office Lease between CitySearch, Inc. and Sobel      (A)
             Building Development, dated May 31, 199

     10.19   Standard Office Lease between CitySearch, Inc. and BPG        (A)
             Pasadena, L.L.C. (later assigned to Spieker Properties), dated September 30, 1996.

     10.20   Lease Agreement between CitySearch, Inc. And Secured          (A)
             Properties Investors II, L.P., dated May 13, 1998.

     10.21   License and Services Agreement between CitySearch, Inc.       (A)*
             and Classified Ventures, L.L.C.

     10.22   Convertible Promissory Note issued to CitySearch, Inc. by     (A)
             USA Networks, Inc., dated August 12, 1998.

     10.23   Non-Competition Agreement between CitySearch, Inc.,           (A)
             Ticketmaster Corporation, Ticketmaster Multimedia Holdings,
             Inc., and Charles Conn, dated August 12, 1998.

                                                                          Notes
                                                                         -------
     10.24   Letter Agreement between N2K Inc. and Ticketmaster            (B)*
             Ticketing Co., Inc., dated April 3, 1998, as amended by a
             Letter Agreement by and between the parties, dated
             June 16, 1998.

     10.25   Development and Services Agreement between Ticketmaster       (A)
             Multimedia Holdings, Inc. and Starwave Corporation, dated
             June 28, 1996.

     10.26   License and Services Agreement between Ticketmaster           (A)*
             Corporation, Ticketmaster Multimedia Holdings, Inc. and USA Networks, Inc., dated August 12, 1998.

     10.27   Contribution Agreement dated as of February 8, 1999, by       (E)
             and among USA Networks, Inc., USANi LLC and USA
             Interactive Inc.

     10.28   Stock Option Agreement dated February 8, 1999 between         (E)
             Lycos, Inc. and USA Networks, Inc.

     10.29   Stock Option Agreement dated February 8, 1999 between         (E)
             Lycos, Inc. and Ticketmaster Online--CitySearch.

     10.30   Registration Rights Agreement dated March 29, 1999 by         (G)
             and among Ticketmaster Online CitySearch, Inc., Charter
             Venture Capital, GCA Investments, John Montgomery, Monica
             Lee and Andrew Rebele.

     10.31   Non-competition Agreement dated March 29, 1999 by and         (G)
             among Ticketmaster Online--CitySearch, Inc., CityAuction,
             Inc. and Andrew Rebele.

     10.32   Non-competition Agreement dated March 29, 1999 by and among   (G)
             Ticketmaster Online--CitySearch, Inc., CityAuction, Inc.
             and Monica Lee.

     10.33   Employment Agreement dated March 29, 1999 by and between      (G)
             Ticketmaster Online--CitySearch, Inc. and Andrew Rebele.

     10.34   Employment Agreement dated March 29, 1999 by and between      (G)
             Ticketmaster Online--CitySearch, Inc. and Monica Lee.

     10.35   Registration Rights Agreement dated May 14, 1999 among         +
             Cendant Intermediate Holdings, Inc. and Ticketmaster
             Online--CitySearch.

     10.36 Employment Agreement between Ticketmaster Online--CitySearch (F) and Robert Perkins dated November 25, 1998.

     10.37 Employment Agreement between Ticketmaster Online--CitySearch, (F) Inc. and David Hagan dated November 27, 1998.

     21.1    Subsidiaries of the Registrant.                               (A)

     23.1    Consent of Independent Auditors.                               +

     23.2    Consent of Counsel (included in Exhibit 5.1).                  +

     24.1    Power of Attorney (See signature page).                        +

     27.1    Financial Data Schedule.                                       +

----------------
+  Filed herewith.
* Confidential treatment has been granted with respect to portions of this exhibit.

(A) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on October 19, 1998.

(C) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 6, 1998.

(D) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 20, 1998.

(E) Incorporated by reference to exhibits filed in response to Item 7, "Exhibits," of the Report on form 8-K filed by USA Networks, Inc. (File No. 000-20570) with the Commission on February 26, 1998.

(F) Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 31, 1999.

(G) Incorporated by reference to exhibits filed in response to Item 7, "Exhibits," of the Report on Form 8-K (File No. 000-25041) with the Commission on April 29, 1999.

(b)  Schedules

     Schedule II--Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification by Ticketmaster Online--CitySearch for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Ticketmaster Online--CitySearch, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ticketmaster Online-- CitySearch of expenses incurred or paid by a director, officer or controlling person of Ticketmaster Online--CitySearch in the successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Ticketmaster Online--CitySearch is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Ticketmaster Online--CitySearch pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (d) That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 28 day of June, 1999.

                                       TICKETMASTER ONLINE-CITYSEARCH, INC.

                                       By:  /s/ Charles Conn
                                           -------------------------------------
                                                        Charles Conn
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Charles Conn, Brad Serwin and Thomas McInerney, jointly and severally, his attorney-in-fact, each with the power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the behalf of the Registrant in the capacities and on the dates indicated:

                Signature                                        Title                            Date
----------------------------------------         ------------------------------------         -------------
/s/           Charles Conn                       Chief Executive Officer (Principal           June 28, 1999
----------------------------------------         Executive Officer) and Director
              Charles Conn

/s/         Thomas McInerney                     Chief Financial Officer, Executive Vice      June 28, 1999
----------------------------------------         President, Finance and Administration
            Thomas McInerney                     and Treasurer (Principal Financial and
                                                 Accounting Officer)

/s/           Barry Baker                        Director                                     June 28, 1999
----------------------------------------
              Barry Baker

/s/          Terry Barnes                        Director                                     June 28, 1999
----------------------------------------
             Terry Barnes

/s/          Alan Citron                         Director                                     June 28, 1999
----------------------------------------
             Alan Citron

/s/       Eugene L. Cobuzzi                      Director                                     June 28, 1999
----------------------------------------
          Eugene L. Cobuzzi

/s/          Barry Diller                        Director       June 28, 1999
----------------------------------------
             Barry Diller

/s/        Joseph Gleberman                      Director       June 28, 1999
----------------------------------------
           Joseph Gleberman

/s/         William Gross                        Director       June 28, 1999
----------------------------------------
            William Gross

/s/       Victor A. Kaufman                      Director       June 28, 1999
----------------------------------------
          Victor A. Kaufman

/s/        Robert Kavner                         Director       June 28, 1999
----------------------------------------
           Robert Kavner

/s/       William D. Savoy                       Director       June 28, 1999
----------------------------------------
          William D. Savoy

/s/         Alan Spoon                           Director       June 28, 1999
----------------------------------------
            Alan Spoon

/s/        Thomas Unterman                       Director       June 28, 1999
----------------------------------------
           Thomas Unterman

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS


                     TICKETMASTER ONLINE-CITYSEARCH, INC.


                             Balance at         Balance          Charged to     Charged                          Balance
Description                  Beginning       Transferred at      Costs and      to Other                        at End of
                             of  Period        the Merger         Expenses      Accounts        Deductions       Period
                             ----------      --------------      ---------      --------        -----------     ---------
December 31, 1998            $       --       $68,400             $125,200       $65,900         $221,700(a)     $57,800

(a) Represents amounts written-off against the allowance for doubtful accounts, net of recoveries and reversals.

                                CITYSEARCH, INC

                                   Balance at     Charged to     Charged to                    Balance at
                                   Beginning      Costs and        Other                       the End of
Description                        of Period       Expenses       Accounts      Deductions       Period
                                   ---------       --------       --------      ----------       ------
Period from  September
 (date of formation)                 $  ---        $    ---          $ ---         $   ---      $   ---
 December 31, 1995                      ---             ---            ---             ---          ---
Yeaar ended December 31, 1996           ---             ---            ---             ---          ---
Year ended December 31, 1997            ---        $114,000            ---         $89,000      $25,000

(a) Represents amounts written-off against the allowance for doubtful accounts, net of recoveries and reversals.